Exhibit 2

[TRANSLATION]

Notice to U.S. Shareholders

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Nippon Paper Group, Inc.

2-2, Hitotsubashi 1-chome,

Chiyoda-ku, Tokyo 100-0003, Japan

NOTICE OF THE TWELFTH

ORDINARY GENERAL MEETING OF SHAREHOLDERS

(Ticker Code:      3893)

June 6, 2012

Dear Shareholders:

This is to inform you that the 12th Ordinary General Meeting of Shareholders of Nippon Paper Group, Inc. (the “Company”) will be held as set forth below and that you are cordially invited to attend it.

If you are not able to attend the meeting, we request that you exercise your voting rights in either of the ways in the following page. After reviewing the reference materials for the ordinary general meeting of shareholders set forth below, please exercise your voting rights by 5:00 p.m. on Wednesday, June 27, 2012.

[TRANSLATION]

1. Date and Time: June 28, 2012 (Thursday), at 10:00 a.m.

(Reception is scheduled to start at 9:00 a.m.)

2. Place: “The Tosho Hall” at the 4th floor of The Tokyo Chamber of Commerce & Industry Bldg., 2-2, Marunouchi 3-chome, Chiyoda-ku, Tokyo.

3. Purpose:

Items to be Reported:

(i)

The content of the Business Report and the content of the Consolidated Financial Statements, and the report on the results of the audit conducted on the Consolidated Financial Statements by the Accounting Auditors and the Board of Statutory Auditors, for the 12th Fiscal Period (from April 1, 2011 to March 31, 2012).

(ii)	The content of the Financial Statements for the 12th Fiscal Period (from April 1, 2011 to March 31, 2012)

Matters to be Resolved:

Proposal 1:	Dividend of Surplus

Proposal 2:	Approval for the Absorption-type Merger Agreement between the Company and Nippon Paper Industries Co., Ltd.

Proposal 3:	Decrease of the Amount of Capital Reserves

Proposal 4:	Partial Amendment of the Articles of Incorporation

Proposal 5:	Election of Ten (10) Directors

Proposal 6:	Election of Four (4) Statutory Auditors

Proposal 7:	Election of One (1) Substitute Statutory Auditor

Proposal 8:	Renewal of a Plan against Large-Scale Purchase of the Company’s Shares etc. (Takeover Defense Measures)

[Exercising voting rights in writing]

Please indicate your approval or disapproval of each of the proposals on the Voting Form enclosed herewith, and return the Voting Form to the Company so that it reaches us no later than the deadline in the previous page.

[Exercising voting rights by electronic means (using the Internet, etc.)]

To vote through the Internet, etc., please see the “Guidance Note on the Exercise of Voting Rights through the Internet, etc.” on pages from 144 through 145 first, and then access the company’s designated website for exercising voting rights (http://www.web54.net/), and exercise your voting rights using the “Voting rights execution code” and “password” indicated on the enclosed Voting Form, and mark your approval or disapproval of the proposals by following the instructions on the screen.

[TRANSLATION]

If a voting right is exercised redundantly both in writing and through the Internet, etc., the vote which arrives at the Company later shall be treated as the valid vote; however, if the votes arrive on the same day, the vote through the Internet, etc. shall be treated as the valid vote.

Yours truly,

Yoshio Haga

President, Representative Director

If you attend the meeting in person, please submit the enclosed Voting Form to the receptionist at the place of meeting.

In case that the Company finds any amendment to be made to the Reference Documents for the Shareholders Meeting and/or appendices, such amendment will be notified through the Company’s website (http://www.np-g.com/).

Please note that it will be expected to be hot and humid in the place of meeting because of energy saving measures on the day of the meeting.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

[TRANSLATION]

Reference Documents for the General Meeting of Shareholders

Proposals and Reference Information:

Proposal 1         Dividend of Surplus

We are striving to meet the expectation of shareholders by strengthening of our operating foundation and profitability, and improvement of the sustainable growth of corporate value of the Group as a whole.

Our basic policy concerning dividends is to continue to pay stable dividends to the greatest extent possible, on the basis of a comprehensive consideration of factors such as the business standing of the Group and the retention of sufficient internal reserves.

The Company would like to propose that the year-end dividend for the current fiscal year be disbursed as follows:

(1)	Type of dividend asset
Cash

(2)	Allocation of dividend assets to shareholders and total amount thereof
¥20 per common share of the Company
Total amount of payment: ¥2,323,200,460
The total dividends for the current fiscal year will be ¥30 per common share of the Company, including the interim dividends of ¥10 per common share of the Company disbursed on December 1, 2011.

(3)	Effective date of dividend of surplus
June 29, 2012

[TRANSLATION]

Proposal 2         Approval for the Absorption-type Merger Agreement between the Company and Nippon Paper Industries Co., Ltd.

The Company and Nippon Paper Industries Co., Ltd. (“NPI”) resolved by the Board of Directors’ meetings held on April 25, 2012, respectively, the conclusion of the merger agreement regarding the merger with the Company as the absorbed company in the absorption-type merger and with Nippon Paper Industries as the absorbing company in the absorption-type merger (“Merger”), and will merge in an absorption-type merger and that NPI will be the Surviving Company, and executed the absorption-type merger agreement.

Consequently, shareholders are requested to approve such merger agreement regarding the merger.

The effective date of such merger is April 1, 2013.

I.	Reasons for the Absorption-type Merger

The Company was established as a holding company of NPI and Daishowa Paper Co., Ltd. in March 2001. In April 2003, the Company organized its subsidiaries’ businesses into the paper business and the paperboard business segments, and reorganized its subsidiaries in accordance with such business segments, and the Company has until now worked to increase its corporate value as a holding company.

Regarding Nippon Daishowa Paperboard Co., Ltd. (“Nippon Daishowa Paperboard”), Nippon Paper-Pak Co., Ltd. (“Nippon Paper-Pak”) and Nippon Paper Chemical Co., Ltd. (“Nippon Paper Chemical”), which are to merge with Nippon Paper Industries, each company has expanded its business in its respective industry and contributed profits to the entire Company group. The importance of each company’s business continues to increase. On the other hand, since the business environment surrounding the Company group has changed rapidly (for example, due to diversification of customers’ needs) there has been an increase in the overlapping business fields, customers and products, etc., among these companies, and as a result, it is becoming difficult under the current framework of business for each company to respond to such changes promptly.

In addition, with respect to NPI, which is responsible for the domestic paper business, as the core business of the Company group, since there has been a decrease in domestic demand in the paper business that is expected to continue into the future, the Company group faces the urgent needs to expand in the areas where its businesses are growing, such as package material business, paper cartons business and bio-chemical business.

In light of the situation stated above, the Company believes that it should reconsider the current holding company system and merge the above-mentioned 4 consolidated subsidiaries, as a result of which the resources in the entire Company group can be allocated more promptly and efficiently than ever and the growth areas of the Company group’s businesses can be developed into the core businesses of the Company group along with the domestic paper business.

[TRANSLATION]

The Company group will rebuild the operational structure of its businesses promptly through the measures taken at this time, and will work to further increase the Company’s corporate value.

II.	Details of the Absorption-type Merger Agreement

Absorption-type Merger Agreement (merger of two companies) (copy)

This Absorption-type Merger Agreement (the “Agreement”) is made and entered into by and between Nippon Paper Group Inc. (“NPG”) and Nippon Paper Industries Co., Ltd. (“NPI”).

Article 1 (Method of Merger)

NPG and NPI, based on the spirit of equality, shall conduct an absorption-type merger, with NPI as the company surviving the absorption-type merger and NPG as the company absorbed in the absorption-type merger (the “Merger”).

Article 2 (The Number of the Shares to be Delivered in Merger and Matters Concerning the Allotment)

NPI, in the Merger, shall allot and deliver to all shareholders of NPG common stock recorded on NPG’s shareholder registry as of the day immediately preceding the Effective Date (hereinafter defined in Article 5) other than NPG, one share of NPI’s common stock for each share of NPG common stock that such shareholder owns. The shares to be allotted and delivered shall be treasury shares that NPI is to own on the Effective Date (i.e., NPI’s shares that NPG owned).

Article 3 (Matters Concerning the Amounts of NPI’s Stated Capital and Reserve, etc.)

The amounts of NPI’s stated capital, capital reserve, other capital surplus, earned reserve and other earned surplus to be increased in the Merger shall be the amounts of NPG’s stated capital, capital reserve, other capital surplus, earned reserve and other earned surplus, respectively, on the day immediately preceding the Effective Date of the Merger.

Article 4 (Shareholders’ Meeting to Approve the Merger)

1. NPG, at its 12th ordinary general meeting of shareholders to be held on June 28, 2012, shall request resolution(s) concerning approval of this Agreement and matters

[TRANSLATION]

necessary for the Merger, provided, however, that NPG and NPI, through mutual discussion, may modify such matters if necessary to proceed with the Merger and on other grounds.

2. NPI, at its 88th ordinary general meeting of shareholders to be held on June 22, 2012, shall request resolution(s) concerning approval of this Agreement and matters necessary for the Merger, provided, however, that NPG and NPI, through mutual discussion, may modify such matters if necessary to proceed with the Merger and on other grounds.

Article 5 (Effective Date of the Merger)

The date when the Merger will become effective (the “Effective Date”) shall be April 1, 2013, provided, however, that NPG and NPI, through mutual discussion, may modify such date if necessary to proceed with the Merger and on other grounds.

Article 6 (Succession of Company’s Assets)

1. NPG shall cause NPI to succeed to any and all assets, debts, rights and liabilities of NPG that are based on the balance sheet and accounts of NPG as of March 31, 2012, to and from which increases shall be added and decreases shall be reduced until the day immediately preceding the Effective Date. NPI shall receive such assets, debts, rights and liabilities.

2. NPG shall specify to NPI changes in the assets, debt, rights, and liabilities between April 1, 2012 and the day immediately preceding the Effective Date, together with a statement.

Article 7 (NPG’s Shareholders’ Rights on the Effective Date)

To protect NPG’s shareholders’ rights as of the Effective Date, the following shall be followed.

1. NPI shall grant the right to vote at NPI’s first ordinary general meeting of shareholders that will be held after the Effective Date to the shareholders recorded on NPG’s shareholder registry as of the Effective Date.

2. The record date of the dividends of surplus at NPI’s first ordinary general meeting of shareholders that will be held after the Effective Date shall be the Effective Date.

[TRANSLATION]

Article 8 (Management, etc. of Company Assets)

NPG and NPI shall execute their respective operations and manage any and all assets with the duty of care during the period between the date of this Agreement and the day immediately preceding the Effective Date. NPG and NPI shall, in the event that NPG or NPI conducts an action that may have a material effect on its own assets, rights or obligations, conduct such action after NPG and NPI mutually discuss and agree on such action.

Article 9 (Treatment of NPG’s Employees)

NPI, as of the Effective Date, shall receive all employees of NPG, who shall become NPI’s employees as of the Effective Date. NPG and NPI shall separately discuss and determine the treatment of employees.

Article 10 (Good Faith Obligation)

NPG and NPI shall conduct actions necessary to smoothly proceed with the Merger in good faith, such as obtaining resolutions at NPG’s ordinary general meeting of shareholders provided for in Article 4, and obtaining any authorization, permission, registration, and/or approval necessary for the Merger from government agencies, etc.

Article 11 (Change of Terms and Conditions of Merger and Termination of this Agreement)

NPG and NPI may change the terms and conditions of the Merger or terminate this Agreement, after mutual discussion and agreement, in the event that, between the day of this Agreement and the Effective Date, either NPG’s or NPI’s assets or business situations materially change or any issue which is a material obstacle to the implementation of the Merger arises due to act of God or any other cause.

Article 12 (Effect of this Agreement)

This Agreement shall have no effect in the event that resolution(s) at NPG’s ordinary general meeting of shareholders provided for in Article 4 is not obtained or an approval from a government agency, etc. required pursuant to applicable laws and regulations is not obtained.

Article 13 (Consultation)

NPG and NPI, in addition to the issues specified under this Agreement, shall discuss and determine matters that are not set forth in this Agreement or other matters necessary for the Merger consistent with the purpose of this Agreement.

[TRANSLATION]

IN WITNESS WHEREOF, the parties hereto have caused one original of this Agreement to be executed by each of the parties hereto, and NPG retains the original and NPI retains its copy.

April 25, 2012

NPG:

Yoshio Haga

Representative Director & President

Nippon Paper Group Inc.

2-2 Hitotsubashi 1-Chome

Chiyoda-ku, Tokyo

NPI:

Yoshio Haga

Representative Director & President

Nippon Paper Industries Co., Ltd.

4-1 Ohji 1-Chome

Kita-ku, Tokyo

[TRANSLATION]

III. Outline of each item (excluding items 5 and 6) in Article 182 paragraph (1) of the Ordinance for Enforcement of the Companies Act as of the date when the decision set forth in Article 298 paragraph (1) of the Companies Act is made.

1.	Matters relating to Suitability of the Total Number or Total Amount of and Allotment of the Consideration for the Merger

(1)	NPI will allot and deliver to shareholders, other than the Company, one common share of NPI in exchange for each common share of NPG owned by shareholders of the Company who are recorded in the shareholder registry of the Company on the day immediately preceding the Effective Date of the Merger.

(2)	The Company believes that securing fairness and legitimacy is the first priority, requested a third party institution, Mizuho Securities Co., Ltd. (“Mizuho Securities”) to analyze the impact of the merger on the common shares owned by the Company and the shareholders of the Company, and received the results of such analysis. The Company and NPI determined the merger ratio as stated above after taking fully into account the results of the analysis received from Mizuho Securities, etc.

(3)	The Merger is an absorption-type merger between the wholly owning parent company and the wholly owned subsidiaries, and the treasury shares (shares of NPI owned by the Company) which are to be owned by NPI as of the Effective Date of the Merger will be allotted to the shareholders of the Company at a 1-to-1 ratio. Accordingly, the shareholder composition of the Company at the time of the day immediately preceding the Effective Date of the Merger will not change.

2.	Matters relating to Suitability of the Amounts of Stated Capital and Reserves of NPI, which are to increase through the Absorption-type Merger

The amounts of stated capital and reserves of NPI which are to increase through the Merger will be respectively, the amounts of stated capital and reserves of the Company on the day immediately preceding the Effective Date of the Merger.

The above was decided pursuant to the Ordinance on Accounting of Companies and fair accounting standard to allow realization of agile and flexible capital policies by NPI after the Merger and is deemed suitable.

3.	Reason for Selecting such Type of Assets as Consideration for the Merger

Since NPI is scheduled to list its shares on the Tokyo Stock Exchange as of April 1, 2013, we believed that common shares of NPI are suitable consideration in order to ensure their liquidity.

4.	Matters Considered, in the Case when an Involved Company is under Common Controlling Interest, so as not to Harm Beneficial Interests of Shareholders of the Absorbed Company

[TRANSLATION]

The Company believes that securing fairness and legitimacy is the first priority, requested Mizuho Securities, a third party institution, to analyze the impact of the Merger on the common shares owned by the Company and the shareholders of the Company, and received the results of such analysis. The Company and NPI determined the merger ratio as stated in 1 above after taking fully into account the results of the analysis received from Mizuho Securities, etc.

5.	The Provisions of the Articles of Incorporation of the Surviving Company

Please refer to the Separate Sheet 1 (from page 15 to page 37)

6.	The Market where the Shares to be Delivered through the Absorption-type Merger are to be Traded

Common Shares: First Section of the Tokyo Stock Exchange (to be listed on April 1, 2013)

7.	Intermediary Agent, etc. for Trading of the Shares to be Delivered through the Absorption-type Merger

Common Shares: Nation-wide securities corporations

8.	Market Value

Though shares in NPI are currently not listed on any market, its common shares are scheduled to be listed on the First Section of the Tokyo Stock Exchange on the Effective Date of the Merger (April 1, 2013).

For your reference, the highest and lowest monthly prices per share of the Company’s common shares during the last six months are as follows:

	Nov. 2011	Dec.	Jan. 2012	Feb.	Mar.	Apr.
Highest (yen)	1,825	1,728	1,695	1,815	1,928	1,720
Lowest (yen)	1,542	1,536	1,553	1,600	1,702	1,590

9.	Financial Statements, etc. of the Surviving Company’s Final Business Year and Material Facts arising after Closing of the Fiscal Term

(1)	Financial Statements, etc. of the Surviving Company’s (NPI’s) final business year (year ended in March 2012)

Please refer to the Separate Sheet 2 (from page 38 to page 89)

(2)	Material Facts arising after closing of the fiscal term of the Surviving Company (NPI)

(i)	Absorption-type Merger between the Company and NPI

It was resolved by the Board of Directors’ meetings of the Company and NPI, held on April 25, 2012, respectively, that the Company and NPI, a subsidiary wholly owned by the Company, will merge in an absorption-type merger and that NPI will be the surviving company, and both companies executed the Absorption-type Merger Agreement. The effective date of such merger is April 1, 2013.

[TRANSLATION]

The Company will, at its Ordinary General Meeting of Shareholders to be held on June 28, 2012, and NPI will, at its Ordinary General Meeting of Shareholders to be held on June 22, 2012, respectively obtain an approval of such absorption-type merger agreement. Thereafter, NPI, the surviving company of the absorption-type merger, is scheduled to list its shares on the First Section of the Tokyo Stock Exchange in place of the Company, on April 1, 2013, the effective date of the merger.

(ii)	Absorption-type Merger among NPI, Nippon Daishowa Paperboard, which is a wholly owned subsidiary of the Company, Nippon Paper-Pak and Nippon Paper Chemical, which are wholly owned subsidiaries of NPI

NPI adopted a resolution at its Board of Directors’ meeting held on April 25, 2012, approving the merger among NPI, Nippon Daishowa Paperboard, a wholly owned subsidiary of the Company and Nippon Paper-Pak and Nippon Paper Chemical, which are wholly owned subsidiaries of NPI, and those 4 companies executed a merger agreement. The effective date of such merger is October 1, 2012.

NPI will obtain the approval of such absorption-type merger agreement at its Ordinary General Meeting of Shareholders to be held on June 22, 2012.

(iii)	Reduction in the Amounts of Stated Capital and Reserves and Appropriation of Surplus of NPI

NPI adopted a resolution at its Board of Directors’ meeting held on May 15, 2012, to propose to discuss about reducing the amounts of stated capital and reserves and appropriation of surplus at its Ordinary General Meeting of Shareholders to be held on June 22, 2012.

The details are as follows:

A.	Purpose of the Reduction in the Amounts of Stated Capital and Reserves, and Appropriation of Surplus

Since a deficit was recorded in the retained earnings brought forward at the end of current term, such deficit brought forward will be covered by reducing the amounts of capital reserves and retained earnings reserves, and by appropriation of surplus. After this, for the purpose of realizing flexible and functional capital policies in the future, the amounts of stated capital and capital reserves will be reduced and transferred to the other capital surplus.

B.	Summary of Reduction in the Amounts of Stated Capital and Reserves, and Appropriation of Surplus

(a)	Pursuant to the provisions of Paragraph (1) of Article 448 of the Companies Act, the amounts of capital reserve and retained earnings reserve will be reduced, and transferred to the other capital surplus and other retained earnings surplus, respectively.

Type and Amount of Reduced Reserves:

Capital reserve: 25,037,139,075 yen of 115,089,078,652 yen

Retained earnings reserve: All of 20,696,904,723 yen

Type and Amount of Increased Surplus:

Other capital surplus: 25,037,139,075 yen

[TRANSLATION]

Retained earnings brought forward: 20,696,904,723 yen

(b)	Pursuant to the provisions of Article 452 of the Companies Act, the other capital surplus after the above transfer will be transferred to the retained earnings brought forward and applied to cover the deficit.

Type and amount of decreased surplus:

Other capital surplus: 25,037,139,075 yen

Type and amount of increased surplus:

Retained earnings brought forward: 25,037,139,075 yen

(c)	The amount of Stated capital to be decreased pursuant to the provisions of Paragraph (1) of Article 447 of the Companies Act, and the amount of capital reserves to be decreased pursuant to the provisions of Paragraph (1) of Article 448 of the Companies Act, will be transferred to other capital surplus.

Amount of Stated Capital and Amount of Capital Reserve to be reduced:

Stated capital: 55,730,000,000 yen of 104,873,250,491 yen

Capital reserve: 20,000,000,000 yen of 90,051,939,577 yen

Amount of Surplus to be increased:

Other capital surplus: 75,730,000,000 yen

b.	Time Table for the Reduction in the Amounts of Stated Capital and Reserves (plan)

(1) Resolution date of the Board of Directors	May 15, 2012
(2) Resolution date of the General Meeting of Shareholders	June 22, 2012 (planned)
(3) Effective date of (a) and (b) above	June 22, 2012 (planned)
(4) Public notice to creditors for stating objection	July 18, 2012 (planned)
(5) Last day for creditors to state objection	August 20, 2012 (planned)
(6) Effective date of (c) above	August 21, 2012 (planned)

10.	Material Facts arising after the Settlement Date of the Company

In addition to the facts stated in the preceding section 9, the Company resolved at its Board of Directors’ meeting held on May 15, 2012, to submit a proposal pertaining to the reduction of capital reserve to this Ordinary General Meeting of Shareholders.

The details are as follows:

a.	Purpose of the Reduction in the Amount of Capital Reserve

For the purpose of realizing flexible and functional capital policies, we will reduce the amount of capital reserve and transfer such amount to other capital surplus pursuant to the provisions of Paragraph (1) of Article 448 of the Companies Act.

b.	Summary of the Reduction in the Amount of Capital Reserve

Out of the Company’s current capital reserve of 328,962,542,862 yen (as of March 31, 2012), 315,462,000,000 yen will be reduced.

The reduced amount of 315,462,000,000 yen from capital reserve is scheduled to be transferred to other capital surplus.

[TRANSLATION]

c.	Time Table for the Reduction in the Amount of Capital Reserve (Plan)

(1) Resolution date of the Board of Directors	May 15, 2012
(2) Resolution date of the General Meeting of Shareholders	June 28, 2012 (planned)
(3) Public notice to creditors for stating objection	July 18, 2012 (planned)
(5) Last day for creditors to state objection	August 20, 2012 (planned)
(6) Effective date of reduction of capital reserves	August 21, 2012 (planned)

[TRANSLATION]

(Separate Sheet 1 of Proposal 2)

Articles of Incorporation of Nippon Paper Industries Co., Ltd. (As of May 15, 2012)

Chapter 1: General Provisions

(Trade name)

Article 1 The company shall be called “Nippon Seishi Kabushiki Kaisha.” In English, it shall be written as “Nippon Paper Industries Co., Ltd.”

(Purposes)

Article 2 The company aims at conducting the following business activities:

1)	Manufacture, processing, and sales of papers, pulps and related by-products of those;

2)	Forestry, mining, as well as manufacture, processing and sales of forestry products;

3)	Manufacture, processing, and sales of organic chemical products, inorganic chemical products, and synthetic resin products;

4)	Cultivation, processing, and sales of marine products;

5)	Manufacture, processing, and sales of medical supplies, cosmetics, food products, food additives, beverages, fodder, fodder additives, and fertilizer;

6)	Manufacture, processing, and sales of construction materials, furniture, and civil engineering materials;

7)	Business related to landscaping, gardening, tourism and animal husbandry;

8)	Electricity supply business;

9)	Manufacture, processing, purchase, and sales of paper containers and packaging materials;

10)	Purchase and sales of raw materials, including used paper, for paper-manufacturing;

11)	Design, manufacture and sales of, and technical guidance for, equipment, machinery and utensils related to the businesses mentioned above;

12)	Sales, purchase and rental of real estate, intermediate services for these activities, and management and appraisal of real estate;

13)	Design, surveillance and implementation of civil engineering and construction;

14)	Chemical and physical analysis, testing, inspection and verification in connection with various materials, products, drinkable water, and environmental management;

15)	Operation of hotel, restaurant, athletic, and recreational facilities;

[TRANSLATION]

16)	Non-life insurance agency, and offering of business related to life insurance;

17)	Warehousing;

18)	General freight transportation by automobile and freight forwarding;

19)	Printing;

20)	Sales of garments and miscellaneous daily goods;

21)	Moneylending;

22)	Disposal of industrial and domestic waste; and

23)	All business related to the above items.

(Location)

Article 3 The company’s head office shall be located in Kita-ku, Tokyo, and its factories and offices shall be located in appropriate places according to resolutions of the Board of Directors.

(Governing bodies)

Article 4 The company shall have the following governing bodies in addition to the general meeting of shareholders and Directors:

1)	Board of Directors;

2)	Statutory Auditors;

3)	Board of Statutory Auditors; and

4)	Accounting Auditor.

(Method of public notice)

Article 5 The method of public notice by the company shall be electronic public notice, provided that if as a result of a failure or other unavoidable circumstance public notice cannot be provided by electronic public notice, public notice shall be provided through posting in the Official Gazette (Kanpo) published in Tokyo.

Chapter 2: Stock

(Total number of authorized shares and issuance of share certificates)

Article 6 The total number of authorized shares of the company shall be three hundred million (300,000,000) shares.

2. The company shall issue share certificates for its shares.

3. Notwithstanding the provisions of the preceding paragraph, the company shall not issue share certificates for shares constituting less than one share unit. Provided, however, that this provision shall not apply to the matters otherwise provided for in the rules regarding the handling of shares.

[TRANSLATION]

(Share unit)

Article 7 The share unit of the company shall be one hundred (100).

(Rights regarding shares constituting less than one share unit)

Article 8 A shareholder of the company (including a beneficial owner; hereinafter the same interpretation being applicable) may not exercise rights with respect to shares constituting less than one share unit other than the rights listed below:

1)	Rights specified in each item of Paragraph (2) of Article 189 of the Companies Act;

2)	Rights to make a demand provided for in Paragraph (1) of Article 166 of the Companies Act; and

3)	Rights to receive an allotment of shares for subscription or share options for subscription in accordance with the number of shares held by the shareholder.

(Administrator of shareholder register)

Article 9 The company shall have an administrator of shareholder register.

2. The administrator of shareholder register and the place for handling the work thereof shall be determined through resolution of the Board of Directors, and public notice shall be given thereof.

3. The preparation and keeping of the company’s shareholder register (including a shareholder register of the beneficial owners; hereinafter the same interpretation being applicable), the original register of subscription warrants, and the register of lost share certificates, and other business concerning the shareholder register, the original register of subscription warrants, and the register of lost share certificates shall be entrusted to the administrator of shareholder register, and shall not be dealt with by the company.

(Share handling rules)

Article 10 The handling of the company’s shares, the fees therefor and the method of exercising shareholders’ rights shall be subject to the rules regarding the handling of shares as set forth by the Board of Directors, in addition to applicable laws and ordinances or these Articles of Incorporation.

[TRANSLATION]

Chapter 3: General Meeting of Shareholders

(Convocation)

Article 11 The company’s ordinary general meeting of shareholders shall be convened within three (3) months of the day after the last day of each business year, and extraordinary general meetings of shareholders shall be convened whenever necessary.

2. Unless otherwise provided for by laws and ordinances, the general meetings of shareholders shall be convened by the President in accordance with the resolution of the Board of Directors.

3. In the event that the President is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

4. The general meetings of shareholders shall be held within the 23 wards (ku) of Tokyo.

(Record date for an ordinary general meeting of shareholders)

Article 12 The record date for exercise of shareholders’ voting rights at the company’s ordinary general meeting of shareholders shall be March 31 of each year.

(Chairperson)

Article 13 The President of the company shall act as the chairperson over the general meeting of shareholders. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Disclosure of reference documents for general meeting of shareholders, etc., via the Internet and deemed provision)

Article 14 Upon convening the general meeting of shareholders, it may be deemed that the company has provided the shareholders with necessary information that should be described or indicated in reference documents for general meetings of shareholders, business reports, non-consolidated financial statements and consolidated financial statements, on the condition that such information is disclosed via the Internet in accordance with the applicable ordinance of the Ministry of Justice.

(Method of adopting resolutions)

Article 15 Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, resolutions of the general meeting of shareholders shall be adopted by a majority vote of the voting rights of attending shareholders who are entitled to exercise their voting rights.

[TRANSLATION]

2. Resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of attending shareholders, a quorum for which shall be the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights.

(Exercise of voting rights by proxy)

Article 16 Shareholders may exercise their voting rights by appointing as proxy any other one (1) shareholder of the company with voting rights.

2. Such shareholder or proxy must file with the company a document evidencing the proxy’s power of representation, for each separate general meeting of shareholders.

Chapter 4: Directors and the Board of Directors

(Election)

Article 17 Directors shall be elected at the general meeting of shareholders.

2. In order to adopt a resolution for the election of Directors at the general meeting of shareholders, the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights shall be required.

3. Cumulative voting shall not be adopted with regard to resolutions for the election of Directors.

(Term of office)

Article 18 The term of office for Directors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year of their election.

2. The term of office for Directors elected as additional members or to fill a vacancy shall expire at the time that the other serving Directors’ terms of office will expire.

(Representative Directors and Executive Directors)

Article 19 The Board of Directors shall appoint Representative Director(s) by a resolution thereof.

2. The Board of Directors may appoint from among the Directors one (1) President, and a few Vice Presidents, Senior Managing Directors, and Managing Directors.

[TRANSLATION]

3. The President shall supervise and execute the business of the company based on the resolutions of the Board of Directors, and the Vice Presidents, Senior Managing Directors and Managing Directors shall assist the President and execute the business of the company.

4. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Convocation of the meeting of the Board of Directors)

Article 20 Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, the meetings of the Board of Directors shall be convened by the President. In the event that the President is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

2. Convocation notices for the meetings of the Board of Directors shall be dispatched to each Director and Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.

3. The meeting of the Board of Directors may be held without conforming to the procedures of convocation when the consent of all Directors and Statutory Auditors has been obtained.

(Chairperson of the Board of Directors)

Article 21 The President shall preside over meetings of the Board of Directors. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Resolutions of the Board of Directors)

Article 22 Resolutions of the Board of Directors shall be adopted at meetings attended by a majority of all the Directors who can participate in the vote, and by a majority of the votes of those Directors in attendance.

2. The company shall deem a resolution to be adopted by the Board of Directors at the time the requirements set forth in Article 370 of the Companies Act are satisfied.

[TRANSLATION]

Chapter 5: Statutory Auditors and the Board of Statutory Auditors

(Election)

Article 23 Statutory Auditors shall be elected at the general meeting of shareholders.

2. In order to adopt a resolution for the election of Statutory Auditors at the general meetings of shareholders, the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights shall be required.

(Effective period of resolution in connection with electing substitute Statutory Auditor)

Article 24 The effective period of a resolution with respect to the election of a substitute Statutory Auditor shall be until the commencement of the ordinary general meetings of shareholders with respect to the last business year ending within two (2) years of their election.

(Term of office)

Article 25 The term of office for Statutory Auditors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years of their election.

2. The term of office for Statutory Auditor(s) elected to fill a vacancy left by a Statutory Auditor who retired before the expiration of his or her term of office shall expire at the time when the term of office for such retired Statutory Auditor would have otherwise expired.

(Full-time Statutory Auditor and Standing Statutory Auditor)

Article 26 The Board of Statutory Auditors shall appoint full-time Statutory Auditor(s) by a resolution thereof.

2. The Board of Statutory Auditors may appoint Standing Statutory Auditor(s) by a resolution thereof.

(Convocation notices for the meeting of the Board of Statutory Auditors)

Article 27 Convocation notices for the meetings of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.

[TRANSLATION]

2. The meeting of the Board of Statutory Auditors may be held without conforming to the procedures of convocation when the consent of all Statutory Auditors has been obtained.

(Resolution of the Board of Statutory Auditors)

Article 28 Unless otherwise provided for by laws or ordinances, resolutions of the Board of Statutory Auditors shall be adopted by a majority of the votes of all the Statutory Auditors.

Chapter 6: Accounting Auditor

(Election)

Article 29 An Accounting Auditor shall be elected at the general meeting of shareholders.

(Term of office)

Article 30 The term of office for an Accounting Auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year of its election.

2. Unless otherwise resolved at the ordinary general meeting of shareholders set forth in sub-article (1) above, the Accounting Auditor shall be deemed to be re-elected at such ordinary general meeting of shareholders.

Chapter 7: Accounts

(Business year)

Article 31 The company’s business year shall be a one (1) year period from April 1 of each year to March 31 of the following year.

(Record date for distribution of surplus)

Article 32 The record date for any year-end distribution of dividends of the company shall be March 31 of each year.

2. In addition to the above sub-article, the surplus may be distributed by setting another record date therefor.

[TRANSLATION]

(Interim dividends)

Article 33 The company may, by a resolution of the Board of Directors, distribute interim dividends as of the record date, which is September 30, of each year.

(Annulment of dividend payments)

Article 34 If dividend assets are in cash and are not received by shareholders within five (5) full years from the date of commencement of the payment thereof, the company shall be relieved from the obligation to pay such dividend.

2. The dividends shall bear no interest.

[TRANSLATION]

Proposed Amendment of the Articles of Incorporation

of Nippon Paper Industries Co., Ltd.

It is scheduled that the Ordinary General Meeting of Shareholders’ of Nippon Paper Industries Co., Ltd. to be held on June 22, 2013, will approve the proposed amendment of the Articles of Incorporation as follows.

The amendment to Article 34 is scheduled to come into force as of June 22, 2012, and the amendments to those Articles other than Article 34 are scheduled to come into force as of April 1, 2013.

(The underlines reflect said amendments.)

The Existing Articles of Incorporation	Amendment proposals
Chapter 1: General Provisions (Trade name) Article 1. The company shall be called “Nippon Seishi Kabushiki Kaisha”. In English, it shall be written as “Nippon Paper Industries Co., Ltd.”.	Chapter 1: General Provisions (Trade name) Article 1. (No change)

(Purposes) Article 2. The company aims at conducting the following business activities:

(Purposes)

Article 2. The company aims at conducting the following business activities, and controlling and managing the companies conducting the following business activities and the overseas companies conducting corresponding business activities through ownership of such companies’ shares:

1. Manufacture, processing, and sales of papers, pulps and related by-products of those;	(1) Manufacture, processing, purchase and sales of papers and pulps, etc.;

(moved from existing Item 9)	(2) Manufacture, processing, purchase and sales of paper containers and packaging materials;

2. Forestry, mining, as well as manufacture, processing and sales of forestry products;	(3) Forestry, logging as well as manufacture, processing, purchase and sales of wood chips;

3. Manufacture, processing, and sales of organic chemical products, inorganic chemical products, and synthetic resin products;	(4) (same as existing Item 10) (move to Item 6)

4. Cultivation, processing, and sales of marine products;	(deleted)

[TRANSLATION]

5. Manufacture, processing, and sales of medical supplies, cosmetics, food products, food additives, beverages, fodder, fodder additives, and fertilizer;	(5) Manufacture, processing, and purchase and sales of medical supplies, cosmetics, food products, food additives, soft drinks, fodder, fodder additives, and fertilizer;

(moved from existing Item 3)	(6) Manufacture, processing, purchase and sales of industrial chemicals as well as synthetic resin materials for industrial and civil engineering;

(a new provision)	(7) Processing, purchase and sales of plastic films;

6. Manufacture, processing, and sales of construction materials, furniture and civil engineering materials;	(8) Manufacture, processing, purchase and sales of particle boards, joinery, furniture, construction materials and concrete admixtures;

7. Business related to landscaping, gardening, tourism and animal husbandry;	(9) Planning, designing and construction of landscaping and greenery work as well as manufacture, purchase and sales of trees for greenery and greenery materials;

8. Electricity supply business;	(10) (same as existing Item 8)

9. Manufacture, processing, purchase, and sales of paper containers and packaging materials;	(moved to Item 2)

10. Purchase and sales of raw materials, including used paper, for paper manufacturing;	(moved to Item 4)

11. Design, manufacture and sales of, and technical guidance for, equipment, machinery and utensils related to the businesses mentioned above;	(11) Design, manufacture, purchase and sales and lease of, and technical guidance for, equipment, machinery and utensils related to the businesses mentioned above;

12. Sales, purchase and rental of real estate, intermediate services for these activities, and management and appraisal of real estate;	(12) Sales, purchase and rental of real estate, intermediate services for these activities, and management and appraisal of real estate;

[TRANSLATION]

13. Design, surveillance and implementation of civil engineering and construction;	(13) Design, surveillance and implementation of civil engineering and residential land development;

14. Chemical and physical analysis, testing, inspection and verification in connection with various materials, products, drinkable water, and environmental management;	(14) Business related to Environment measurement verification;

15. Operation of hotel, restaurant, athletic and recreational facilities;	(15) Operation of hotel, restaurant and amusement facilities, including sports facilities, video game arcades, etc.;

16. Non-life insurance agency, and offering of business related to life insurance;	(16) Non-life insurance agency, and offering of business related to life insurance;

17. Warehousing;	(17) (same as existing Item 17)

18. General freight transportation by automobile and freight forwarding;	(18) (same as existing Item 18)

19. Printing;	(19) (same as existing Item 19)

20. Sales of garments and miscellaneous daily goods;	(20) Purchase and sales of garments and miscellaneous daily goods;

21. Moneylending;	(moved to Item 23)

22. Disposal of industrial and domestic waste;	(21) Disposal of industrial waste;

(a new provision)	(22) Leasing of office machinery and equipment, and automobiles;

23. All business related to the above items.	(23) (same as existing Item 21)

(a new provision)	(24) All business related to any of the preceding items;

2. The company may operate any and all business associated with or related to any of the preceding items;

[TRANSLATION]

(Location)

Article 3. The company’s head office shall be located in Kita-ku, Tokyo, and its factories and offices shall be located in appropriate places according to resolutions of the Board of Directors.

(Head Office Location) Article 3. The company’s head office shall be located in Kita-ku, Tokyo.

(Governing bodies)

Article 4. The company shall have the following governing bodies in addition to the general meeting of shareholders and Directors:

1. Board of Directors;

2. Statutory Auditors;

3. Board of Statutory Auditors; and

4. Accounting Auditor.

(Governing bodies)

Article 4. The company shall have the following governing bodies in addition to the general meeting of shareholders and Directors:

(1) Board of Directors;

(2) Statutory Auditors;

(3) Board of Statutory Auditors; and

(4) Accounting Auditor.

(Method of public notice)

The method of public notice by the company shall be electronic public notice, provided that if as a result of a failure or other unavoidable circumstance public notice cannot be provided by electronic public notice, public notice shall be provided through posting in the Official Gazette (Kanpo) published in Tokyo.

(Method of public notice)

The method of public notice by the company shall be electronic public notice, provided that if as a result of a failure or other unavoidable circumstance public notice cannot be provided by electronic public notice, public notice shall be provided through posting in the NIKKEI newspaper circulated in Tokyo.

Chapter 2: Stock	Chapter 2: Stock

(Total number of authorized shares and issuance of share certificates) Article 6. The total number of authorized shares of the company shall be three hundred million (300,000,000) shares.	(Total number of authorized shares) Article 6. The total number of authorized shares of the company shall be three hundred million (300,000,000) shares.

2. The company shall issue share certificates for its shares.	(deleted)

3. Notwithstanding the provisions of the preceding paragraph, the company shall not issue share certificates for shares constituting less than one share unit. Provided, however, that this provision shall not apply to the matters otherwise provided for in the rules regarding the handling of shares.

(deleted)

[TRANSLATION]

(a new provision)	(Acquisition of Own Shares) Article 7. The company may acquire its own shares by resolution of the Board of Directors pursuant to the provisions of Paragraph (2) of Article 165 of the Companies Act.

(Share unit) Article 7. The share unit of the company shall be one hundred (100).	(Share unit) Article 8. The share unit of the company shall be one hundred (100).

(Rights regarding shares constituting less than one share unit)	(Rights regarding shares constituting less than one share unit)

Article 8. A shareholder of the company (including a beneficial owner; hereinafter the same interpretation being applicable) may not exercise rights with respect to shares constituting less than one share unit other than the rights listed below:

Article 9. A shareholder of the company may not exercise rights with respect to shares constituting less than one share unit other than the rights listed below:
1. Rights specified in each item of Paragraph (2) of Article 189 of the Companies Act;	(1) Rights specified in each item of Paragraph (2) of Article 189 of the Companies Act;

2. Rights to make a demand provided for in Paragraph (1) of Article 166 of the Companies Act; and	(2) Rights to make a demand provided for in Paragraph (1) of Article 166 of the Companies Act;

3. Rights to receive an allotment of shares for subscription or share options for subscription in accordance with the number of shares held by the shareholders.	(3) Rights to receive an allotment of shares for subscription or share options for subscription in accordance with the number of shares held by the shareholders; and

(a new provision)	(4) Rights to make a demand pursuant to the provisions set out in the following Article.

(a new provision)

(Additional Purchase of Shares by Shareholders with less than One Share Unit)

Article 10. The shareholder of the company may demand that the company sell to the shareholder a number of shares which will, together with the number of shares less than one share unit held by such shareholder, result in such shareholder holding one complete share unit, pursuant to the provisions of the Share handling rules.

[TRANSLATION]

(Administrator of shareholder register) Article 9. The company shall have an administrator of shareholder register.	(Administrator of shareholder register) Article 11. The company shall have an administrator of shareholder register.

2. The administrator of shareholder register and the place for handling the work thereof shall be determined through resolution of the Board of Directors, and public notice shall be given thereof.	2. The administrator of shareholder register and the place for handling the work thereof shall be determined through resolution of the Board of Directors, and public notice shall be given thereof.

3. The preparation and keeping of the company’s shareholder register (including a shareholder register of the beneficial owners; hereinafter the same interpretation being applicable), the original register of subscription warrants, and the register of lost share certificates, and other business concerning the shareholder register, the original register of subscription warrants, and the register of lost share certificates shall be entrusted to the administrator of shareholder register, and shall not be dealt with by the company.

3. The preparation and keeping of the company’s shareholder register and the original register of subscription warrants, and other business concerning the shareholder register and the original register of subscription warrants, shall be entrusted to the administrator of shareholder register, and shall not be dealt with by the company.

(Share handling rules)	(Share handling rules)
Article 10. The handling of the company’s shares, the fees therefor and the method of exercising shareholders’ rights shall be subject to the rules regarding the handling of shares as set forth by the Board of Directors, in addition to applicable laws and ordinances or these Articles of Incorporation.	Article 12. The handling of the company’s shares, the fees therefor and the method of exercising shareholders’ rights shall be subject to the rules regarding the handling of shares as set forth by the Board of Directors, in addition to applicable laws and ordinances or these Articles of Incorporation.

Chapter 3: General Meeting of Shareholders	Chapter 3: General Meeting of Shareholders

(Convocation)

Article 11. The company’s ordinary general meeting of shareholders shall be convened within three (3) months of the day after the last day of each business year, and extraordinary general meeting of shareholders shall be convened whenever necessary.

(Convocation)

Article 13. The company’s ordinary general meeting of shareholders shall be convened within three (3) months of the day after the last day of each business year, and extraordinary general meeting of shareholders shall be convened whenever necessary.

[TRANSLATION]

2. Unless otherwise provided for by laws and ordinances, the general meetings of shareholders shall be convened by the President in accordance with the resolution of the Board of Directors.	2. Unless otherwise provided for by laws and ordinances, the general meetings of shareholders shall be convened by the Director, President in accordance with the resolution of the Board of Directors.

3. In the event that the President is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

3. In the event that the Director, President is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

4. The general meetings of shareholders shall be held within the 23 wards (ku) of Tokyo.	(deleted)

(Record date for an ordinary general meeting of shareholders)

Article 12. The record date for exercise of shareholders’ voting rights at the company’s ordinary general meeting of shareholders shall be March 31 of each year.

(Record date for an ordinary general meeting of shareholders) Article 14. (same as existing Article 12)

(Chairperson)

Article 13. The President of the company shall act as the chairperson over the general meeting of shareholders. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Chairperson)

Article 15. The Director, President of the company shall act as the chairperson over the general meeting of shareholders. In the event that the Director, President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Disclosure of reference documents for general meeting of shareholders, etc. via the Internet and deemed provision)

Article 14. Upon convening the general meeting of shareholders, it may be deemed that the company has provided the shareholders with necessary information that should be described or indicated in reference documents for general meetings of shareholders, business reports, non-

(Disclosure of reference documents for general meeting of shareholders, etc. via the Internet and deemed provision)

Article 16. Upon convening the general meeting of shareholders, it may be deemed that the company has provided the shareholders with necessary information that should be described or indicated in reference documents for general meetings of shareholders, business reports, non-

[TRANSLATION]

consolidated financial statements and consolidated financial statements, on the condition that such information is disclosed via the Internet in accordance with the applicable ordinance of the Ministry of Justice.	consolidated financial statements, on the condition that such information is disclosed via the Internet in accordance with the applicable ordinance of the Ministry of Justice.

(Method of adopting resolutions)	(Method of adopting resolutions)

Article 15. Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, resolutions of the general meeting of shareholders shall be adopted by majority vote of the voting rights of attending shareholders who are entitled to exercise their voting rights.	Article 17. Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, resolutions of the general meeting of shareholders shall be adopted by majority vote of the voting rights of attending shareholders who are entitled to exercise their voting rights.

2. Resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of attending shareholders, a quorum for which shall be the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights.

2. Resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by an affirmative vote of two-thirds (2/3) or more of the voting rights of attending shareholders, a quorum for which shall be the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights.

(Exercise of voting rights by proxy)	(Exercise of voting rights by proxy)

Article 16. Shareholders may exercise their voting rights by appointing as proxy any other one (1) shareholder of the company with voting rights.	Article 18. Shareholders may exercise their voting rights by appointing as proxy any other one (1) shareholder of the company with voting rights.

2. Such shareholder or proxy must file with the company a document evidencing the proxy’s power of representation, for each separate general meeting of shareholders.	2. Such shareholder or proxy must file with the company a document evidencing the proxy’s power of representation, for each separate general meeting of shareholders.

Chapter 4: Directors and the Board of Directors	Chapter 4: Directors and the Board of Directors

(a new provision)	(Number of Directors)

Article 19. The number of Directors of the company shall not exceed twelve (12).

(Election)	(Election)

Article 17. Directors shall be elected at the general meeting of shareholders.	Article 20. Directors shall be elected at the general meeting of shareholders.

[TRANSLATION]

2. In order to adopt a resolution for the election of Directors at the general meeting of shareholders, the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights shall be required.

2. The resolution for the election of Directors shall be adopted by a majority vote of the voting rights of attending shareholders, a quorum for which shall be one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights.

3. Cumulative voting shall not be adopted with regard to resolutions for the election of Directors.	3. Cumulative voting shall not be adopted with regard to resolutions for the election of Directors.

(Term of office)	(Term of Office)

Article 18. The term of office for Directors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year of their election.	Article 21. The term of office for Directors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one (1) year of their election.

2. The term of office for Directors elected as additional members or to fill a vacancy shall expire at the same time that the other serving Directors’ terms of office will expire.	2. The term of office for Directors elected as additional members or to fill a vacancy shall expire at the same time that the other currently serving Directors’ terms of office expire.

(Representative Directors and Executive Directors)	(Representative Directors and Executive Directors)

Article 19. The Board of Directors shall appoint Representative Director(s) by a resolution thereof.	Article 22. The Board of Directors shall appoint Representative Director(s) by a resolution thereof.

2. The Board of Directors may appoint from among the Directors one (1) President, and a few Vice Presidents, Senior Managing Directors and Managing Directors.	2. The Board of Directors may appoint one (1) Director, Chairman and one (1) Director, President, and a few Vice Presidents, Senior Managing Directors and Managing Directors by resolution thereof.

3. The President shall supervise and execute the business of the company based on the resolutions of the Board of Directors, and Vice Presidents, Senior Managing Directors and Managing Directors shall assist the President and execute the business of the company.

(deleted)

[TRANSLATION]

4. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

3. In the event that the Director, President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

(Convocation of the meeting of the Board of Directors)	(Convocation of the meeting of the Board of Directors)

Article 20. Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, the meetings of the Board of Directors shall be convened by the President.	Article 23. Unless otherwise provided for by laws or ordinances, or these Articles of Incorporation, the meetings of the Board of Directors shall be convened by the Director, Chairman.

In the event that the President is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

2. In the event that the office of Director, Chairman is vacant or he or she is unable to act, one of the other Directors shall convene such meetings in accordance with the order of priority determined in advance by the Board of Directors.

2. Convocation notices for the meetings of the Board of Directors shall be dispatched to each Director and Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.

3. Convocation notices for the meetings of the Board of Directors shall be dispatched to each Director and Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.

3. The meeting of the Board of Directors may be held without conforming to the procedures of convocation when the consent of all Directors and Statutory Auditors has been obtained.	4. The meeting of the Board of Directors may be held without conforming to the procedures of convocation when the consent of all Directors and Statutory Auditors has been obtained.

(Chairperson of the Board of Directors)	(Chairperson of the Board of Directors)

Article 21. The President shall preside over meetings of the Board of Directors. In the event that the President is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.	Article 24. The Director, Chairman shall preside over meetings of the Board of Directors. In the event that the office of Director, Chairman is vacant or he or she is unable to act, one of the other Directors shall take his or her place in accordance with the order of priority determined in advance by the Board of Directors.

[TRANSLATION]

(Resolutions of the Board of Directors)	(Resolutions of the Board of Directors)

Article 22. Resolutions of the Board of Directors shall be adopted at meetings attended by a majority of all the Directors who can participate in the vote, and by a majority of the votes of those Directors in attendance.	Article 25. (same as existing Article 22)

2. The company shall deem a resolution to be adopted by the Board of Directors at the time the requirements set forth in Article 370 of the Companies Act are satisfied.

(a new provision)	(The Contract for Limitation of Liability with Outside Directors)

Article 26. The company may, pursuant to the provisions of Paragraph (1) of Article 427 of the Companies Act, execute a contract for limitation of liability with the Outside Directors, which limits liability for damages due to negligence of their duties, provided, however, that their maximum amount of liability shall be the amount set forth by laws or ordinances.

Chapter 5: Statutory Auditors and the Board of Statutory Auditors	Chapter 5: Statutory Auditors and the Board of Statutory Auditors

(a new provision)	(Number of Statutory Auditors)

Article 27. The number of Statutory Auditors of the company shall not exceed four (4).

(Election)	(Election)

Article 23. Statutory Auditors shall be elected at the general meeting of shareholders.	Article 28. Statutory Auditors shall be elected at the general meeting of shareholders.

2. In order to adopt a resolution for the election of Statutory Auditors at the general meetings of shareholders, the attendance of shareholders with one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights shall be required.

2. The resolution for the election of Statutory Auditors shall be adopted by a majority vote of the voting rights of attending shareholders, a quorum for which shall be one-third (1/3) or more of the voting rights of shareholders who are entitled to exercise their voting rights.

(Effective period of resolution in connection with electing substitute Statutory Auditor)	(Effective period of resolution in connection with electing substitute Statutory Auditor)

[TRANSLATION]

Article 24. The effective period of a resolution with respect to the election of a substitute Statutory Auditor shall be until the commencement of the ordinary general meetings of shareholders with respect to the last business year ending within two (2) years of their election.	Article 29. (same as existing Article 24)

(Term of office)	(Term of office)

Article 25. The term of office for Statutory Auditors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four (4) years of their election.	Article 30. (same as existing Article 25)

2. The term of office for Statutory Auditors elected to fill a vacancy left by a Statutory Auditor who retired before the expiration of his or her term of office shall expire at the time when the term of office for such retired Statutory Auditor would have otherwise expired.

(Full-time Statutory Auditor and Standing Statutory Auditor)	(Full-time Statutory Auditor and Standing Statutory Auditor)

Article 26. The Board of Statutory Auditors shall appoint full-time Statutory Auditor(s) by a resolution thereof.	Article 31. (same as existing Article 26)

2. The Board of Statutory Auditors may appoint Standing Auditor(s) by a resolution thereof.

(Convocation notices for the meeting of the Board of Statutory Auditors)	(Convocation notices for the meeting of the Board of Statutory Auditors)

Article 27. Convocation notices for the meetings of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.	Article 32. Convocation notices for the meetings of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor at least five (5) days prior to the date of the meetings. Provided, however, that this time period may be shortened in case of exigency.

2. The meeting of the Board of Statutory Auditors may be held without conforming to the procedures of convocation when the consent of all Statutory Auditors has been obtained.	2. The meeting of the Board of Statutory Auditors may be held without conforming to the procedures of convocation when the consent of all Statutory Auditors has been obtained.

[TRANSLATION]

(Resolution of the Board of Statutory Auditors)	(Resolution of the Board of Statutory Auditors)

Article 28. Unless otherwise provided for by laws or ordinances, resolutions of the Board of Statutory Auditors shall be adopted by a majority of the votes of all the Statutory Auditors.	Article 33. Unless otherwise provided for by laws or ordinances, resolutions of the Board of Statutory Auditors shall be adopted by a majority of the votes of all the Statutory Auditors.

(a new provision)	(The Contract for Limitation of Liability with Outside Statutory Auditors)

Article 34. The company may, pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, execute a contract for limitation of liability with the Outside Statutory Auditors, which limits liability for damages due to negligence of their duties, provided, however, that their maximum amount of liability shall be the amount set forth by laws or ordinances.

Chapter 6: Accounting Auditor	Chapter 6: Accounting Auditor

Article 29 through Article 30	Article 35 through Article 36

(The body texts are omitted)	(same as existing Article 29 through 30)

Chapter 7: Accounts	Chapter 7: Accounts

Article 31 through Article 34	Article 37 through Article 40

(The body texts are omitted)	(same as existing Article 31 through 34)

(a new provision)	Supplementary Provisions

(a new provision)	Article 1. The company shall offer the voting rights pertaining to the first ordinary general meeting of shareholders of the company to be held after April 1, 2013, to shareholders of the company recorded on the company’s shareholder register as of April 1, 2013. In this case, the provisions regarding the record date in Chapter 3 shall not apply.

(a new provision)	Article 2. The record date for distribution of surplus for the first ordinary general meeting of shareholders of the company to be held after April 1, 2013, shall be April 1, 2013. In this case, the provisions regarding the record date in Chapter 7 shall not apply.

[TRANSLATION]

(a new provision)	Article 3. These Supplementary Provisions shall be effective until the conclusion of the ordinary general meeting of shareholders of the company provided in the preceding Article 2, and shall be forthwith deleted after such date.

[TRANSLATION]

(Separate Sheet 2 of Proposal 2)

BUSINESS REPORT (for the fiscal year from April 1, 2011 through March 31, 2012)

1. Matters Related to Status of the Company

(1) Business Progress and Results

Though the Japanese economy in the current fiscal year has gradually been recovering from the severe conditions caused by the Great East Japan Earthquake disaster that occurred in March 2011, an unclear outlook for the economy continued, including the overseas economic slowdown caused by the European debt crisis and the effects of the prolonged appreciation of the yen, etc.

In the paper industry, demand has not fully recovered from the decline in business confidence caused by the Great East Japan Earthquake disaster and the strong yen, and severe circumstances continued with the soaring prices of raw materials and fuel.

In the Company, though three mills, Ishinomaki Mill (in Ishinomaki, Miyagi), Iwanuma Mill (in Iwanuma, Miyagi) and Nakoso Mill (in Iwaki, Fukushima) had suffered severe damage caused by the Great East Japan Earthquake disaster, Iwanuma Mill and Nakoso Mill were fully restored in May 2011, and Ishinomaki Mill has been sequentially activating its 4 paper machine and 1 coating machine. Thus, we implemented the restoration work as scheduled.

Under such circumstances, the sales volume of paper significantly decreased by 16.3% from the previous term and, in spite of the adjustment of product prices, the sales decreased by 13.2% from the previous term to ¥435,749 million.

The sales of pulp decreased by 17.1% from the previous term to ¥16,787 million due to the declining market trends, etc.

As to the revenue of other sales the sales of the electric supply business substantially increased.

As a result of the above, the total sales for the current term decreased by 11.3% from the previous term to ¥467,342 million.

On the other hand, as to profits and losses, though we experienced soaring prices of raw materials and fuel, as a result of an increase in dividend income in addition to aggressive promotion of cost reductions, mainly in fixed costs, ordinary income for the current term increased by 140.9% from the previous term to ¥18,842 million.

[TRANSLATION]

However, as a result of posting the loss on valuation of investment securities, business structure improvement expenses and the loss due to the earthquake as an extraordinary loss, the net loss for the current term was ¥46,945 million.

Overviews of respective divisions are as follows:

[General Paper]

●	Newsprint

Though sales stagnated under the influence of the Great East Japan Earthquake disaster in the first half of the term, they showed signs of recovery, attributable to a cease in the falling of demand for advertising use in the last half of the term, and both volume and revenue of sales for the full year slightly increased from the previous term.

●	Printing Paper

Both volume and revenue of sales decreased severely from the previous term due to the effects of the Great East Japan Earthquake disaster and the influx of imported papers due to the strong yen.

[Communication Paper]

Both volume and revenue of sales of all classes of communication paper, including carbonless paper (CCP), paper for forms, PPC paper, thermal paper, ink-jet printing paper, etc., decreased from the previous term.

[Industrial Paper]

As to industrial paper, including the base for processing, wall paper base, heavy-duty sack kraft, interleaving paper for metal, paper package base, etc., though there was some variation from one product to another, both volume and revenue of sales remained almost unchanged from the previous term.

[Pulp]

Both volume and revenue of sales of paper pulp decreased from the previous term due to the declining market trends since last summer and the strong yen.

The volume and revenue of sales of each division are as follows:

[TRANSLATION]

Category	Current Term		Previous Term		Change from Previous Term
	Volume	Revenue	Volume	Revenue	Volume	Revenue
` Paper	ton 3,831,256	Million yen 435,749	ton 4,575,016	Million yen 501,739	% r16.3	% r13.2
Pulp		16,787		20,241		r17.1
Others		14,805		5,039		193.8
Total		467,342		527,019		r11.3

Note: 1. Figures rounded down to nearest million yen.

          2. “Others” includes the sales revenue from the electric supply business.

(2) Status of Capital Investment

Capital investment during the current fiscal year reached a total of ¥24,100 million, and was made for the purpose of enhancing profitability and preserving of the natural environment. The major capital investments thereof are as follows.

Type	Project Name	Company/Mill Name
1. Completed projects (Major equipment completed during the current fiscal year)	Response work to new type of pot noodle container	Asahikawa Works, Hokkaido Mill

2. Ongoing projects (New installation and enlargement of major equipment ongoing in the current fiscal year)	Work to divert pulp equipment for paper to dissolving pulp (DP)	Kushiro Mill
	Countermeasure work on kraft paper production	Kushiro Mill
	Countermeasure work on #7 paper machine for wood-free PPC	Ishinomaki Mill
	Countermeasure work for profit structure reform	Iwakuni Mill

(3) Status of Financing Activities

[TRANSLATION]

The Company executed financing of ¥132,000 million by borrowing from financial institutions, etc. in order to allocate the operating capital and the capital for investments and loans to group companies.

(4) Future Challenges Faced by the Group

(Business Environment Surrounding the Company)

(i) Domestic Market

As to the paper division, because of the decline in demand for advertisement use due to the Great East Japan Earthquake disaster and the sharp increase of imported papers due to the strong yen, we are facing a severe business environment. Given the structural factors including declining population, expansion of electronic media, etc., a decrease in demand is unavoidable in the future. On the other hand, the markets for packaging materials and biomass chemical products are comparatively stable, and in particular, due to the recent steep rise of fossil fuel prices, utilization of biomass resources is attracting attention.

(ii) Overseas’ Market

Because of the destabilization of the financial markets due to the debt crisis in Europe and the effects of the floods that occurred in Thailand, the global economy slowed down, and the Asia and Oceania regions were also affected. On the other hand, though the outlook for the overall global economy is uncertain, high economic growth is also expected in the Asia and Oceania regions in the future. Especially in China, demand for corrugating medium and white paperboard is increasing against a backdrop of improving logistics along with the expansion of domestic demand. Further, in Australia, due to the continuing strength of the resources and energy industries and the service industry, in addition to the long term policy toward population growth, it is a prospective market with sustainable expansion of demand.

(Response to the Great East Japan Earthquake disaster)

Many of the Company’s production bases suffered damage caused by the Great East Japan Earthquake disaster. Especially, the Ishinomaki Mill, Iwanuma Mill and Nakoso Mill halted their operations due to severe damage.

The Company had worked on the restoration of damaged production facilities using full scale efforts, and we were able to resume operations of all the production facilities at Iwanuma Mill and Nakoso Mill in May 2011.

[TRANSLATION]

Further, the Ishinomaki Mill, which sustained especially severe damage, also resumed operations of the #8 paper machine in September 2011, N#4 paper machine and #4 coater in November 2011, #5 paper machine in February of this year, and N#6 paper machine in March of this year. The Ishinomaki Mill is scheduled to resume operations of the #7 paper machine, N#2 paper machine and #2 coater by the end of September of this year.

(The Recovery Plan for Paper Division)

Currently, the Group to which the Company belongs, is, in response to not only the Great East Japan Earthquake disaster but also the severe business environment, including the shrinking domestic paper demand, implementing various measures in accordance with the Recovery Plan for the Group’s paper business which was released in August 2011.

(1)	Purpose of the Recovery Plan

The Recovery Plan aims at establishing production and sales systems to meet domestic demand, implementing drastic internal reforms, and rebuilding the domestic paper business.

(2)	Outline of the Recovery Plan

We will shut down twelve (12) production facilities, mainly facilities with high production costs. In addition, we will withdraw from some part of our unprofitable products.

Further, we will strengthen our competitive power by reducing fixed costs along with such shutdown of facilities, and will also respond to potential risks regarding fossil fuel cost hikes in the future by cutting the use of petroleum oil at our main mills down to zero, etc.

Thus, we will bring about an early recovery from the disaster that struck Ishinomaki Mill and at the same time, strengthen the competitive power of the Group’s paper business.

The details of shutdown of production facilities and personnel reduction are as follows;

* Shutdown of production facilities:

    Paper machines: 7 paper machines of the Company, 1 paper machine of Nippon

Daishowa Paperboard Co., Ltd.; 4 coaters of the Company –

sequential shutdown by the end of September of this year are

[TRANSLATION]

scheduled.

* Reduction of production capacity:

    Annual capacity of 800,000 tons (equivalent to 15% of the Nippon Paper Group’s paper production capacity)

* Personnel reduction:

Approximately 1,300 persons – by not filling vacancies for retirees and providing outplacement support, etc.

(The Fourth Medium-Term Business Plan)

For realization of the “Group Vision 2015”, of which achievement is aimed at in the year 2015, the Company and the Nippon Paper Group, to which the Company belongs, started the “Fourth Medium-Term Business Plan” for the period between April 2012 and March 2015.

Under this Plan, we will accomplish the Recovery Plan for the domestic paper business stated above, and strengthen the competitive power of our overseas business, which was intended to expand under the “Third Medium-Term Business Plan”. Further, by taking advantage of the Group’s comprehensive strengths, we will accelerate the rebuilding of the Group’s business structure by enhancing the Group’s growing business areas and new business areas.

(1)	Rebuild Group’s Business Structure

As to the domestic paper business, the core business of Nippon Paper Group, we have carried out measures under the Third Medium-Term Business Plan to counteract its shrinking demand after the Lehman Shock. As stated above, a further reduction of production capacity is scheduled under the Recovery Plan, including the impact of the Great East Japan Earthquake disaster. Though it is anticipated that the trend of decreases in domestic paper demand will continue, we will continuously work on enhancement of competitiveness.

On the other hand, in order to achieve growth as a Group, our urgent issues are exercising the Group’s comprehensive strengths including human resources, technologies, know-how, facilities, resources, etc., defining the areas to be enhanced, and accelerating the rebuilding of the Group’s business structure beyond the boundaries of each respective company.

For this purpose, the Nippon Paper Group decided to merge the Company, as the surviving company, with Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd. and Nippon Paper Chemicals Co., Ltd. on October 1 of this

[TRANSLATION]

year, and to merge the Company, as the surviving company, with Nippon Paper Group Inc. on April 1, 2013.

Through these mergers, it will be possible to allocate business resources promptly and efficiently in the business areas that are growing, such as the package material business, paper cartons business and bio-chemical business, etc., and it is believed that we will be able to strengthen these areas as Nippon Paper Group’s core business along with the domestic paper business.

(2)	Early Materialization of the Results in Overseas Business

Under the Third Medium-Term Business Plan, we identified the Pacific Rim region, centering on Asia, as the most important market for the future growth of Nippon Paper Group, and have been working on aggressive expansion of our business in the region.

Under the Fourth Medium-Term Business Plan, we will materialize the results of this aggressive expansion and thereby secure stable earnings.

(a)	Paper Australia Pty Ltd.

Paper Australia Pty Ltd., which we acquired in 2009, is steadily improving Nippon Paper Group’s standing in the Australian market through the introduction of Nippon Paper Group’s know-how in control of operation, cost reduction and mill management, etc. In anticipation of mitigating the impact of the strong Australian dollar, we will implement measures to strengthen competitiveness further, such as converting product lines with a high export ratio to domestic use.

(b)	Lee & Man Paper Manufacturing Limited

Through an additional acquisition of this company’s shares in August 2011, the Nippon Paper Group’s investment ratio became 15.32%, and it became one of Nippon Paper Group’s equity method affiliates.

Currently, we have dispatched 26 staff members to this company, mainly engineers, who have been assisting with the installation of new facilities and improvement of existing facilities’ operational efficiency. Further, in Japan, the Company is providing research assistance.

(c)	Yuen Foong Yu Paper Manufacturing Co., Ltd.

The Company invested in 20.35% of the shares in YFY Cayman Co., Ltd., a company that takes the lead in the paperboard and container board business of

[TRANSLATION]

the Yuen Group in the China, Taiwan and Vietnam regions. Currently, we have dispatched two engineers and one trainee to this company, who have been assisting with improvement of operational efficiency and stabilization of quality.

(d)	SCG Paper Public Co., Ltd.

Currently, full-time staff have resided locally since February 2010 and have been working on implementing this business alliance through new business projects, and technical and sales cooperation.

(3)	Improvement of Financial Strength

The Nippon Paper Group’s interest-bearing debt increased because a large amount of capital was required for recovery from the Great East Japan Earthquake disaster. Through accomplishment of the Recovery Plan and improvement of the earnings of each domestic and overseas company in the Group, we will reduce the interest-bearing debt to the level it was at prior to the disaster and restore financial health quickly. Then, we will secure the capital necessary for strategic investment, which is to be allocated to the Group’s growth and enhancement.

During the course of Nippon Paper Group-wide implementation of the Fourth Medium-Term Business Plan stated above, the Company will, as the core company of the group, accomplish said Recovery Plan for the domestic paper business and work to achieve a quick recovery of earnings and financial strength. Further, in order to compete with imported papers and maintain domestic market share, we will expand our business in the business areas that are growing by taking advantage of the Group’s business resources as well as strengthen domestic competitiveness.

(5) Financial and Profit/Loss Indicators

Category	85th Fiscal year (the 2008 fiscal year)	86th Fiscal year (the 2009 fiscal year)	87th Fiscal year (the 2010 fiscal year)	88th Fiscal year (current) (the 2011 fiscal year)
(Millions of Yen) Sales	626,329	546,398	527,019	467,342
(Millions of Yen) Ordinary income	8,137	15,179	7,823	18,842

[TRANSLATION]

(Millions of Yen) Net income or net losses for the period (r)	r20,300	16,310	r36,439	r 46,945
(Yen) Net income or net losses per share for the period (r)	r 18.78	15.09	r 33.72	r 403.81
(Yen) Net income or net losses per share for the period after catch-up adjustment	r174.62	140.30	r313.44	r403.81

(Millions of Yen) Total assets	1,304,681	1,257,303	1,311,898	1,270,034

Notes:  (1) Figures rounded down to nearest million yen.

    (2) The Company implemented the consolidation of 1,080,671,242 shares to 116,254,892 shares, as of April 24, 2012. Net losses per share in this fiscal year are calculated on the assumption that such share consolidation was implemented in the beginning of this fiscal year.

(3) Net income or net losses per share for the fiscal year (after catch-up adjustment) are the figures with the catch-up adjustment of the consolidation of shares which occurred on April 24, 2012.

(6) Status of Principal Parent Companies and Principal Subsidiaries, etc. (As of March 31, 2012)

(i) Status of Parent Company

The parent company of the Company is Nippon Paper Group Inc., which is the wholly owning parent company owning 100% of the Company’s voting rights. The Company receives advice and guidance regarding management and planning of business from said company under the management guidance agreement.

[TRANSLATION]

(ii) Status of Principal Subsidiaries

Company Name	Capital	The Company’s voting rights ratio	Principal businesses
[Pulp and Paper Segment]		%

Paper Australia Pty Ltd.	AUD(1,000) 662,280	100.0	Manufacture and sales of paper, paperboard, pulp and office supplies

Daishowa North America Corporation	CAD(1,000) 165,800	100.0	Overall management of operating companies in North America

NP Trading Co., Ltd.	Millions of Yen 1,000	98.3	Sales of paper, pulp and chemicals

[Paper-Related Segment]

Nippon Paper-Pak Co., Ltd.	4,000	100.0	Manufacture and sales of liquid-packaging cartons and food containers

Nippon Paper Chemicals Co., Ltd.	3,000	100.0	Manufacture and sales of dissolving pulp, chemical products and plastic films

[Housing and Construction Materials Segment]

PAL Wood Materials Co., Ltd.	4,000	100.0	Sales of plywood and wood fiberboard

N&E Co., Ltd.	3,750	(70.0)	Manufacture and sales of MDF (medium-density fiberboard)

Nippon Paper Lumber Co., Ltd.	440	100.0	Sales of lumber and sawing lumber

<Other Segments>

Nippon Paper Development Co., Ltd.	710	100.0	Operation of recreational facilities, greenery business, and rental of real estate

Nippon Paper Logistics Co., Ltd.	70	100.0	Warehouse, express, and freight shipment

Notes: 1. Figures rounded down to nearest million yen, nearest thousand Australian dollars and nearest thousand Canadian dollars.

  2. Parentheses in the column listing the Company’s voting rights ratio indicate the voting rights ratio including indirect holdings.

(iii) Status of Business Combinations, etc.

The total sales of the 10 principal subsidiaries above are ¥498,965 million

[TRANSLATION]

and the net profits and losses for the current term are ¥3,058 million. (Figures rounded down to nearest million yen)

(7) Principal Businesses (As of March 31, 2012)

The Company’s businesses include, in addition to manufacture and sales of paper and pulp, any and all business incidental to such businesses.

The principal operations are as follows:

(i)	Paper and Pulp

Newsprint, printing and writing paper, business communication paper, industrial paper, papermaking pulp

(ii)	Electric Power

Electric power supply

(8) Main Sales Offices and Mills (As of March 31, 2012)

(i)	Head Office

Name	Location
Headquarters	Chiyoda-ku, Tokyo

(ii)	Mills

Name (Location)	Principal Products
Kushiro (Kushiro, Hokkaido)	Newsprint, low and middle grade wood-containing paper, papermaking pulp, electric power

Hokkaido (Tomakomai, Asahikawa, Shiraoi-cho Shiraoi-gun, Hokkaido)	Newsprint, coated paper, wood-free paper, communication paper, industrial paper

Ishinomaki (Ishinomaki, Miyagi)	Newsprint, coated paper, wood-free paper, low and middle grade wood-containing paper

Iwanuma (Iwanuma, Miyagi)	Newsprint, low and middle grade wood-containing paper

Nakoso (Iwaki, Fukushima)	Communication paper

Fuji (Fuji, Shizuoka)	Newsprint, low and middle grade wood-containing paper, communication paper, industrial paper, papermaking pulp

Iwakuni (Iwakuni, Yamaguchi)	Coated paper, communication paper, industrial paper, papermaking pulp

[TRANSLATION]

Yatsushiro (Yatsushiro, Kumamoto)	Newsprint, wood-free paper, low and middle grade wood-containing paper, communication paper

(iii)	Sales branch offices

Name	Location
Hokkaido	Chuo-ku, Sapporo-shi, Hokkaido
Tohoku	Aoba-ku, Sendai-shi, Miyagi
Chubu	Naka-ku, Nagoya-shi, Aichi
Kansai	Kita-ku, Osaka-shi, Osaka
Kyushu	Chuo-ku, Fukuoka-shi, Fukuoka

(9)	Employees (As of March 31, 2012)

Number of employees	Increase or decrease from the end of previous term	Average age	Average length of service
3,637	r248	42 years 2 months	22 years 3 months

(10) Status of Main Lenders (As of March 31, 2012)

Creditor	Balance of Borrowings (Millions of Yen)
Development Bank of Japan, Inc	111,028
Mizuho Corporate Bank, Ltd.	95,000
Nippon Paper Group, Inc.	68,000
The Norinchukin Bank	49,000
Meiji Yasuda Life Insurance Company	44,110
Nippon Life Insurance Company	39,000
Sumitomo Mitsui Banking Corporation	38,500
Mitsui Life Insurance Company Limited	30,900
Mizuho Trust & Banking Co., Ltd.	24,000
Mitsubishi UFJ Trust & Banking Corporation	22,300

Note: Figures rounded down to nearest million yen.

(11) Other Important Matters regarding the Status of the Company

(i) Absorption-type Merger between the Company and Nippon Paper Group, Inc.

It was resolved at the Board of Directors’ meetings of the Company and Nippon Paper Group, Inc. held on April 25, 2012, respectively, that the Company

[TRANSLATION]

and the Company’s wholly owning parent company, Nippon Paper Group, Inc., will merge in an absorption-type merger, with the Company as the company surviving such absorption-type merger, and both companies executed the absorption-type merger agreement. The effective date of such merger is April 1, 2013.

Approval of such absorption-type merger agreement is scheduled to be resolved at the Ordinary General Meeting of Shareholders of the Company to be held on June 22, 2012, and the Ordinary General Meeting of Shareholders of Nippon Paper Group Inc. to be held on June 28, 2012, respectively. Thereafter, shares in the Company, the company surviving the absorption-type merger, are scheduled to be listed on the First Section of the Tokyo Stock Exchange on April 1, 2013, the effective date of the merger, in place of Nippon Paper Group, Inc.

(ii) Absorption-type merger among the Company, Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd. and Nippon Paper Chemical Co., Ltd.

The Board of Directors of the Company, at a meeting held on April 25, 2012, resolved that the Company will merge with Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd. and Nippon Paper Chemical Co., Ltd., with the Company as the surviving company, and these 4 companies executed the absorption-type merger agreement. The effective date of the merger is October 1, 2012.

The Company will resolve to approve such absorption-type merger agreement at its Ordinary General Meeting of Shareholders to be held on June 22, 2012.

2. Shares of the Company (As of March 31, 2012)

(1)	Total number of authorized shares 2,200,000,000 shares

Note:	By the resolution of the general meeting of shareholders held on April 9, 2012, regarding the amendment of the Articles of Incorporation, the total number of authorized shares as of April 24 of this year is 300,000,000 shares.

(2)	Total number of issued shares 1,080,671,242 shares

Note:	By the resolution of the general meeting of shareholders held on April 9, 2012, regarding the consolidation of shares, the total number of issued shares as of April 24 of this year is 116,254,892 shares.

(3)	Number of shareholders 1

[TRANSLATION]

(4)	Major Shareholders

Name of Shareholder	Number of shares held	Percentage of shares held
Nippon Paper Group, Inc.	1,080,671,000 shares	100%

Note: 1. Figures rounded down to nearest one thousand (1,000).

2.	By the resolution of the general meeting of shareholders held on April 9, 2012, shares were consolidated as of April 24 of this year and the number of shares held is 116,254,892 shares (the holding ratio of shares is 100%).

3.	Officers of the Company

(1)	Directors and Statutory Auditors (As of March 31, 2012)

Position in the Company	Name	Title, responsibilities, status of important concurrent offices held in other companies and organizations
Representative Director, President	Yoshio Haga	Rep. Director, President of Nippon Paper Group, Inc.; Director of Lee & Man Paper Manufacturing Limited

Representative Director, Executive Vice President	Tsuyoshi Yamashita	General Manager of Financial Div.; Rep. Director, Executive Vice President, General Manager of CSR Div. and Financial Div. of Nippon Paper Group, Inc.; Director of Nippon Daishowa Paperboard Co., Ltd.

Representative Director, Executive Vice President	Masayuki Hayashi

General Manager of Engineering and Research & Development Div., in charge of Environment Conservation, in charge of Safety & Disaster Prevention;

Rep. Director, Executive Vice President, General Manager of Technical & Engineering Div. of Nippon Paper Group, Inc.;

Director of Nippon Paper Papylia Co., Ltd.

Senior Managing Director	Fumihiro Noguchi	General Manager of Printing and Communication Paper Sales Div.; In charge of Newsprint Sales Div.

Senior Managing Director	Masaru Motomura

General Manager of Corporate Planning Div.;

Director, General Manager of Corporate Planning Div., and Chief of Lee & Man Paper Project Promotion Office of Nippon Paper Group, Inc.;

Director of Nippon Paper Crecia Co., Ltd.;

[TRANSLATION]

Director of Paper Australia Pty Ltd.; Statutory Auditor of Lintec Corporation

Senior Managing Director	Hiromi Kurata	Manager of Ishinomaki Mill and Iwanuma Mill

Managing Director	Hidetsugu Yamada	Manager of Fuji Mill; Director, Manager of Yoshinaga Mill of Nippon Daishowa Paperboard Co., Ltd.

Managing Director	Tetsumi Ooko	Manager of Iwakuni Mill

Managing Director	Fumio Manoshiro	General Manager of Raw Material & Purchasing Div.; Director, in charge of Raw Material & Purchasing of Nippon Paper Group, Inc.

Managing Director	Isamu Harada	Manager of Yatsushiro Mill

Managing Director	Syuhei Marukawa	General Manager of Personnel & General Affairs Div.; Director, General Manager of Personnel & General Affairs Div. of Nippon Paper Group, Inc.

Managing Director	Natsuo Fujisaki	General Manager of Disaster Recovery Div.

Director	Ryuichi Akatsu	General Manager of Newsprint Sales Div.

Director	Shinichi Sato	Deputy General Manager of Printing and Communication Paper Sales Div.; Director of Lintec Corporation

Director	Yasunori Minamisato	General Manager of Technical & Engineering Div.; Deputy General Manager of Technical & Engineering Div. of Nippon Paper Group, Inc.

Director	Kazufumi Yamazaki

Deputy General Manager of Disaster Recovery Div. and Deputy General Manager of Technical & Engineering Div., Manager of Production Dept.;

Deputy General Manager of Technical & Engineering Div., Manager of Production Dept. of Nippon Paper Group, Inc.

[TRANSLATION]

Director	Kenji Sasaki	Deputy General Manager of Printing and Communication Paper Sales Div., & Manager of Wholesale Dept.

Director	Masahiko Ohta	Manager of Hokkaido Mill

Director	Masaru Hamaoki	Manager of Nakoso Mill

Director	Tsutomu Naito	Manager of Kushiro Mill

Standing Statutory Auditor (full-time)	Hirotoshi Ishikawa	Standing Statutory Auditor (full-time) of Nippon Paper Group, Inc.; Statutory Auditor of Nippon Paper Crecia Co., Ltd.

Statutory Auditor (full-time)	Makoto Terao	Statutory Auditor (full-time) of Nippon Paper Group, Inc.

Statutory Auditor	Yoshihiro Morikawa	Statutory Auditor of Nippon Paper Group, Inc.; Certified public accountant

Statutory Auditor	Naoki Yanagida	Statutory Auditor of Nippon Paper Group, Inc.; Attorney at Law; Partner of Yanagida & Partners

Notes: 1.	Mr. Makoto Terao was newly elected as a Statutory Auditor and took his office at the 87th Ordinary General Meeting of Shareholders held on June 17, 2011.

2.	The following persons retired as of the conclusion of the 87th Ordinary General Meeting of Shareholders held on June 17, 2011.

Director                         Makoto Terao

Statutory Auditor (full-time)     Akio Uwano

3.	Mr. Makoto Terao was newly elected and took office as a Statutory Auditor (full-time) at the Board of Auditors’ meeting held on June 17, 2011.

4.	Changes of title and responsible area of officers made during the current year are as follows:

Name	New tile or area	Previous tile or area	Date of change
Fumihiro Noguchi	Senior Managing Director, General Manager of Paper Sales Div. and Communication & Industrial Paper Sales Div., In charge of Newsprint Sales Div.	Senior Managing Director, General Manager of Paper Sales Div. and Communication & Industrial Paper Sales Div., In charge of Newsprint Sales Div., In charge of Overseas Sales Div.	May 1, 2011
	Senior Managing Director, General Manager of Printing and	Senior Managing Director, General Manager of Paper Sales Div. and

[TRANSLATION]

	Communication Paper Sales Div., In charge of Newsprint Sales Div.	Communication & Industrial Paper Sales Div., In Charge of Newsprint Sales Div.	June 17, 2011

Ryuichi Akatsu	(Retired)	Director of Lintec Corporation	June 24, 2011

Shinichi Sato	Director, Deputy General Manager of Paper Sales Div.	Director, General Manager of Overseas Sales Div.	May 1, 2011
	Director, Deputy General Manager of Printing and Communication Paper Sales Div.	Director, Deputy General Manager of Paper Sales Div.	June 17, 2011
	Director of Lintec Corporation	(Newly appointed)	June 24, 2011
Kenji Sasaki	Director, Deputy General Manager of Printing and Communication Paper Sales Div., Manager of Wholesale Div.	Director, Deputy General Manager of Paper Sales Div., Manager of Wholesale Dept.	June 17, 2011

5.	Positions, areas of responsibility, etc. in the Company of officers were changed as follows after April 1, 2012:

Name	New tile or area	Previous tile or area	Date of change
Yoshio Haga	Chairman of Japan Paper Association	(Newly appointed)	May 10, 2012

6.	Statutory Auditor Mr. Yoshihiro Morikawa and Statutory Auditor Mr. Naoki Yanagida are Outside Statutory Auditors as defined by Item 16 of Article 2 of the Companies Act.

7.	Standing Statutory Auditor (full-time) Mr. Hirotoshi Ishikawa has many years of work experience, including experience as a manager of the finance and accounting department of the Company (former Daishowa Paper Co., Ltd.), and has considerable expertise in finance and accounting.

8.	Statutory Auditor (full-time) Mr. Makoto Terao has work experience in the accounting and financing department of an overseas subsidiary. In addition, he worked in an overseas business management department for many years and has experience in the management of overall operations, including in aspects of overseas accounting and financing, and has considerable expertise in finance and accounting.

9.	Statutory Auditor Mr. Yoshihiro Morikawa is a licensed certified public accountant, and has considerable expertise in finance and accounting.

10.	Statutory Auditor Mr. Naoki Yanagida is a licensed attorney at law, and has considerable expertise in finance and accounting.

(2)	Total amount of remuneration, etc. for Directors and Statutory Auditors for the current fiscal year

Number of Persons	Total amount of remuneration,

[TRANSLATION]

		etc. (yen)
Directors	21	539 million

Statutory Auditors	3	24 million

Notes:   1. Figures rounded down to nearest million yen.

2.	The above figures include 1 Director and 1 Statutory Auditor who retired as of the conclusion of the 87th Ordinary General Meeting of Shareholders held on June 17, 2011.

3.	The above figures exclude 2 Outside Statutory Auditors who serve without compensation.

4.	In addition to the above, 89 million yen was paid as the portion of salaries to Employee-Directors in their capacity as employees.

5.

The resolution for maximum total amount of remuneration for Directors (excluding the portion of salaries, etc. paid to Employee-Director in their capacity as employee ) to be 900 million yen per fiscal year was adopted at the 84th Ordinary General Meeting of Shareholders held on June 20, 2008.

6.

The resolution for maximum total amount of remuneration for statutory auditors to be 120 million yen per fiscal year was adopted at the 83rd Ordinary General Meeting of Shareholders held on June 22, 2007.

(3)	Matters Regarding Outside Officers

(i)	Status of concurrently served posts as business operating directors, etc. in other companies, etc., and relationship between the Company and such companies, etc.

Statutory Auditor Mr. Naoki Yanagida is serving as a partner of Yanagida & Partners. The Company has business relations with Yanagida & Partners as a service provider.

(ii)	Status of concurrently served offices as outside officers, etc. in other companies, etc., and relationship between the Company and such companies, etc.

Statutory Auditor Mr. Yoshihiro Morikawa is an Outside Statutory Auditor of Nippon Paper Group, Inc.

Statutory Auditor Mr. Naoki Yanagida is an Outside Statutory Auditor of Nippon Paper Group, Inc.

As stated in 1. (6) “Status of Principal Parent Companies and Principal Subsidiaries, etc.”, Nippon Paper Group, Inc. is the parent company of the Company.

[TRANSLATION]

(iii) Major activities in the current fiscal year.

Statutory Auditor Mr. Yoshihiro Morikawa participated in 13 of the 13 Board of Directors’ Meetings held during the current fiscal year, and voiced his opinions from an external standpoint, as necessary, as well as asking suitable questions both on resolutions and on reports from the perspective of an expert, mainly as a certified public accountant. Moreover, he participated in 14 of the 14 Board of Statutory Auditors’ Meetings held during the current fiscal year, and made a report of his audit conducted as Outside Statutory Auditor, discussed material matters about the audit and, when necessary, voiced his opinions from an external standpoint as well as asking questions about other Statutory Auditors’ audits.

Statutory Auditor Mr. Naoki Yanagida participated in 12 of the 13 Board of Directors’ Meetings held during the current fiscal year, and voiced his opinions from an external standpoint, as necessary, as well as asking suitable questions both on resolutions and reports from the perspective of an expert, mainly as an attorney at law. Moreover, he participated in 13 of the 14 Board of Statutory Auditors’ Meetings held during the current fiscal year, made a report of his audit conducted as Outside Statutory Auditor, discussed material matters about the audit and, when necessary, voiced his opinions from an external standpoint as well as asking questions about other Statutory Auditors’ audits.

(iv)	Total amount of remuneration, etc.

	Number of persons	Total amount of remuneration	Total amount of remuneration, etc. paid by parent company or its subsidiaries
Outside Statutory Auditors	2	0 yen	13 million yen

Note: Figures rounded down to nearest million yen.

4.	Status of Accounting Auditor

(1)	Name of Accounting Auditor Ernst & Young Shin Nihon LLC

(2)	Remuneration, etc. for the Accounting Auditor for the current fiscal year

Total amount of remuneration, etc.
Amount of remuneration, etc. to be paid to Accounting Auditor by the Company	74 million yen

[TRANSLATION]

Notes: Figures rounded down to nearest million yen.

(3)	Contents of non-audit duties

The Company entrusts to the Accounting Auditor “advice services concerning International Financial Reporting Standards (IFRS)”, which is a service other than those established in Paragraph (1) of Article 2 of the Certified Public Accountant Act.

(4)	Company policy regarding dismissal or decision not to reappoint Accounting Auditor

In addition to dismissal of the Accounting Auditor by the Board of Statutory Auditors under Article 340 of the Companies Act, when the Company finds it is necessary such as in the case where the Accounting Auditor has difficulty in executing its duties, etc., the Company, subject to prior consent of, or request from, the Board of Statutory Auditors, will offer a resolution to the General Meeting of Shareholders’ Meeting to the effect of dismissal, or a decision not to reappoint the Accounting Auditor.

[TRANSLATION]

5.	Systems to ensure execution of duties by Directors in conformity with laws and ordinances and the Articles of Incorporation; and systems to ensure appropriate management of other business

The details of the resolution(s) by the Company’s board of directors concerning the above systems are as follows:

(1)	Systems to ensure execution of duties by Directors in conformity with laws and ordinances and the Articles of Incorporation

(i)	The Board of Directors establishes an effective internal control system and organizational structures for compliance with laws and ordinances and the Articles of Incorporation in order to ensure the appropriate and sound management of business.

(ii)	The Board of Statutory Auditors audits the effectiveness and functioning of the internal control system.

(2)	Systems to ensure the appropriateness of business management of the Company

(i)	Systems for preservation and management of information related to execution of duties by Directors

The statutory documents and any other documents related to execution of duties by Directors shall be appropriately preserved and managed in accordance with internal rules.

(ii)	Rules and other organizational structures related to risk management of losses

For risks related to business operations of the Company and group companies, depending on the type of individual risk, the department in charge of such risk endeavors to prevent risks by means such as implementing education and discipline through manuals, in addition to establishing necessary rules and guidelines. If any problem occurs, the parent company will, together with its subsidiaries, prevent enlargement of damage to the Group, and lay out a framework necessary to minimize such damage.

(iii)	Systems to ensure efficient execution of duties by Directors

(a)

The Company establishes a system with which each body and organization such as the Board of Directors functions effectively and exercises its duties properly and efficiently in accordance with the rules of decision-making such as the rules of the Board of Directors, rules of approval, and rules of

[TRANSLATION]

delegation of duties.

(b)	Each sector (each group company) not only establishes a 3 year medium-term plan and clarifies agenda and goals, but also manages its performance thoroughly under such plan in each fiscal year.

(iv)	Systems to ensure execution of duties by employees in conformity with laws and ordinances and the Articles of Incorporation

(a)	The Company establishes the “Nippon Paper Group Action Charter” and “Nippon Paper Codes of Conduct”, and familiarizes all employees with the Company’s compliance.

(b)	The management monitoring office of Nippon Paper Group, Inc. implements internal audits of the Company and group companies.

(c)	The Company establishes “Nippon Paper Group Help Line” as an internal report system and operates this system strictly.

(v)	Systems to ensure appropriate operations of the corporate group consisting of stock companies and its parent companies and its subsidiaries

(a)	In order to ensure appropriate operation of business within the corporate group, the Company establishes a fundamental policy for group companies’ business management and an operation rule for affiliated companies, and appropriately manages the conduct of business in the Group by such means as applications for approval and advance and ex post facto reports, etc. to the Company.

(b)	Statutory Auditors of the Company attend the “Nippon Paper Group Statutory Auditor liaison committee” that consists of the Statutory Auditors of the major group companies of the Company, in addition to the Board of Statutory Auditors of the Company, have periodic discussions about audit policy and audit method, etc., enforce mutual collaboration by exchanging information, and ensure appropriate operation of business in the Group.

(vi)	Systems related to employees who assist the execution of duties by Statutory Auditors and matters related to independence of such employees from Directors

The Company appoints some employees of the Company as assistants to Statutory Auditors who assist Statutory Auditors in executing their duties. Advance approval by Statutory Auditors is required when the Company selects such employees.

(vii)	Systems for Directors’ and employees’ reporting to Statutory Auditors; systems related to others’ reporting to Statutory Auditors and systems to ensure effective audit by Statutory Auditors

[TRANSLATION]

(a)	Directors and employees will report to the Board of Statutory Auditors without delay when they become aware of any material breach of laws and ordinances or the Articles of Incorporation, any fact of wrongdoing or possibility of material damage to the Company. And, Statutory Auditors may request Directors and employees to report at any time.

(b)	Further, the Company facilitates an environment which helps Statutory Auditors not only to receive reports from Directors and employees but also to exchange information closely with Accounting Auditors and legal advisors, etc. in order to convey Company information appropriately to the Statutory Auditors.

(c)	Representative Directors endeavor to communicate closely with Statutory Auditors through means such as holding meetings as often as possible with Statutory Auditors. Moreover, Representative Directors ensure, at the request of Statutory Auditors, their participation in any material meetings.

[TRANSLATION]

Balance Sheet

(As of March 31, 2012)

(Units:¥1 million)

Category	Amount	Category	Amount
Assets		Liabilities
Current assets	(556,589)	Current liabilities	(417,886)
Cash and deposits	110,079	Notes payable	6
Notes receivable	177	Accounts payable	55,361
Accounts receivable	78,331	Short-term liabilities	246,809
Shares of parent company	298	Amounts in arrears	94,959
Merchandise and finished goods	36,015	Accrued expenses	6,058
Work in process	9,646	Unpaid corporation tax, etc.	1,346
Raw materials and supplies	27,988	Allowance for loss due to the earthquake	9,983
Short-term loans	246,177	Other current liabilities	3,362
Accounts due	37,099
Deferred tax assets	19,806	Fixed Liabilities	(635,614)
Other current assets	10,652	Long-term liabilities	597,287
Allowance for doubtful receivables	r19,682	Accrued retirement benefits	5,681
Fixed assets	(713,444)	Accrued environmental benefits	237
(Tangible fixed assets)	(448,001)	Deferred tax liabilities for revaluation	30,007
Buildings	66,920	Other fixed liabilities	2,399
Facilities	14,730

Machinery and equipment	183,360	Total liabilities	1,053,500

Vehicles and transportation	33
Tools, furniture and fixtures	2,766	Net assets
Lands	143,476	Shareholders’ equity	(194,925)
Mountain forest and afforestation	19,668	Capital	104,873
Leased assets	594	Capital surplus	115,089
Suspense account for construction	16,450	Capital reserve	115,089
(Intangible fixed assets)	(3,958)	Retained earnings	r 25,037
Software	2,005	Earned surplus reserve	20,696
Other intangible fixed assets	1,952	Other retained earnings	r 45,734
(Investments, etc.)	(261,484)	Reserve for overseas investment loss	65
Investment securities	39,792	Reserve for special disaster prevention	73
Shares in affiliated companies	200,809	Reserve for advanced depreciation of noncurrent assets	12,704
Long-term loans	953	Retained earnings bought forward	r 58,577
Long-term prepared expenses	960	Valuation and transportation adjustments	(21,608)
Deferred tax assets	16,647	Valuation and translation adjustments	2,248
Other investments and assets	2,881	Net deferred (loss) gain on hedges	493
Allowance for doubtful receivables	r 559	Revaluation reserve for land	18,866

		Total net assets	216,533

Total assets	1,270,034	Total liabilities and net assets	1,270,034

[TRANSLATION]

Statement of Profits and Losses

(From April 1, 2011 through March 31, 2012)

(Units:¥1 million)

Category	Amount
Net Sales		467,342
Cost of Sales		352,777

Gross Profit		114,564
Selling, general and administrative expenses		100,703

Operating income		13,860
Non-operating income
Interest and dividend income	17,005
Miscellaneous income	2,580	19,586

Non-operating expenses
Interest expenses	11,510
Miscellaneous expense	3,093	14,604

Ordinary income		18,842
Extraordinary income
Gain on sales of fixed assets	4,344
Gain on sales of investment securities	575
Others	562	5,482

Extraordinary loss
Loss on valuation of sharesof subsidiaries and affiliates	32,387
Business structure improvement expenses	23,534
Loss due to the earthquake	19,047
Loss on disposal of fixed assets	770
Others	1,401	77,141

Pretax net losses for the period		52,816
Corporation tax, inhabitants tax and enterprise tax	60
Refunded income taxes, etc.	r151
Adjustments for corporation tax, etc.	r5,778	r5,870

Net loss for the period		46,945

Statement of Changes in Shareholders’ Equity

(From April 1, 2011 through March 31, 2012)

(Units : ¥1 million)

	Shareholders’ equity
	Capital	Capital surplus		Retained earnings											Total shareholders’ equity
		Capital reserve	Total capital surplus	Earned surplus reserve	Other retained earnings								Total retained earnings
					Reserve for special depreciation	Reserve for overseas investment loss	Reserve for special disaster prevention	Reserve for advanced depreciation of noncurrent assets		General reserve		Retained earnings brought forward
Balance as of the beginning of this fiscal year	104,873	115,089	115,089	26,218	1,100	3,296	56		12,600		9,103	r31,678		20,696	240,659
Changes during this fiscal year
Net loss for the period												r46,945	r	46,945	r46,945
Reversal of earned surplus reserve				r5,521								5,521		—	—
Reversal of reserve for special depreciation					r1,100							1,100		—	—
Provision of reserve for overseas investment loss						2						r2		—	—
Reversal of reserve for overseas investment loss						r3,233						3,233		—	—
Provision of reserve for special disaster prevention							16					r16		—	—
Provision of reserve for advanced depreciation of noncurrent assets									910			r910		—	—
Reversal of reserve for advanced depreciation of noncurrent assets								r	806			806		—	—
Reversal of general reserve										r	9,103	9,103		—	—
Reversal of revaluation reserve for land												1,211		1,211	1,211
Other changes in non-shareholders’ equity items during the fiscal year (net)														—	—
Changes during this fiscal year	—	—	—	r5,521	r1,100	r3,230	16		103	r	9,103	r26,898	r	45,734	r45,734
Balance as of the end of this fiscal year	104,873	115,089	115,089	20,696	—	65	73		12,704		—	r58,577	r	25,037	194,925

[TRANSLATION]

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Net deferred loss (gain) on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Total net assets
Balance as of the beginning of this fiscal year	2,298	176	15,863	18,338	258,997
Changes during this fiscal year
Net loss for the period					r46,945
Reversal of earned surplus reserve					—
Reversal of reserve for special depreciation					—
Provision of reserve for overseas investment loss					—
Reversal of reserve for overseas investment loss					—
Provision of reserve for special disaster prevention					—
Provision of reserve for advanced depreciation of noncurrent assets					—
Reversal of reserve for advanced depreciation of noncurrent assets					—
Reversal of general reserve					—
Reversal of revaluation reserve for land					1,211
Other changes in non-shareholders’ equity items during the fiscal year (net)	r50	317	3,003	3,269	3,269
Changes during this fiscal year	r50	317	3,003	3,269	r42,464
Balance as of the end of this fiscal year	2,248	493	18,866	21,608	216,533

[TRANSLATION]

Notes to the Non-Consolidated Financial Statement

Figures rounded down to nearest million yen.

1.	Notes to the matters regarding significant accounting policies

(1) Standards and methods for evaluation of securities Subsidiaries’ stock and affiliates’ stock:	Stated at cost method based on moving average method

Other securities:

Securities with market value:

Stated at market value method based on the

market price as of the settlement date (the

valuation difference is directly charged or

credited to the net assets and cost of

securities sold is computed by moving-

average method)

Securities without market value:	Stated at cost method based on moving- average method

(2)	Evaluation standard for derivatives: Stated at the market value method

(3)	Standard and method for evaluation of inventory assets:

Stated at cost method based on moving-average method (the value on the balance sheet is by way of writing down the book value caused by decrease of profitability)

(4)	Method for depreciation of fixed assets:

	Tangible fixed assets (excluding leased assets):

Declining-balance method, however, as to tangible fixed assets (excluding leased assets) of Hokkaido Shiraoi Works, Ishinomaki Mill, Iwanuma Mill and Fuji Mill, and buildings acquired after April 1, 1998, are stated at straight line method.

  Main useful lives in years are follows;

Buildings and structures: 10 to 50 years

Machinery and equipments: 7 to 15 years

‚	Intangible fixed assets (excluding leased assets):

Straight-line method, however, software for in-house use is amortized by the straight-line method over its estimated internally useful life (5 years).

ƒ	Leased assets:

As to the lease assets on financial lease other than those that transfer

[TRANSLATION]

ownership of the assets to the lessee, depreciation is computed using the straight-line method over the useful life year equal to the lease period with no residual value (when a guaranteed residual value is agreed, the guaranteed residual value).

(5)	Accounting standards for allowances:

	Accounting Standard for allowance for doubtful accounts

To prepare for loss from bad debts such as trade receivables, etc., estimated uncollectable amounts are stated based on the actual historical default rate for general account receivables, and based on individual collectability assessment for such certain accounts as doubtful account receivables, etc.

‚	Accounting standards for allowance for loss due to the earthquake

To prepare for payment of restoration costs, etc. for assets affected by the Great East Japan Earthquake disaster, estimated amounts at the end of current fiscal year are accounted.

ƒ	Accounting standards for accrued retirement benefits

To prepare for payment of employees’ retirement payments, a reserve for retirement payments is accounted as the amount that is recognized as being accrued at the end of the current fiscal year, based on the estimated amount of retirement benefit obligations and pension assets as of the end of current fiscal year.

„	Accounting standards for allowance for environmental costs

To prepare for the expense of disposal of PCB waste in accordance with the “Act on Special Measures concerning the Proper Treatment of Polychlorinated Biphenyl Waste,” an estimated amount for disposal is accounted.

(6)	Standards for translation of assets and liabilities denominated in foreign currency into Japanese currency

Receivables or payables denominated in foreign currency are translated into Japanese currency at the spot exchange rate on the settlement date, and the resulting differences from translation are reported as a profit or loss.

(7)	Hedge accounting method

 Hedge accounting method

Treated by using deferred hedge accounting, however, among the monetary receivables or payables denominated in foreign currency with exchange contract, etc., designation method accounting is applied to those satisfy its requirements. Exceptional accounting is applied to interest swaps that meet the requirements for exceptional treatment.

[TRANSLATION]

‚	Hedge instruments and targets
(i)	• Hedge instrument • • • exchange contract
•	Hedge targets • • • • liabilities in foreign currency for import of raw material and fuel, etc. and anticipated transactions in foreign currency

(ii)	• Hedge instrument • • • interest rate swap
•	Hedge targets • • • • borrowings

ƒ	Hedge policies

The purpose of derivatives transaction is hedging risks such as fluctuations of currency exchange rates and interest rates.

„	Method of evaluating hedge effectiveness

Hedge effectiveness is evaluated by comparing the accumulated total of cash flow fluctuation, market fluctuation of the hedge target with the accumulated total of cash flow fluctuation, or market fluctuation of hedge instruments in every six month period, and based on the amount of such fluctuations of both.

As to the interest rate swaps, which meet the requirements for exceptional treatment, evaluation of the effectiveness on the settlement date is omitted.

Among the exchange contracts, for those which are appropriated exchange contracts in U.S. dollar, etc., respectively with the same amount and same date, at the time of execution in accordance with risk management policies, evaluation of the effectiveness on the settlement date is omitted, because the correlation with the subsequent fluctuation of exchange rate is entirely secured.

(8)	Accounting of consumption tax, etc.

Stated at tax exclusive method

(9)	Changes in Accounting Policies

	Changes in reversal accounting of valuation losses based on impairment loss on stocks in subsidiaries and affiliated companies written off as of the end of quarterly accounting period

As to reversal of valuation loss based on impairment loss on securities written off as of the end of quarterly accounting period, quarterly reversal method was applied in the past, however, quarterly separation method is applied to stocks of subsidiary and affiliated companies from the current term.

This change was made for the purpose of unification of accounting

[TRANSLATION]

between the parent and subsidiary companies, and made according to the changes implemented by Nippon Paper Group, Inc., a parent company of the Company.

Though such change is supposed to be applied retroactively, it is not applied since the effect to the balance of earned surplus in the statement of changes in shareholders’ equity at the beginning of current term is nominal.

‚	Application of Accounting Standard for the net profit per share of the current term

“Accounting Standard for the per share net profit” (ASBJ No. 2, June 30, 2010), “Implementation Guidance on Accounting Standard for Earnings Per Share” (ASBJ Implementation Guidance No. 4, announced on June 30, 2010 and “Practical Solution on Accounting for Earning of Per Share” (Practical Solution Report No. 9, June 30, 2010) were applied.

Though the shares were consolidated as of April 24, 2012, after the last day of the current business term, the net assets per share and the net loss per share of the current term were computed on the assumption that such share consolidation was made at the beginning of the current business term.

(10)	Reclassification

Changes in the Statement of Profit and Loss

As to “provision of allowance for doubtful accounts” which was classified in the previous term, it is included in “Others” of extraordinary losses this term since the amount (current term, 117 million yen) was sparse.

(11)	Additional information

Application of Accounting Standard, etc., for accounting changes and error corrections

For the changes and corrections of past errors in accounting made after the beginning of the current term, “Accounting Standard for Account Changes and Error Corrections in Accounting” (ASBJ No. 24, December 4, 2009) and “Implementation Guidance on Accounting Standard for Account Changes and Error Corrections in Accounting” (SBJ Implementation Guidance No. 24, December 4, 2009) were applied.

2. Notes to the Balance Sheet

(1)	Collateralized assets and secured liabilities

The following assets are pledged as collateral for the following;

(i) Collateralized assets

[TRANSLATION]

                    Lands                                      773 million yen

                    Mountain forest, and afforestation                     569 million yen

                    Tota1                                  1,342 million yen

(ii) Secured liabilities

                    Long-term liabilities (include those payable within one year)

                                                                                                                                                        855 million yen

(2)	Accumulated Depreciation for tangible fixed assets

                                                                                                                                         1,402,686 million yen

(3)	Guarantee of Liabilities

Guarantee of indebtedness of affiliated companies’ loan, etc. from financial institutions, etc.

Guarantee of Liabilities                                                                                130,172 million yen

Figure in parentheses is the Company’s obligation

                                                                                                                                       (129,360 million yen)

(4)	Amounts of monetary receivable from and payable to affiliated companies

Short-term monetary receivables from affiliated companies

                                                                                                                                   148,878 million yen

Short-term monetary payable to affiliated companies

                                                                                                                                       83,701 million yen

Long-term monetary receivables from affiliated companies

                                                                                                                                           911 million yen

Long-term monetary payable to affiliated companies

                                                                                                                                       48,850 million yen

(5)	Re-evaluation of lands

The Company succeeded lands for business by way of merger which was re-evaluated in accordance with the “Law for Re-evaluation of Land” (Law No. 34, issued on March 31, 1998), and the amount equivalent to the tax for the difference of such re-evaluation is posted as “deferred tax liabilities for re-evaluation” in the liability section and the remaining amount is posted in the net asset section as “revaluation reserve for land”.

• Method of re-evaluation • • •	By way of adding reasonable adjustment to the evaluated amount stipulated in Item 3, 4 and 5 of Article 2 of the “Law Implementation Order of Law for Re-evaluation of Land (Cabinet Order No. 119, promulgated on March 31, 1998)

[TRANSLATION]

• Date of re-evaluation • • • • •	March 31, 2000
• Difference between the market value and the book value after re-evaluation of the re-evaluated land as of the end of the current term

                                                                                                                                   r47,843 million yen

(6)	Matured Notes as of the last day of the business term

As to the accounting of matured notes as of the last day of the current term, such notes were settled on respective clearance date. Since the last day of the current term was non-business day for financial institutions, the following matured notes are included in the balance as of the end of business term.

Notes receivable                                                                                       13 million yen

Notes payable                                                                                           1 million yen

3.	Notes to the Statement of Profit and Loss

(1) Trading volume with affiliated companies

    Trading volume through commercial transaction

Sales                                                                   104,629 million yen

Sales expenses                                                118,636 million yen

Trading volume other than sales                 22,282 million yen

(2)	Impairment Loss

Impairment loss (16,984 million yen) for the following assets of the Company is posted in the current term.

(million yen)

Location	Type	Impairment Loss	Remarks
Fuji, Shizuoka	Structure Machine & equipment Land Others	1,012 9,895 2,046 486	Suspended equipments and equipments to be suspended Extraordinary Loss “business structure improvement expenses”
Total 13,439
Ishinomakim Miyagi	Structure Machine & equipment Others	107 1,964 168
Total 2,240
Iwanuma, Miyagi	Machine & equipment Others	822 29

[TRANSLATION]

		Total 852
Iwakuni, Yamaguchi	Machine & equipment	104
		Total 104

Chiyoda-ku and other, Tokyo	Building Machine & equipment Others	176 117 51	Assets, etc. to be dispose Extraordinary Loss “Others”
		Total 346
Total		16,984

To determine the sign of impairment loss, the company is practicing grouping the business assets by each business segment which is a cash flow generating unit.

As to the value of suspended assets and assets scheduled to be suspended along with the paper business recovery plan, it was reduced to the useful value till its disposal.

(3)	Matters regarding the business structure improvement expenses

The cost for reform of business structure improvement expenses (23,534 million yen) is posted in the current term. The main contents of the cost for reform of business structure are; 16,637 million for impairment loss of equipments which are to be suspend under the recovery plan for paper business; and fund for additional retirement benefits for voluntary retirement we solicited under the same plan.

(4)	Matters regarding losses due to the earthquake

19,047 million yen of loss due to the earthquake is posted in the current term. The main contents of loss due to the earthquake are 14,355 million yen of fixed costs of mills suffered damages from the Great East Japan Earthquake disaster for the period halted their operation, and costs for restoring the fixed assets to their original state.

4. Notes to the Statement of Changes in Shareholders’ equity, etc.

Type and number of issued shares at the end of the current term

Common shares:	1,080,671,242 shares

(Note) As a result of share consolidation as of April 24, 2012, the number of issued shares is 116,254,892 shares.

5. Notes to Deferred Tax Accounting

(1) Details of deferred tax assets and deferred tax liabilities by major cause of accrual

[TRANSLATION]

Deferred tax assets:
Accrued Bonus	1,088 million yen
Excess amount over the deductible limit of allowance for doubtful receivables	7,018 million yen
Account retirement benefit	10,311 million yen
Loss due to the earthquake	16,224 million yen
Loss on valuation of shares	13,872 million yen
Impairment Loss	9,320 million yen
Loss forwarded	15,252 million yen
Others	4,950 million yen
Deferred tax assets; subtotal	78,035 million yen
Valuation reserve	r32,242 million yen
Deferred tax assets; Total	45,793 million yen
Deferred tax liabilities
Reserve for advanced depreciation of noncurrent assets	r7,155 million yen
Valuation difference on available-for-sale securities	r789 million yen
Others	r1,396 million yen
Deferred tax liabilities; Total	r9,340 million yen
Net amount of deferred tax assets	36,453 million yen

(2)	Change of effective tax rate

“Law to Amend a Part of Income Tax Laws, etc. for Formation of Tax System to Respond to Structural Transformation of Economical Society” (Law No. 114) and “Act on Special Measures for Securing Necessary Financial Resources for Implementation of Measures for Recovery from the Great East Japan Earthquake” (Law No. 117) were promulgated on December 2, 2011, accordingly, the statutory effective income tax rate to be used in computation of deferred tax assets and deferred tax liabilities, have changed from 40.6% to 38.0% for the items callable during the business years start on or after April 1, 2012 but before March 31, 2015, and 35.6% for the items callable during the business year start after April 1, 2015, respectively.

The effected amounts of such changes are; 3,576 million yen decrease in deferred tax assets as of the end of current term (the amount after deduction of

[TRANSLATION]

deferred tax liabilities), 4,214 million yen decrease in deferred tax liabilities pertaining to the re-evaluation, and 3,715 million yen increase in adjusted amount for corporate tax, etc.

6. Notes to Financial Instruments

(1)	The Company introduced a cash management system (CMS) and manages funding in the group’s affiliated companies in an integrated fashion. Management of fund is limited to highly-safe bank deposits, etc. Financing is conducted through loans, etc. from financial institutions based on our whole group’s forecast of funding.

Credit risks of the customers pertaining to the operating receivables are mitigated in accordance with the rules for credit controls common to the group. Though the loan receivables are also exposed to the risk, they are loaned mostly to the affiliated companies, and we keep up their financial status and have them take improvement measure of finance as necessary.

Investment securities are mainly listed stocks and stocks of affiliates companies, and the market value of the listed stocks are checked in a timely manner.

The due date of operating payable is within one (1) year. Loans payable are exposed to an interest risk, but the rate of interests payable of some long-term loans with interest volatility risk, are fixed by exercising interest rate swap.

Though monetary receivables and payables denominated in foreign currency are exposed to currency exchange fluctuation risks, such risks are hedged by using forward exchange contract, etc.

In addition, operating payables and loan payables are exposed to liquidity risks, but such risks are managed by making financial budget which is updated daily and monthly, and preparing cash management plan.

(2)	Current value, etc. of financial instrument

The balance sheet amount, current value and the difference between them as of March 31, 2012 (the end of the current term) are as follows:

(million yen)

	Balance Sheet Amount	Current Value	Difference
(1) Cash and deposit	110,079	110,079	—
(2) Accounts receivable	78,331	78,331	—
(3) Short-term loans	226,611	226,611	—

[TRANSLATION]

(4) Investment securities Other securities	22,538	22,538	—
(5) Stocks and equity capital of affiliated companies	12,973	36,739	—
(6) Short-term liabilities	(246,809)	(247,097)	23,765
(7) Accounts payable	(94,959)	(94,959)	288
(8) Long-term liabilities	(597,287)	(624,487)	—
(9) Derivatives transaction	794	794	27,200
			—

The amount in parentheses shows items posted in liabilities.

(Note)	(1) Cash and deposits, and (2) Accounts receivable

Since these are settled in a short period, the current value is almost same as the book value. Accordingly the current value is the relevant book value.

(3)	Short-term loans

Since	these are settled in a short period, the current value is almost same as the book value. Accordingly the current value is the relevant book value. Further, the Allowance for doubtful accounts (19,566 million yen on the balance sheet) which individually posted are deducted.

(4)	Investment securities

The	current value is market price. As to un-listed stocks (16,254 million yen on the balance sheet) and equity securities (999 million yen on the balance sheet), since there are no market price and not able to estimate future cash flow, it is quite difficult to recognize the current value. Accordingly, those are not included in “(4) Investment securities, other securities”.

(5)	Stocks and investment capital of affiliates companies

The current value is market price. As to un-listed stocks (187,072 million yen on the balance sheet) and equity capital (763 million yen on the balance sheet), since there are no market price and not able to estimate future cash flow, it is quite difficult to recognize the current value. Accordingly, those are not included in “(5) Stocks and investment in affiliates.

(6)	Short-term liabilities

Since	these are settled in a short period, the current value is almost equivalent to the book value. Accordingly, the current value is the

[TRANSLATION]

relevant book value. As to the long-term liabilities within one (1) year, it is calculated by the current value of the future cash flow discounted at interest rate of which a risk-free rate adjusted by credit spread.

(7)	Accounts payable

Since	these are settled in a short period, the current value is almost equivalent to the book value. Accordingly, the current value is the relevant book value.
(8)	Long-term liabilities

The long-term liabilities is, after sorted its total amount of principal and interest by certain period of time, computed by the current value of the future cash flow discounted at interest rate of which a risk-free rate adjusted by credit spread. Further, the long-term liabilities with variable interest rate is a subject of the exceptional treatment of interest rate swap (see (9) below) and is calculated by the total amount of principal and interest, which was treated as a part of such interest swap, discounted in the same way of the above.

(9)	Derivatives transaction

Since	those under exceptional treatment of interest swap are treated as a part of long-term liabilities which are regarded as hedge target, its current value is included in the current value of such long-term loan payable (see (8) above).

Since	those to which deferral hedge accounting such as foreign exchange contract, etc., was applied, are treated as a part of Accounts payable and Amounts in arrears which are regarded as hedge target, those are not included in “(9) Derivatives transaction”. As to those to which deferral hedge accounting was not applied, the credit and liabilities accrued from derivatives transaction are indicated in net amount.

7. Notes to Rental or Leased Real Properties

(1)	Status of rental or leased real properties

The Company owns rental or leased land and buildings, and unused land and buildings.

(2)	Current value of rental or leased real properties

(million yen)

[TRANSLATION]

The balance sheet amount	Current value
22,745	79,737

(Note 1)	The balance sheet amount is an amount after deduction of the accumulated amount of depreciation and accumulated amount of impairment loss from acquisition cost.

(Note 2)	As to the current values at the end of the current term, the value of important properties was calculated pursuant to “Real Property Appraisal Standard”, and the value of other properties are based on an index which deemed to be reflecting certain evaluated value and appropriate market price.

8. Notes to Transaction with Related Parties

(1) Parent company and principal corporate shareholders

Type	Name of Company	Percentage of voting rights being held (%)	Relation		Content of transaction	Amount of transaction( million yen)	Class	End of term balance (million yen
			Concurrently serving officer, etc.	Business relation
Parent company	Nippon Paper Group, Inc.	100.00	6 Concurrently serving officers	Management coaching	Short-term fund lending & collection (Note 1,2)	26,100	Short-term loans	23,449
					Short-term fund borrowing (Note 3)	93,000	Short-term liabilities	20,000
					Long-term loan payable (Note 3)	—	Long-term liabilities	48,000
					Guarantee of liabilities (Note 4)	68,000	—	—

(Terms of transaction and policies, etc. for decision-making on transaction terms)

(Note 1)	As to lending of fund, the loan interest receivable is reasonably determined in consideration of commercial interest rate.

(Note 2)	Since transaction of lending and collection are conducted in a repetitive fashion, the amount above is an average amount of the balance during the effective term.

(Note 3) As to the borrowing of fund, the interest payable is the interest rate at a market where the fund was raised.

(Note 4) Guarantee for bonds issued by Nippon Paper Group, Inc. No guarantee charge is received.

[TRANSLATION]

(2)	Subsidiaries, etc.

Type	Name of Company	Percentage of voting rights held (%)	Relation		Content of Transaction	Amount transaction (million yen)	Class	End of term balance (million yen)
			Concurrently serving officer, etc.	Business relation
Subsidiary Company	NP Trading Co., Ltd.	98.35	—	Sales of the Company’s products	Short- term fund lending & collection (Note 1,2)	29,146	Short-term loans	31,418
					Acceptance of bills and note payable (Note 3)	58,509	Amount in arrears	17,213
					Sales of products (Note 4)	92,134	Accounts receivable	26,472
	PAL Wood Materials Co., Ltd	100.00	—	—	Short- term fund lending & collection (Note 2, 5)	16,927	Short-term liabilities (Note 6)	17,144

(Terms of transaction and policies, etc. for decision-making on transaction terms)

Notes: 1	As to lending of fund, the loan interest receivable is reasonably determined in consideration of commercial interest rate.
2	Since transaction of lending and collection are conducted in a repetitive fashion, the amount above is an average amount of balance during the term.
3	The Company sells the accepted bills and note payable at the market.
4	The price and other trade terms are determined upon price negotiations in consideration of the actual market condition.
5	As to the loan to PAL Wood Materials Co., Ltd., interest payment is exempted.
6	For the short-term loan to PAL Wood Materials Co., Ltd., 14,366 million yen was allocated to the allowance for doubtful account.

(3)	Fellow subsidiaries

Type	Name of Company.	Percentage of voting rights held	Relation		Content of transaction	Amount of transaction (million yen)	Class	End of term balance (million yen
			Concurrently serving officer, etc.	Business relation
Subsidiary of the parent company	Nippon	—	2 Concurrently serving officers	Sales of products to the	Short-term fund lending & collection (Note 1,2)	135,027	Short-term loans	121,326

[TRANSLATION]

Daishowa Paperboard Co., Ltd.	Company’	Purchase on behalf, raw materials and fuel (Note 3)	51,542	Accounts receivable	17,090

(Terms of transaction and policies, etc. for decision-making on transaction terms)

Notes;	1 As to lending of fund, the loan interest receivable is reasonably determined in consideration of commercial interest rate.

2	Since transaction of lending and collection are conducted in a repetitive fashion, the amount above is an average amount of balance during the term.

3	The Company purchases on behalf of Nippon Daishowa Paperboard Co., Ltd., a part of raw materials and fuels for its use.

9. Notes to Per Share Information

Net assets per share:	1,862.57 yen
Net loss per share of the current term:	403.81 yen

(Note)	The company consolidated shares to 116,254,892 shares from 1,080,671,242 as of April 24, 2012. The net assets per share and the net losses per share of the current term were computed on the assumption that such share consolidation was made at the beginning of the current business term.

10. Notes to Significant Subsequent Event

1.	Execution of the Merger Agreement between the Company and Nippon Paper Group, Inc. a parent company of the Company

The Company resolved at the Board of Directors’ meeting held on April 25, 2012, the approval of merger with the Company’s parent company, Nippon Paper Group, Inc. (hereinafter “Nippon Paper Group”) and the Company to be a surviving company, and executed the merger agreement as of the same day.

(1) Purpose of the merger

Nippon Paper Group was established as a holding company of the Company and Daishowa Paper Co., Ltd. in March 2001, and in April 2003, organized its subsidiaries’ businesses into the paper business and the paperboard business segments, and reorganized its subsidiaries in accordance with such business segments, and has until now worked to increase its corporate value as a holding company.

Regarding Nippon Daishowa Paperboard Co., Ltd. (“Nippon Daishowa

[TRANSLATION]

Paperboard”), Nippon Paper-Pak Co., Ltd. (“Nippon Paper-Pak”) and Nippon Paper Chemical Co., Ltd. (“Nippon Paper Chemical”), which are to merge with the Company at this time, each company has expanded its business in its respective industry and contributed profits to the entire group. The importance of each company’s business continues to increase. On the other hand, since the business environment surrounding the group has changed rapidly (for example, due to diversification of customers’ needs), there has been an increase in the overlapping business fields, customers and products, etc. among these companies, and as a result, it is becoming difficult under the current framework of business for each company to respond to such changes promptly.

In addition, with respect to the Company, which is responsible for the domestic paper business, as the core business of the group, since there has been a decrease in domestic demand in the paper business that is expected to continue into the future, the group faces the urgent needs to expand in the areas where its businesses are growing, such as package material business, paper cartons and bio-chemical business.

In light of the situation stated above, the group believes that it should consider the current holding company system and merge the above-mentioned group companies, as a result of which the resources in the entire group can be allocated more promptly and efficiently than ever and the growth areas of the group’s business can be developed into the core businesses along with the domestic paper business.

We will rebuild the operational structure of our business promptly through the measures taken at this time, and will work to increase the corporate value.

(2) Method of merger and name of the company after merger

Method of merger	Absorption-type merger. The Company to be a company surviving the merger and Nippon Paper Group, Inc. to be dissolved and absorbed.

Company’s name after merger	Nippon Paper Industries Co., Ltd.

(3) Details of allotment pertaining to the merger

 Ratio of allotment of the shares

One share of the Company’s common stock for each share of Nippon Paper Group’s common stock shall be allotted and delivered.

‚ Computation basis for the merger ratio

[TRANSLATION]

With ensuring fairness and legitimacy as its first priority, Nippon Paper Group asked Mizuho Securities Co., Ltd. (“Mizuho Securities”), a third party institution, to analyze the impacts that the Merger might have on the Company and outstanding common shares of the Company held by its shareholders, and it has received the results, etc. of such analysis. Taking the results of the analysis from Mizuho Securities fully into account, the Company and Nippon Paper Industries established the merger ratio shown above.

ƒ The Company’s shares owned by Nippon Paper Group

The Company’s shares owned by Nippon Paper Group will become treasury shares held by the Company as of the effective date of the merger, however, the same company will replace all of the relevant shares with newly issued shares and allot and deliver them to shareholders (excluding the same company) of the same company.

(4) Details of main business and scale of the other company

Trade Name	Nippon Paper Group, Inc. (Acquired company)
Head Office Location	2-2 Hitotsubashi 1-Chome, Chiyoda-ku, Tokyo

Name & title of the Representative	Director and President Yoshio Haga

Details of Business	Mainly management of pulp and paper companies through ownership of such companies

Capital	55,730 million yen

Date of establishment	March 30, 2001

Number of Issued shares (Note)	116,254,892 shares

Settlement Date	March 31

(Note) As of March 31, 2012

(5) Time of merger

April 1, 2013 (planned)

(6) Outline of Accounting

The Merger falls under the category of a transaction under common control which is described in the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, issued December 26, 2008) and “Guidance for Accounting Standard for Business Combinations” (ASBJ Guidance No.10, issued December 26, 2008).

[TRANSLATION]

2.	Execution of a merger agreement among the Company, Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemical

The Company resolved at the Board of Directors’ meeting held on April 25, 2012, the approval of merger with Nippon Daishowa Paperboard (a wholly owned subsidiary of Nippon Paper Group, Inc.), Nippon Paper-Pak (a wholly owned subsidiary of the Company) and Nippon Paper Chemical (a wholly owned subsidiary of the Company) and the Company to be a surviving company, and executed the merger agreement as of the same day.

(1) Purpose of the merger

Nippon Paper Group was established as a holding company of the Company and Daishowa Paper Co., Ltd. in March 2001, and in April 2003, organized its subsidiaries’ businesses into the paper business and the paperboard business segments, and reorganized its subsidiaries in accordance with such business segments, and has until now worked to increase its corporate value as a holding company.

Regarding Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd. and Nippon Paper Chemical Co., Ltd., which are to merge with the Company at this time, each company has expanded its business in its respective industry and contributed profits to the entire group. The importance of each company’s business continues to increase. On the other hand, since the business environment surrounding the group has changed rapidly (for example, due to diversification of customers’ needs), there has been an increase in the overlapping business fields, customers and products, etc. among these companies, and as a result, it is becoming difficult under the current framework of business for each company to respond to such changes promptly.

In addition, with respect to the Company, which is responsible for the domestic paper business, as the core business of the group, since there has been a decrease in domestic demand in the paper business that is expected to continue into the future, the group faces the urgent needs to expand in the areas where its businesses are growing, such as package material business, paper cartons and bio-chemical business.

In light of the situation stated above, the group believes that it should consider the current holding company system and merge the above-mentioned group companies, as a result of which the resources in the entire group can be allocated more promptly and efficiently than ever and the growth areas of the

[TRANSLATION]

group’s business can be developed into the core businesses along with the domestic paper business.

We will rebuild the operational structure of our business promptly through the measures taken at this time, and will work to increase the corporate value.

(2) Method of merger and name of the company after merger

Method of merger	Absorption-type merger. The Company to be a accompany surviving the merger and Nippon Daishowa Paperboard, Nippon Paper-Pak and Nippon Paper Chemical to be dissolved and absorbed.
Company’s name after merger	Nippon Paper Industries Co., Ltd.

(3) Details of allotment pertaining to the merger

The Company, a surviving company, and Nippon Daishowa Paperboard, an absorbed company, are wholly owned subsidiaries of the Nippon Paper Group Inc. at the time of merger, and Nippon Paper-Pak and Nippon Paper Chemical, the absorbed companies, are wholly owned subsidiaries of the Company at the time of merger, accordingly, there will be no allotment of shares or delivery of any other consideration at the time of merge.

(4) Details of main business and scale of the other companies

Trade Name	Nippon Daishowa Paperboard Co., Ltd. (Acquired company)
Head Office Location	1 Kanda Suda-cho 3-Chome, Chiyoda-ku, Tokyo

Name & title of the Representative	Director and President Hironori Iwase

Details of Business	Manufacture and sales of containerboard, manila board, duplex board, other paperboard, base stock for building material, core base stock and paper

Capital (Note 1)	10,863 million yen

Date of establishment	August 28, 1913

Number of Issued shares (Note 1)	179,483,599 shares

Sales Volume (Note 2)	144,539 million yen

Net loss of the current term (Note 2)	1,526 million yen

Net assets (Note 2)	36,750 million yen

Total assets (Note 2)	200,088 million yen

[TRANSLATION]

Settlement date	March 31

Notes: 1. As of March 31, 2012

     2. For the term ending March 2012

Trade Name	Nippon Paper-Pak Co., Ltd. (Acquired company)
Head Office Location	2-2 Hitotsubashi 1-Chome, Chiyoda-ku, Tokyo

Name & title of the Representative	Director and President Tadasu Fukawa

Details of Business	Manufacture and sales of liquid-packaging cartons, folding cartons, processed plastic products, filling machines and wrapping machines Purchase and sales of household products

Capital (Note 1)	4,000 million yen

Date of establishment	March 18, 1965

Number of Issued shares (Note 1)	8,000,000 shares

Sales Volume (Note 2)	39,247 million yen

Net profits of the current term (Note 2)	1,063 million yen

Net assets (Note 2)	16,363 million yen

Total assets (Note 2)	37,046 million yen

Settlement date	March 31

Notes: 1. As of March 31, 2012

     2.  For the term ending March 2012

Trade Name	Nippon Paper Chemical, Ltd. (Acquired company)

Head Office Location	2-2 Hitotsubashi 1-Chome, Chiyoda-ku, Tokyo

Name & title of the Representative	Director and President Masami Yamaki

Details of Business	Manufacture and sales of functional coating resins, functional film, dissolving pulp, functional chemical products

Capital (Note 1)	3,000 million yen

Date of establishment	October 1, 2002

Number of Issued shares (Note 1)	60,001 shares

[TRANSLATION]

Sales Volume (Note 2)	35,364 million yen

Net profits of the current term (Note 2)	2,825 million yen

Net assets (Note 2)	19,700 million yen

Total assets (Note 2)	39,151 million yen

Settlement date	March 31

Notes: 1. As of March 31, 2012

     2. For the term ending March 2012

(5)	Time of merger

October 1, 2012 (planned)

(6) Outline of Accounting

The merger falls under the transactions involving entities under common control stipulated in “Accounting Standards for Business Combination” (Corporate Accounting Standard No. 21, December 26, 2008) and “Application Guidance of Accounting Standard for Business Combination and Accounting Standard for Business Divestitures, etc. (Application Guidance of Corporate Accounting Standard No. 10, December 26, 2008).

[TRANSLATION]

Accounting Auditor’s Report Copy

Independent Auditor’s Report

May 11, 2012

To the Board of Directors

Nippon Paper Industries, Co., Ltd.

Ernst & Young Shin Nihon LLC

CPA, Designated Limited Liability Partner/Executive Partner

Takashi Uchikoshi (seal)

CPA, Designated Limited Liability Partner/Executive Partner

Toshinari Takeno (seal)

CPA, Designated Limited Liability Partner/Executive Partner

Tatsuya Kushida (seal)

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the financial statements, i.e., the balance sheet, the statement of profits and losses, statement of changes in shareholders’ equity, notes to non-consolidated financial statement and annexed detailed statement for the 88th fiscal year (from April 1, 2011 to March 31, 2012) of Nippon Paper Industries Co., Ltd.

Management’s responsibility for financial statements, etc.,

The management is responsible for the preparation and present appropriately of these financial statements and annexed detailed statement in accordance with auditing standards that are generally accepted as fair and appropriate in Japan. This includes to preparation and operation of internal control system that management regards necessary in order to prepare and present appropriately financial statements and annexed detailed statement without material misrepresentation by fraudulence or error.

Auditor’s responsibility

Our responsibility is to express our opinions on these financial statements and annexed detailed statement as Independent Auditor based on audit we conducted. Our audit was conducted in accordance with auditing standards that are generally accepted as fair and appropriate in Japan. These auditing standards require us, in order to obtain reasonable assurances about whether the financial statements and annexed detailed statement are free of

[TRANSLATION]

material misrepresentation, to establish an audit plan, and conduct audit based on such plan.

In auditing, procedures, in order to obtain audit evidence of the amount and disclosure of the financial statement and annexed detailed statement, are conducted. Audit process is, upon our judgment, selected and adopted based on risk valuation of material misrepresentation of financial statement and annexed detailed statement. Though the purpose of the audit is not to represent opinion regarding validity of internal control system, we, upon implementation of risk valuation, consider internal control system regarding preparation and appropriate presentation of financial statement and annexed detailed statement in order to establish a plan of adequate audit process that matches situation. Further, auditing includes considering presentation of financial statement and annexed detailed statement as a whole, including accounting policy that the management adopted and its method of adoption, and valuation of estimate conducted by the management.

We believe that we obtained a reasonable basis for forming our opinion as a result of our audit.

Audit opinion

We find that the above financial statements and annexed detailed statement are in accordance with the corporate accounting standards that are generally accepted in Japan, and present fairly the assets and profits/losses for the fiscal year of this financial statement and annexed detailed statement in all material respects.

Emphasizing point

1.	As stated in Note 1 of “10. Notes to Significant Subsequent Event” of Notes to the Non-Consolidated Financial Statement, the company resolved at the board of directors’ meeting held on April 25, 2012, the approval of merger with the company’s parent company, Nippon Paper Group, Inc. and the company to be a surviving company, and executed merger agreement as of the same day.

2.	As stated in Note 2 of “10. Notes to Significant Subsequent Event” of Notes to the Non-Consolidated Financial Statement, the company resolved at the Board of Directors’ meeting held on April 25, 2012, the approval of merger with Nippon Daishowa Paperboard Co., Ltd., Nippon Paper-Pak Co., Ltd., and Nippon Paper Chemical Co., Ltd and the company to be a surviving company, and executed the merger agreement as of the same day.

Such issues will not affect our opinion.

Vested interest

Our firm and the executive partners do not have any vested interest in the Company for which disclosure would be required under the provisions of the Certified Public Accountants Act.

[End]

[TRANSLATION]

Board of Statutory Auditors’ Report

Board of Statutory Auditors’ Report

We, the Board of Statutory Auditors, have discussed the Company Directors’ business activities during the 88th fiscal year of the Company, which lasted from April 1, 2011 to March 31, 2012, based on audit reports prepared by each Statutory Auditor, and prepared our audit report as described below.

1. Methods and details of audits by Statutory Auditors and the Board of Statutory Auditors

The Board of Statutory Auditors established an audit policy, allotted duties to each Statutory Auditor and received reports from the Directors, etc. and from the Accounting Auditor on the execution of their respective duties and, when necessary, requested their explanations regarding such reports in addition to receiving reports from each Statutory Auditor on the implementation and results of audits.

In accordance with the Standards for Auditing by Statutory Auditors determined by the Board of Statutory Auditors, each Statutory Auditor communicated well with Directors, the Internal Auditing Office of the parent company, and other employees; endeavored to gather information and to improve the audit environment; attended meetings of the Board of Directors and other important meetings; received reports from Directors and employees, etc. on the conduct of their business activities; requested explanations from them when necessary; reviewed significant approval documents; and conducted inspections at the Company’s head office and main sales offices. Regarding the resolution(s) of the Board of Directors on the establishment and improvement of the systems established pursuant to Paragraphs 1 and 3 of Article 100 of the Ordinance for Enforcement of the Companies Act to ensure that joint-stock company’s operations are carried out appropriately, including a system to ensure that the execution of duties of Directors is in compliance with laws and ordinances and the Articles of Incorporation of the Company, as described in the business report, and the systems established based on the said resolution (internal control system), each Statutory Auditor regularly received reports from Directors and employees, etc., requested explanations from them when necessary, and expressed opinions on the establishment and practice of the systems. With respect to subsidiaries, each Statutory Auditor strove to communicate well and exchange information with Directors and Statutory Auditors of the subsidiaries, and went to and received reports from the subsidiaries on their businesses when necessary. Through these methods, each Statutory Auditor examined the business report and the annexed detailed

[TRANSLATION]

statement for the fiscal year.

In addition, we monitored and verified whether the Accounting Auditor maintained its independent position and implemented appropriate audits, received reports from the Accounting Auditor on the execution of their duties, and, when necessary, requested explanations from them. We were notified by the Accounting Auditor that the firm has established a “System for ensuring appropriate execution of their duties” (as enumerated in Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards Relating to Auditing” (Business Accounting Deliberation Council on October 28, 2005), and, when necessary, requested their explanations. Through these methods, we reviewed the non-consolidated financial statements for the fiscal year (the balance sheet, the statement of profits and losses, the statement of changes in shareholders’ equity, and notes to the financial statements) and their annexed detailed statement for the fiscal year.

2. Conclusions of the audit

(1)	Results of audit of the Business Report, etc.

a.	We find that the business report and its annexed detailed statement fairly present the conditions of the Company in accordance with applicable laws and ordinances as well as the Company’s Articles of Incorporation.

b.	We found there was no fraudulent conduct or serious violation of laws and regulations or the Company’s Articles of Incorporation committed by any Directors in the execution of their duties.

c.	We find that the resolution(s) of the Board of Directors regarding the internal control system are appropriate. We did not find any matter that needs to be mentioned with respect to the contents of the business report and the Directors’ execution of their duties regarding the internal control system, including internal control over financial reporting.
(2)	Result of Audit of non-consolidated financial statements and the annexed detailed statement

We find the methods and the conclusions of the audit by Ernst & Young Shin Nihon LLC to be appropriate.

May 14, 2012

Board of Statutory Auditors

Nippon Paper Industries Co., Ltd.

Standing Statutory Auditor (full-time)	Hirotoshi Ishikawa (seal)

[TRANSLATION]

Statutory Auditor (full-time)	Akio Uwano (seal)

Statutory Auditor	Yoshihiro Morikawa (seal)

Statutory Auditor	Naoki Yanagida (seal)

Note: Statutory Auditor Yoshihiro Morikawa and Statutory Auditor Naoki Yanagida are the Outside Statutory Auditors under Article 2, Item 16 and Article 335, Paragraph 3 of the Companies Act.

[TRANSLATION]

Proposal 3 Decrease of the Amount of Capital Reserves

In order to realize flexible and efficient capital policies, we would like to decrease the amount of capital reserves and transfer such amount to other capital surplus.

1.	Decrease of the amount of reserves The Company proposes to decrease the amount of capital reserve and transfer such amount to other capital surplus in accordance with the provisions of Paragraph 1 of Article 448 of the Companies Act.

(1)	Amount of reserves to be decreased: 315,462,000,000 yen out of 328,962,542,862 yen of capital reserve

(2)	Amount of surplus to be increased: Other capital surplus; 315,462,000,000 yen

2.	Date of entry into force of the decrease in the amount of reserves: It is scheduled to enter into force on August 21, 2012.

[TRANSLATION]

Proposal 4 Partial Amendment of the Articles of Incorporation

1.	Reason for amendment

(1)	In order to enable the Company to execute a contract for limitation of liability with Outside Statutory Auditors, and to make it possible to invite persons suitable to be Outside Statutory Auditors and to take full advantage of their expected roles, new provisions will be added, which will enable the Company to execute a Contract for Limitation of Liability with Outside Statutory Auditors.

(2)	Due to the addition of the proposed amendment of Article 33, the numbers of Article 33 and the following Articles of the existing Articles of Incorporation will be 1 larger than their respective current numbers.

2.	Details of the amendment
Details	of the proposed amendment are as follows:

(The underlines reflect said amendments.)

The Existing Articles of Incorporation	Amendment proposals
(a new provision)

(Contract for Limitation of Liability with Outside Statutory Auditors)

Article 33. The Company may, pursuant to the provisions of Paragraph 1 of Article 427 of the Companies Act, execute a contract for limitation of liability with the Outside Statutory Auditors, which limits liability for damages due to negligence of their duties, provided, however, that their maximum amount of limit of liability shall be the amount set forth by laws or ordinances.

Chapter 6: Accounting Auditor	Chapter 6: Accounting Auditor

Article 33 through Article 34 (The body texts are omitted)	Article 34 through Article 35 (same as existing Article 33 through 34)

Chapter 7: Accounts	Chapter 7: Accounts

Article 35 through Article 38 (The body texts are omitted)	Article 36 through Article 39 (same as existing Article 35 through 38)

[TRANSLATION]

Proposal 5 Election of Ten (10) Directors

The terms of office of all ten (10) directors will expire as of the conclusion of this General Meeting of Shareholders, and consequently shareholders are requested to elect ten (10) directors.

The candidates for directors are as follows:

No	Name (Date of birth)	Brief personal history, title, responsibilities and status of important concurrent offices held in other entities		No. of the Company’s shares held

		Apr. 1963	Joined Jujo Paper Co., Ltd.

		Jun. 1996	Komatsushima Mill Manager of Nippon Paper Industries Co., Ltd.

		Jun. 1998	Director & Asahikawa Mill Manager of the same

		Mar. 2001	Managing Director, Asahikawa Mill Manager & Yufutsu Mill Manager of the same

1	Masatomo Nakamura (Feb. 3, 1941)	Apr. 2003	Senior Managing Director & General Manager of Corporate Planning Div. of the same	14,805

		Jun. 2003	Director of the Company

		Jun. 2005	Rep. Director & President of Nippon Paper Industries Co., Ltd;

		Jun. 2008	Rep. Director & President of the Company Director & Chairman of the Company (currently serving)

[TRANSLATION]

	Apr. 1974	Joined Jujo Paper Co., Ltd.

	Jul. 1995	Manager of Materials Dept. of Ishinomaki Mill of Nippon Paper Industries Co., Ltd.

	Jul. 1997	Manager of Engineering Dept. of Komatsushima Mill of the same

	Jun. 2000	Manager of Engineering Dept. of Nakoso Mill of the same

	Jun. 2002	Komatsushima Mill Manager of the same

	Jun. 2004	Director, Deputy General Manager of Corporate Planning Div. & Manager of Corporate Planning Dept. of the same

	Jun. 2005	Director, General Manager of Corporate Planning Div. & Manager of Corporate Planning Dept. of the same; Director & in charge of Investor Relations of the Company

Yoshio Haga (Dec. 24, 1949)	Apr. 2006	Managing Director & General Manager of Corporate Planning Div. of Nippon Paper Industries Co., Ltd.; Director & in charge of Public & Investor Relations of the Company;	12,852

	Jun. 2007	Director & General Manager of Corporate Planning Div. of the Company

	Jun. 2008	Rep. Director & President of Nippon Paper Industries Co., Ltd (currently serving); Rep. Director & President of the Company (currently serving)

[Status of important concurrent offices in other entities]

Rep. Director & President of Nippon Paper Industries Co., Ltd.;

Director of Lee & Man Paper Manufacturing Limited;

Chairman of Japan Paper Association

[TRANSLATION]

		Apr. 1970	Joined Jujo Paper Co., Ltd.

		Apr. 1993	Manager of Administration Dept. of Yatsushiro Mill of Nippon Paper Industries Co., Ltd.

		Jun. 2001	General Manager of Personnel & General Affairs Div. of the same

		Jun. 2002	Director & General Manager of Personnel & General Affairs Div. of the same

		Jun. 2003	Director of the Company (through Jun. 2006)

		Jun. 2004	Managing Director & General Manager of Personnel & General Affairs Div. of Nippon Paper Industries Co., Ltd.

		Apr. 2006	Managing Director & General Manager of Newsprint Sales Div. of the same

		Jun. 2007	Senior Managing Director & General Manager of Newsprint Sales Div. of the same

3	Tsuyoshi Yamashita (Oct. 29, 1947)	Jun. 2008	Director of Nippon Daishowa Paperboard Co., Ltd. (currently serving); Rep. Director & Executive Vice President, Assistant of President & General Manager of Financial Div. of Nippon Paper Industries Co., Ltd.; Rep. Director & Executive Vice President, General Manager of CSR Div. & General Manager of Financial Div. of the Company (currently serving)	6,141

		Jun. 2011	Rep. Director & Executive Vice President & General Manager of Financial Div. of Nippon Paper Industries Co., Ltd. (currently serving);

[Status of important concurrent offices in other entities] Rep. Director & Executive Vice President Director of Nippon Daishowa Paperboard Co., Ltd.

[TRANSLATION]

		Apr. 1974	Joined Jujo Paper Co., Ltd.

		Jun. 2000	Manager of Accounting & Budgeting Dept. of Financial Div. of Nippon Paper Industries Co., Ltd.

		Jun. 2002	Manager of Subsidiaries and Affiliated Companies Dept. of Subsidiaries and Affiliated Companies Div. of the same

		Jun. 2003	Deputy General Manager of Corporate Planning Div. & Manager of Subsidiaries and Affiliated Companies Dept. of the same

		Jun. 2004	Director, General Manager of Subsidiaries and Affiliated Companies Div. & Manager of Subsidiaries and Affiliated Companies Dept. of the same

		Jun. 2005	Director of the Company

		Apr. 2006	Director & General Manager of Personnel & General Affairs Div. of Nippon Paper Industries Co., Ltd.

		Jun. 2007	Managing Director & General Manager of Personnel & General Affairs Div. of the same; Director & in charge of Personnel & General Affairs Div. of the Company

4	Masaru Motomura (Feb. 20, 1950)	Jun. 2008	Director of Nippon Paper Crecia Co., Ltd. (currently serving); Managing Director & General Manager of Corporate Planning Div. of Nippon Paper Industries Co., Ltd.; Director & General Manager of Corporate Planning Div. of the Company	9,233

		Jun. 2010	Senior Managing Director & General Manager of Corporate Planning Div. of Nippon Paper Industries Co., Ltd. (currently serving)

		Aug. 2010	Director, General Manager of Corporate Planning Div. & Chief of Lee & Man Paper Project Promotion Office (currently serving)

[TRANSLATION]

[Status of important concurrent offices in other entities]

Senior Managing Director & General Manager of Corporate Planning Div. of Nippon Paper Industries Co., Ltd.; Director of Paper Australia Pty Ltd.

5	Fumio Manoshiro (Mar. 3, 1953)	Apr. 1975	Joined Jujo Paper Co., Ltd.	6,793
		Jun. 2000	Manager of Raw Material & Purchasing Dept. of Ishinomaki Mill of Nippon Paper Industries Co., Ltd.
		Jul. 2001	Manager of Forestry Dept. of Raw Material & Purchasing Div. of the same
		Jun. 2004	Deputy General Manager of Raw Material & Purchasing Div. & Manager of Forestry Dept. of the same
		Jun. 2006	Director, Deputy General Manager of Raw Material & Purchasing Div. & Manager of Forestry Dept. of the same
		Apr. 2007	Director & Yatsushiro Mill Manager of the same
		Jun. 2009	Director & General Manager of Raw Material & Purchasing Div. of the same;
Director & in charge of Raw Material & Purchasing of the Company (currently serving)
		Jun. 2010	Managing Director & General Manager of Raw Material & Purchasing Div. of Nippon Paper Industries Co., Ltd. (currently serving)
[Status of important concurrent offices in other entities] Managing Director & General Manager of Raw Material & Purchasing Div. of Nippon Paper Industries Co., Ltd.

6	Syuhei Marukawa (Dec. 21, 1951)	Apr. 1975	Joined Jujo Paper Co., Ltd.	6,604
		Jul. 2000	Manager of Administration Dept. of Asahikawa Mill of Nippon Paper Industries Co., Ltd.
		Jul. 2004	Yufutsu Mill Deputy Manager & Manager of Administration Dept., Shiraoi Mill Deputy Manager & Manager of Administration Dept. of the same
		Jun. 2005	Deputy General Manager of Personnel & General Affairs Div. & Manager of Personnel Dept. of the

[TRANSLATION]

		Jun. 2007	same Director, Deputy General Manager of Personnel & General Affairs Div. & Manager of Personnel Dept. of the same
		Jun. 2008	Director & General Manager of Personnel & General Affairs Div. of the same;
Director & General Manager of Personnel & General Affairs Div. of the Company (currently serving)
		Jun. 2010	Managing Director & General Manager of Personnel & General Affairs Div. of Nippon Paper Industries Co., Ltd. (currently serving)

[Status of important concurrent offices in other entities] Managing Director & General Manager of Personnel & General Affairs Div. of Nippon Paper Industries Co., Ltd.

7	* Kazufumi Yamazaki (Jun. 6, 1955)	Apr. 1980	Joined Sanyo-Kokusaku Pulp Co., Ltd.	3,820
		Jul. 2001	Manager of Paper Production 2nd Dept. of Ishinomaki Mill of Nippon Paper Industries Co., Ltd.
		Feb. 2003	Manager of Paper Production Dept. of Iwakuni Mill of the same
		Apr. 2006	Iwakuni Mill Deputy Manager & Manager of Administration Dept., Manager of Safety & Security Management Office & Manager of Paper Production Dept. of the same
		Jul. 2008	Iwakuni Mill Deputy Manager & Manager of Administration Dept. & Manager of Safety & Security Management Office of the same
		Dec. 2009	Iwakuni Mill Deputy Manager of the same
		Jun. 2010	Director, Deputy General Manager of Engineering Div. & Manager of Production Dept. of the same;
		Mar. 2011	Deputy General Manager of R&D Div. & Manager of Production Div. of the Company (currently serving)
Director, Deputy General Manager of Disaster Recovery Div., Deputy General Manager of

[TRANSLATION]

Engineering Div. & Manager of Production Dept. of Nippon Paper Industries Co., Ltd. (currently serving)

[Status of important concurrent offices in other entities]

Director, Deputy General Manager of Disaster Recovery Div., Deputy General Manager of Engineering Div. & Manager of Production Dept. of Nippon Paper Industries Co., Ltd.

8	Hironori Iwase (Jun. 7, 1949)	Apr. 1974	Joined Jujo Paper Co., Ltd.	9,665
		Jul. 1998	Manager of Engineering Dept. of Fushiki Mill of Nippon Paper Industries Co., Ltd.
		Jul. 2001	Ishinomaki Mill Deputy Manager & Manager of Paper Production 1st Dept. of the same
		Apr. 2003	Fushiki Mill Manager of the same
		Jun. 2004	Director & Nakoso Mill Manager of the same
		Apr. 2006	Managing Director & Nakoso Mill Manager of the same
		Jun. 2006	Managing Director & Fuji Mill Manager of the same
		Jun. 2008	Senior Managing Director & General Manager of Communication & Industrial Paper Sales Div. of the same
		Jun. 2009	Rep. Director & President of Nippon Daishowa Paperboard Co., Ltd. (currently serving); Director of the Company (currently serving)
[Status of important concurrent offices in other entities] Rep. Director & President of Nippon Daishowa Paperboard Co., Ltd.

[TRANSLATION]

9	Kazuhiro Sakai (Jan. 2, 1947)	Apr. 1970	Joined Jujo Paper Co., Ltd.	5,792
		Jul. 1997	Manager of Forestry Dept. of Raw Material & Purchasing Div. of Nippon Paper Industries Co., Ltd.;
		Jun. 2000	Deputy General Manager of Raw Material & Purchasing Div. & Manager of Forestry Dept. of the same
		Jul. 2001	Deputy General Manager of Raw Material & Purchasing Div. of the same
		Apr. 2003	Director & General Manager of Raw Material & Purchasing Div. of the same
		Jun. 2004	Director & Iwanuma Mill Manager of the same
		Sep. 2005	Rep. Director & President of Crecia Corporation (the present Nippon Paper Crecia Co., Ltd.) (currently serving)
		Jun. 2006	Director of the Company (currently serving)
[Status of important concurrent offices in other entities] Rep. Director & President of Nippon Paper Crecia Co., Ltd.

10	Masahiro Hirakawa (Dec. 22, 1947)	Apr. 1971	Joined Jujo Paper Co., Ltd.	6,417
		Jul. 1997	Manager of Paper Production Dept. of Iwakuni Mill of Nippon Paper Industries Co., Ltd.
		Jul. 2001	Yatsushiro Mill Deputy Manager of the same
		Jun. 2004	Fushiki Mill Manager of the same
		Jun. 2005	Director & Fushiki Mill Manager of the same
		Apr. 2006	Director & Yatsushiro Mill Manager of the same
		Apr. 2007	Director & Ishinomaki Mill Manager of the same
		Jun. 2007	Managing Director & Ishinomaki Mill Manager of the same
		Jun. 2009	Managing Director, Ishinomaki Mill Manager & Iwanuma Mill Manager of the same
		Jun. 2010	Rep. Director & Executive Vice President of Nippon Paper Papylia Co., Ltd.;
		Jun. 2011	Rep. Director & President of the same; Director of the Company (currently serving)
[Status of important concurrent offices in other entities] Rep. Director & Executive Vice President of Nippon Paper

[TRANSLATION]

Papylia Co., Ltd.

Notes: 1. * indicates a candidate for director who is to be newly appointed.

2.	There are no special interests between any candidate and the Company.

3.	No. of Company’s shares held by each candidate includes the number of shares held through Nippon Paper Group, Inc. Officer Share Ownership.

4.	The candidate Mr. Masaru Motomura is scheduled to take office as Senior Managing Director and General Manager of Financial Division of Nippon Paper Industries Co., Ltd. as of June 22 of this year.

5.	The candidate Mr. Fumio Manoshiro is scheduled to take office as Director of Nippon Paper Crecia Co., Ltd. as of June 21 of this year and Managing Director and General Manager of Corporate Planning Division of Nippon Paper Industries Co., Ltd. as of June 22 of this year, and is scheduled to take office as Statutory Auditor of Lintec Cooperation as of June 26 of this year.

6.	The candidate Mr. Kazufumi Yamazaki is scheduled to take office as Director of Nippon Paper Papylia Co., Ltd. as of June 21 of this year, and Director and General Manager of Engineering Division of Nippon Paper Industries Co., Ltd. as of June 22 of this year.

[TRANSLATION]

Proposal 6. Election of Four (4) Statutory Auditors

The terms of office of all four (4) statutory auditors will expire as of the conclusion of this General Meeting of Shareholders, and consequently shareholders are requested to elect four (4) statutory auditors.

The candidates for statutory auditors are as follows.

The Board of Statutory Auditors has duly given its consent to the submission of this proposal.

Name (Date of Birth)		Brief personal history and status of important concurrent offices held in other entities		No. of the Company’s shares held
1	* Akito Hamashima (Jan.13,1949)	Apr. 1972	Joined Jujo Paper Co., Ltd.	1,400
		Jul. 2001	Manager of Subsidiaries and Affiliated Companies Dept. of Nippon Paper Industries Co., Ltd.
		Jun. 2002	Manager of Personnel & General Affairs Dept. of Nippon Paperboard Co., Ltd.
		Apr. 2003	General Manager of Personnel & General Affairs Dept. of Nippon Daishowa Paperboard Co., Ltd.
		Jun. 2005	Director, Vice General Manager of Personnel & General Affairs Div. & Manager of Personnel Dept. of the same
		Jun. 2006	Director, General Manager of Personnel & General Affairs Div. & Manager of Personnel Dept. of the same
		Jun. 2007	Managing Director, General Manager of Personnel & General Affairs Div. & Manager of Personnel Dept. of the same
		Apr. 2009	Managing Director, General Manager of Personnel & General Affairs Div. & Manager of Personnel & General Affairs Dept. of the same
		Jun. 2009	Senior Managing Director, General Manager of Personnel & General Affairs Div. & Manager of Personnel & General Affairs Dept. of the same;
Senior Managing Director & General Manager of Personnel & General Affairs Div. of the same

[TRANSLATION]

		Apr. 2010	(currently serving)
2	Makoto Terao (Jan.27,1952)	Apr. 1974 Jul. 2001 Apr. 2003 Jun. 2005 Jun. 2006 Jun. 2007 May 2009 Jun.2009 Jun.2010 Jun. 2011

Joined Daishowa Paper Co., Ltd.

Manager of Overseas Business Dept. of Tokyo Head Office of the same

Manager assistant to General Manager of Corporate Planning Div. of Nippon Paper Industries Co., Ltd.

Manager of Overseas Dept. of Corporate Planning Div. of the same

Deputy General Manager of Corporate Planning Div. & Manager of Overseas Dept. of the same

Deputy General Manager of Corporate Planning Div. & Manager of Overseas Dept. of the Company

Deputy General Manager of Corporate Planning Div., Manager of Overseas Dept. & Chief of Support Office to Paper Australia Pty Ltd. of the Company

Director, Deputy General Manager of Corporate Planning Div. & Manager of Overseas Dept. of Nippon Paper Industries Co., Ltd.

Director, Deputy General Manager of Corporate Planning Div. of the same;

Deputy General Manager of Corporate Planning Div. of the Company

Statutory Auditor of Nippon Paper Industries Co., Ltd. (full-time) (currently serving);

Statutory Auditor of the Company (full-time) (currently serving)

3,857
[Status of important concurrent offices in other entities] Statutory Auditor of Nippon Paper Industries Co., Ltd. (full-time)

[TRANSLATION]

3	* Seiichi Fusamura (Mar.18, 1947)	Jul. 1971	Assistant Judge of Kyoto District Court	0
		Jun. 1998	Chief of Judicial System & Research Dept. of Minister’s Secretariat of the Ministry of Justice
		Dec. 2001	Chief of Civil Affairs Bureau of the Ministry of Justice
		Oct. 2006	Chief Justice of the Saitama District Court
		Dec. 2009	Chief Justice of the Sendai High Court
		Jan. 2011	Chief Justice of the Nagoya High Court
		Mar. 2012	Retired from public office
		Apr. 2012	Public Member of Tokyo Metropolitan Labor Relations Commission (Acting Chairman) (currently serving)
[Status of important concurrent offices in other entities] Public Member of Tokyo Metropolitan Labor Relations Commission (Acting Chairman)

4	* Kunio Sakamoto (Jan. 1, 1948)	Apr. 1985	Sakamoto Certified Public Accounting Office	0
		Oct. 1990	Ohta Showa Audit Corporation (present Ernst & Young Shin Nihon LLC)
		Mar. 1994	Registration of practicing as a Certified Public Accountant
		Jun. 2005	Partner of the same
		Jul. 2010	Senior Partner of the same (currently serving) (Please refer to Note #6)

Notes: 1. * indicates candidates of newly appointed Statutory Auditors.

2.	There are no special interests between any candidate and the Company.

3.	No. of Company’s shares held by each candidate includes the number of shares held through Nippon Paper Group, Inc. Officer Share Ownership.

4.

The candidate Mr. Akito Hamashima is scheduled to resign as a Director of Nippon Daishowa Paperboard Co., Ltd. as of the conclusion of its 158th Ordinary General Meeting of Shareholders to be held on June 21 of this year. He is scheduled to take office as a Statutory Auditor of Nippon Paper Crecia Co., Ltd. as of June 21, 2012. Further, he is scheduled to take office as a Statutory Auditor (full-time) of Nippon Paper Industries Co., Ltd. as of June 22 of this year.

5.	The candidate Mr. Seiichi Fusamura is scheduled to take office as a Statutory Auditor of Nippon Paper Industries Co., Ltd. as of June 22 of this year.

[TRANSLATION]

6.	The candidate Mr. Kunio Sakamoto is scheduled to retire from his position as a Senior Partner of Ernst & Young Shin Nihon LLC on June 27 of this year. Further, he is scheduled to take office as a Statutory Auditor of Nippon Paper Industries Co., Ltd. as of June 28 of this year.

7.	The matters pertaining to the candidates for Outside Statutory Auditor are as follows:

(i)	The candidates Mr. Seiichi Fusamura and Mr. Kunio Sakamoto are candidates for Outside Statutory Auditor as set forth in Item 8, Paragraph (3) of Article 2 of the Ordinance for Enforcement of the Companies Act. Further, when this proposal is approved in its original form, both of them are scheduled to be registered as Independent Officers pursuant to the provisions set forth by the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange.

(ii)	The reasons for selecting the candidates Mr. Seiichi Fusamura and Mr. Kunio Sakamoto as candidates for Outside Statutory Auditor are as follows:

(a)	As to the candidate Mr. Seiichi Fusamura, in order to make use of his expert knowledge and experience, etc. accumulated as a judge for the Company’s audit system, we request that you elect him as an Outside Statutory Auditor. Though he does not have experience of direct involvement in business operations, for the reason noted above, we believe that he will be able to carry out his duties properly as an Outside Statutory Auditor.

(b)	As to the candidate Mr. Kunio Sakamoto, in order to make use of his expert knowledge and experience, etc. accumulated as a certified public accountant for the Company’s audit system, we request that you elect him as an Outside Statutory Auditor. Though he does not have experience of direct involvement in actual business operations, for the reason noted above, we believe that he will be able to carry out his duties properly as an Outside Statutory Auditor.

(iii)	When Proposal 4—Partial Amendment of the Articles of Incorporation is approved in its original form, and when Mr. Seiichi Fusamura and Mr. Kunio Sakamoto take their offices as Statutory Auditors, the Company will, pursuant to Paragraph (1) of Article 427 of the Companies Act, execute a contract for limitation of liability with each of them to the effect that the maximum amount of liability shall be the amount set forth in Paragraph (1) of Article 423 of the Companies Act.

[TRANSLATION]

Proposal 7. Election of One (1) Substitute Statutory Auditor

In preparation for the case of a shortfall in the number of statutory auditors below that prescribed by laws and ordinances, it is proposed to call for the election of one (1) outside statutory auditor as a substitute in advance.

The candidate for substitute statutory auditor is as follows.

The Board of Statutory Auditors has duly given its consent to the submission of this proposal.

Name (Date of Birth)	Brief personal history and status of important concurrent offices held in other entities		No. of the Company’s shares held
Masashi Ozawa (February 13, 1957)	Apr. 1990	Registered as an Attorney at Law of Daini Tokyo Bar Association; Nagano Mayama Law Office	0
	Jun. 1992	Kidoguchi Yamada Law Office
	Apr. 2000	Established Tanahashi Ozawa Law Office (to the present)
	Jun. 2006	Substitute Statutory Auditor of Nippon Paper Industries Co., Ltd. (currently serving); Substitute Statutory Auditor of the Company (currently serving)
	Apr. 2008	Vice Chairman of Daini Tokyo Bar Association (through March 2009)

Note: 1. There are no special interests between the candidate, Mr. Masashi Ozawa, and the Company.

2.	The matters pertaining to the candidate, Mr. Masashi Ozawa, are as follows;

(1)	The candidate, Mr. Masashi Ozawa, is a candidate for Outside Statutory Auditor as set forth in Item 8, Paragraph (3) of Article 2 of the Ordinance for Enforcement of the Companies Act. Further, he satisfies the requirements for an Independent Officer specified by the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange.

(2)	The reasons for selecting the candidate, Mr. Masashi Ozawa, as a candidate for Outside Statutory Auditor are as follows:

In order to make use of his expert knowledge and experience accumulated as an attorney at law for the Company’s audit system in the case he takes office

[TRANSLATION]

as an Outside Statutory Auditor, we request that you elect him as a substitute Outside Statutory Auditor. Though he does not have experience of direct involvement in business operations, for the reason noted above, we believe that he will be able to carry out his duties properly as an Outside Statutory Auditor.

(3)	When Proposal 4—Partial Amendment of the Articles of Incorporation is approved in its original form, and when Mr. Masashi Ozawa takes his office as a Statutory Auditor, the Company will, pursuant to Paragraph (1) of Article 427 of the Companies Act, execute a contract for limitation of liability with him to the effect that the maximum amount of liability shall be the amount set forth in Paragraph 1 of Article 423 of the Companies Act.

[TRANSLATION]

Proposal 8. Renewal of a Plan against Large-Scale Purchase of the Company’s Shares etc. (Takeover Defense Measures)

The Company, based on the basic policy regarding the persons controlling the decision-making over the financial and business policies of the Company (as defined in the note of Item 3 of Article 118 of the Ordinance for Enforcement of the Companies Act and which is hereinafter referred to as the “Basic Policy”) which was approved at the Board of Directors’ Meeting of the Company held on May 24, 2007, renew “Plan against Large-Scale Purchase of the Company’s Shares (Take-over Defense Measures)” (the “Current Plan”) upon an approval by the shareholders at the 9th Ordinary General Meeting of Shareholders of the Company held on June 26, 2009, and of which the effective period is set to expire upon the conclusion of this Shareholders’ Meeting. The Company, based on the Basic Policy, resolved at the Board of Directors’ Meeting of the Company held on May 15, 2012, to renew the Current Plan (the “Plan”) against Large Scale Purchase of shares and other securities of the Company (to be defined in 3.(3) A below) (Take-over Defense Measures), as an effort (set forth in Item 3 B (2) of Article 118 of the Ordinance for Enforcement of the Companies Act) to prevent any inappropriate party, in light of the Basic Policy, from controlling the decision-making over the financial and business policies of the Company, as follows. Such renewal of the Plan is subject to approval by the shareholders at this Ordinary General Meeting of Shareholders.

In this proposal, the Company requests the shareholders’ approval, by a majority of the affirmative votes of shareholders present at this meeting, for such renewal of the Plan.

If any amendment, including a change of the name of legislation or enactment of new laws that succeed former laws in the Companies Act, Financial Instruments and Exchange Act, and their related regulations, ordinances, Cabinet Office and other ministerial ordinances (collectively the “Laws and Ordinances”), is made and implemented, any provision of the Laws and Ordinances referred to in the Plan will be deemed to be replaced with the respective provisions of such Laws and Ordinances after amendment which substantially succeed such former Laws and Ordinances, unless otherwise specified by the Board of Directors of the Company.

In the case when Proposal 2 is approved in its original form and when the merger is approved and resolved at the Ordinary General Meeting of Shareholders of Nippon Paper Industries Co., Ltd. (“Nippon Paper Industries”) to be held on June 22, 2012, in order to cause the substance of the Plan to be substantively succeeded to by

[TRANSLATION]

Nippon Paper Industries, the Plan is scheduled to be abolished as of the effective date of the Merger concurrently with Nippon Paper Industries newly introducing take-over defense measures with the same content and effect of the Plan (please refer to 6. below).

1. Regarding Basic Policy

The Basic Policy is as described in (1) Basic Policy of 6. Basic Policy on Control of the Company, on pages from 22 through 23 of the Business Report, which is attached to this Notice of the Twelfth Ordinary General Meeting of Shareholders.

2. Efforts to Realize the Basic Policy

(1)	Medium-Term Business Plan

The Group aims at enhancement of corporate value while maintaining a balance between “growth” and “stability”. The Company has been working on continuous improvement of corporate value by creating competitive and attractive products through a “hand-on policy”, a principle that goes back to the basics of manufacturing, and “total optimization,” a way of maximizing the Group’s overall synergy effects. In addition, the Group actively carries out a growth strategy to achieve the goal of becoming “a corporate group that is ranked as a top-five player, in both name and reality, in the global pulp and paper sector in 2015” as pictured in the “Group Vision 2015” which was announced in 2005. The Group aims not only to be a top-five player in sales volume but to be recognized as a major player in the global pulp and paper industry with overall corporate power, including CSR and corporate governance, which are inextricably linked with corporate activities, earning power and financial strength, technological development, and overseas expansion.

Under the “Group Vision 2015,” the Group set the enhancement of earning power as the most important task and will establish an optimal production framework and strengthen its competitiveness with a focus on the pulp and paper sector, the core business of the Company. In addition, the Company considers expansion into areas other than the pulp and paper sector as an opportunity for growth, and will expand its sales volume in the non-pulp and paper sector through development of new businesses and M&A, etc.

For the purpose of realizing such Vision, while we will accomplish the disaster recovery plan for the domestic paper business, we will also enhance the Group’s growing business areas and new business areas and accelerate the rebuilding of the Group’s business structure by utilizing the total power of the Group, under the “Fourth Medium-Term Business Plan”, the term of which is between April 1, 2012 and March

[TRANSLATION]

31, 2015.

With these efforts as stated above, we will work on securing and improving the corporate value of the Company and the common interests of its shareholders.

(2)	Efforts for Corporate Governance

The Company believes that the fundamental of corporate governance are to drive forward the growth strategy of each group company for improvement of its shareholders’ value by segregating its management from its business operations, along with monitoring affiliated businesses, and to fulfill its accountability to the Company’s stakeholders including shareholders.

Based upon such standpoint, we will, after the merger between the Company and Nippon Paper Industries, scheduled to take place on April 1, 2013, i.e., after the Company’s group makes the transition to an operating holding company system, clarify the organization and its role through adoption of an executive officers system, etc., which we are currently studying.

With these efforts, the Company continues to strengthen more aspects of the corporate governance of the Company.

3. Details of the Plan

(1)	Objectives of Renewal of the Plan

The Plan is to be renewed as a measure to prevent any inappropriate party (or parties), in light of the Basic Policy stated in 1 above, from controlling the decision-making over the Company’s financial and business policies.

The Company conducts a business mainly concerning pulp and paper and their related businesses. Paper has supported people’s lives since the days before Christ and has contributed to the development of culture.

Also, the Company has been energetically dedicated to addressing environmental problems through tree planting, totally chlorine-free bleaching of pulp and other activities. The Company has been engaged actively in contributions to society and cultural activities in addition to the pulp and paper business and environmental activities, and the Company believes that these activities are organically linked to one another and that this link is creating synergies and building up the Company’s corporate value.

In addition as stated in 2(1) above, under the Fourth Medium-Term Business Plan, the Company plans to accomplish the disaster recovery plan for the domestic paper business, to strengthen the Group’s growing business areas and new business areas by utilizing the total power of the Group, and to accelerate the rebuilding of the business structure of the Group, as a basic strategy, and aims at gaining support as a “Valuable

[TRANSLATION]

Enterprise” from various stakeholders including “Shareholders”, “Customers”, “Business Partners”, “Employees” and “Local Communities”, and making its best efforts to maximize corporate value.

Unless the purchaser in a Large-Scale Purchase of the shares, etc. in the Company protect and enhances the corporate value of the Company over the medium-to-long-term by correctly recognizing the managerial environment surrounding the Company and understanding the source of the corporate value of the Company, the Company is unlikely to be able to achieve the Fourth Medium-Term Business Plan, and instead, it is possible that the corporate value of the Company would be impaired.

Furthermore, in the event that the Company is offered a plan to purchase its shares by an outside purchaser, it is necessary that the shareholders appropriately assess the Company’s tangible or intangible management resources, potential effects of far-sighted policies, the effects of synergies resulting from the organic combination of business/personal networks or relationships of trust with culture and society and other matters that comprise the corporate value of the Company, and evaluate the impact on the Company’s corporate value of a Large-Scale Purchase of the shares, etc. in the Company by such purchaser.

In view of these factors, the Company has judged that such renewal of the Plan, as detailed hereinafter, is needed as a framework to deter a Large-Scale Purchase that may impair the corporate value of the Company and in order to enable, when any outside purchaser has offered or is intending to offer a Large-Scale Purchase of the Company’s shares, etc., (i) the shareholders to appropriately decide whether or not to accept such offer, (ii) the Board of Directors of the Company to secure the information and/or time needed for presentation of an alternative proposal to the shareholders, and (iii) the Company to negotiate on behalf of the shareholders with any party offering such purchase on unfair terms.

(2)	Outline of the Plan

A. Establishment of Large-Scale Purchase Rules

In order to protect and enhance the corporate value of the Group and the common interests of its shareholders, the Plan sets out procedures in the event that a Large-Scale Purchase of the Company’s shares, etc. is attempted, (I) to require the party intending to conduct a Large-Scale Purchase (the “Large-Scale Purchaser”) to provide necessary and sufficient information concerning the Large-Scale Purchase in advance, (II) to secure sufficient time to collect information with respect to the Large-Scale Purchase and give it full consideration,

[TRANSLATION]

and (III) to allow the management of the Company to present an alternative proposal, etc. prepared by the management of the Company to the shareholders, and to negotiate with the Large-Scale Purchaser (the details of such procedures are stated in (3) and (4) below).

B. Use of an Allotment of Share Options without Contribution

In the cases where it is deemed that there exists a possible risk of damage to the Group’s corporate value or the common interests of its shareholders, such as the case in which the Large-Scale Purchaser attempts to carry out a Large-Scale Purchase without following the procedures set out in the Plan, etc. (for the details of these requirements, see (5) below), the Company will allot share options (the “Share Options”, as more specifically defined in (6) below), having an exercise condition that does not allow the Large-Scale Purchaser to exercise such share options and an acquisition provision to the effect that the Company may acquire the Share Options from parties other than the Large-Scale Purchaser in exchange for shares in the Company, to all shareholders of the Company at such time in the manner of an Allotment of Share Options without Contribution (as stipulated in Article 277 et. seq. of the Companies Act).

C. Use of an Independent Committee to Eliminate Arbitrary Decisions by the Board of Directors of the Company

In order to eliminate arbitrary decisions by the Board of Directors of the Company, the Plan stipulates that the decisions relating to the implementation or non-implementation of an Allotment of Share Options without Contribution, or the acquisition of the Share Options, etc., as a countermeasure against a Large-Scale Purchase, must go through judgment of the Independent Committee, consisting of only outside members who are highly independent of the Company’s management, pursuant to the Independent Committee Rules (See the Separate Sheet 2 attached hereto for details). In addition, if, on the occasion of the implementation of an Allotment of Share Options without Contribution, the Independent Committee recommends to the Company that it confirm the shareholders’ will regarding the implementation of Allotment of Share Options without Contribution, in principle, the Board of Directors of the Company will call a shareholders’ meeting in order to confirm the shareholders’ will (“Shareholders’ Meeting for Confirmation”. Though the Shareholders’ Meeting for Confirmation is not a general shareholders’ meeting under the Companies Act, the procedures for convocation and adoption of

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resolutions shall conform to those for an Ordinary General Meeting of Shareholders or an Extraordinary General Meeting of Shareholders pursuant to the Companies Act and the Articles of Incorporation of the Company. Further, it may be the case that such Shareholders’ Meeting for Confirmation will be held concurrently with an Ordinary General Meeting of Shareholders or an Extraordinary General Meeting of Shareholders). Furthermore, as to the process of such procedures, we will ensure their transparency by disclosing information about the process to shareholders in a timely manner.

The initial Independent Committee at the time of the renewal of this Plan is scheduled to be composed of two (2) outside statutory auditors of the Company and one (1) outside expert, and these committee members are listed in the Separate Sheet 3 attached hereto (as to the criteria for selection of the members of the Independent Committee and the requirements for adopting resolutions and the contents of matters to be resolved, please refer to the Separate Sheet 2).

D. Exercise of the Share Options and Acquisition of the Share Options by the Company

If an Allotment of Share Options without Contribution took place in accordance with the Plan and either the shareholders other than the Large-Scale Purchaser exercised the Share Options or shares in the Company were delivered to shareholders other than Large-Scale Purchaser in exchange for the Company acquiring the Share Options, then it would be possible for the voting rights ratio of the shares in the Company held by such Large-Scale Purchaser to be diluted by up to a maximum of 50% compared to the ratio before such exercise or acquisition.

(3) The Details of the Large-Scale Purchase Rules

The rule for Large-Scale Purchase set out by the Company (the “Large-Scale Purchase Rules”) require that (i) the Large-Scale Purchaser provide the Board of Directors of the Company with necessary and sufficient information relating to its Large-Scale Purchase in advance, and (ii) such Purchaser initiate the Large-Scale Purchase only after a certain evaluation period for the Board of Directors of the Company has elapsed.

A. Definition of Large-Scale Purchase subject to the Plan

The Plan shall be applicable to cases where any action which falls under or may possibly fall under either [1] or [2] below (provided, however, that the cases in which the Board of Directors of the Company has given approval in advance

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shall be excluded) was conducted or is to be conducted (collectively the “Large-Scale Purchase”).

[1] Purchase or any other acquisition (Note 3) of share certificates, etc. (Note 1) issued by the Company which will result in the holding ratio of share certificates, etc. (Note 2) of the Large-Scale Purchaser amounting to twenty (20)% or more; or [2] Purchase or any other acquisition (Note 7) of share certificates, etc. (Note 4) issued by the Company which will result in the share certificates, etc. holding rate (Note 5) of the Large-Scale Purchaser and the share certificates, etc. holding rate of persons in special relationship (Note 6) totaling between them to twenty (20)% or more.

Note 1:	Defined in Paragraph 1 of Article 27-23 of the Financial Instruments and Exchange Act. The same shall be applied to all provisions hereunder unless otherwise provided.

Note 2:	Defined in Paragraph 4 of Article 27-23 of the Financial Instruments and Exchange Act. The same shall be applied to all provisions hereunder unless otherwise provided. However, in calculation of such holding ratio of share certificates, etc. (i) any persons in special relationship, as defined in Paragraph 7 of Article 27-2 of the same Act, and (ii) any investment bank, securities company or other financial institution entering into a financial advisory agreement with the Large-Scale Purchaser, the Large-Scale Purchaser’s tender offer agent, and the Large-Scale Purchaser’s lead managing underwriter (collectively “Contracted Financial Institutions”) are each deemed under the Plan to be the Large-Scale Purchaser’s “Joint Holder” (as defined in Paragraph 5 of Article 27-23 of the Financial Instruments and Exchange Act. The same shall be applied to all provisions hereunder.). Further, in calculation of such holding ratio of share certificates, etc., the Company may refer to the total number of issued shares of the Company in the latest information disclosed by the Company.

Note 3:	Includes the acquisition of rights to claim delivery of share certificates, etc. based on a purchase and sales agreement, etc., and the implementation of any of transactions provided for in Article 14-6 of the Financial Instruments and Exchange Act.

Note 4:	Defined in Paragraph 1 of Article 27-2 of the Financial Instruments and Exchange Act. The same shall be applied throughout [2].

Note 5:	Defined in Paragraph 8 of Article 27-2 of the Financial Instruments and Exchange Act. The same shall be applied to all provisions hereunder unless otherwise

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provided. Further, in calculation of such share certificates, etc. holding rate, the Company may refer to the total number of voting rights of the Company in the latest information disclosed by the Company.

Note 6:	Defined in Paragraph 7 of Article 27-2 of the Financial Instruments and Exchange Act, provided, however, that the parties listed in Item 1 of the said Paragraph shall not include those specified in Paragraph 2 of Article 3 of the Cabinet Office Ordinance on Tender Offer for Share Certificates, etc. by Person Other Than Issuer. Further, under the Plan, any (i) Joint Holder, and (ii) Contracted Financial Institutions shall be deemed to be persons in special relationship with the Large-Scale Purchaser. The same shall be applied to all provisions hereunder unless otherwise provided.

Note 7:	Includes any purchase, other type of acceptance of a transfer for value and any acceptance of a transfer for value of a type similar to that defined in Paragraph 3 of Article 6 of the Order for Enforcement of the Financial Instruments and Exchange Act.

B. Request the Large-Scale Purchaser to Provide Information

The Company, unless the Board of Directors of the Company determines it to be unnecessary, shall request the Large-Scale Purchaser to provide to the Company, prior to the implementation by the Large-Scale Purchaser of any action toward a Large-Scale Purchase, with all the information as set forth in each of the following items (the “Required Information”) as well as a written statement containing an undertaking to the effect that the Large-Scale Purchaser shall comply with the Large-Scale Purchase Rules during the course of its Large-Scale Purchase (the “Letter of Intent”) in a form designated by the Company.

The Company shall promptly disclose the fact that the Letter of Intent was submitted by the Large-Scale Purchaser in addition to the fact that such Large-Scale Purchaser has emerged, and also the Required Information (excluding any information disclosed by the Large-Scale Purchaser subject to the Company’s obligation of confidentiality). In addition, the Company shall disclose other information that the Independent Committee determines are necessary or appropriate for the shareholders to make their decisions, at an appropriate time determined by the Independent Committee.

When the Independent Committee determines that the information provided by the Large-Scale Purchaser is not sufficient to satisfy the criteria of the Required Information, the Independent Committee may directly or indirectly

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request the Large-Scale Purchaser to provide additional information by a certain deadline (in principle, within 60 days (excluding the first day) from the day the Independent Committee first requested the Large-Scale Purchaser to produce additional information), reasonably designated in advance. In such case, the Large-Scale Purchaser shall be required to provide such additional information by said deadline. When the Independent Committee determines that production of the Required Information has been completed, the Independent Committee shall immediately disclose such fact to the shareholders of the Company accordingly.

Required Information

☐	The details (including specific names, capitalization structure, ratio of investment, financial status, name and career summary of officers, together with experience in business in the same industry as the Company and the Group) of the Large-Scale Purchaser and its group (including any Joint Holder, persons in special relationship, its major shareholders or investors, and its major subsidiaries and affiliated companies, and if the Large-Scale Purchaser is an entity involved in a fund or investment, its major partners, investors (either direct or indirect), other members, operating partner and parties who continually give advice about investments);

☐	The purpose, method and details of the Large-Scale Purchase (including type and value of the consideration for the Large-Scale Purchase, the timing of the Large-Scale Purchase, structure of related transactions, legality of the method of the Large-Scale Purchase, feasibility of the Large-Scale Purchase, and if the Company’s shares, etc., are likely to be removed from their listing on a stock exchange after completion of the Large-Scale Purchase, include a statement to that effect and the reason therefor. In addition, the Company may require submission of an Opinion Letter written by a qualified lawyer regarding the legality of the method of the Large-Scale Purchase.);

☐	Existence or nonexistence of any communication with any third party with respect to the Large-Scale Purchase (including any communication relating to an “Act of Making Important Suggestion, etc.” (as defined in Paragraph 1 of Article 27-26 of the Financial Instruments and Exchange Act) to the Company; the same shall be applied to all provisions hereunder), and if such communication exists, its specific manner and details;

☐	The basis and process for the calculation of the value of the proposed consideration for the Large-Scale Purchase and other acquisitions related to

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the Large-Scale Purchase (including facts and assumptions used as premises in such calculation, the calculation method, any numerical information used in such calculation, and the details of the synergy effects expected to be generated as a result of the series of transactions related to the Large-Scale Purchase (including the details of synergy effects to be distributed to shareholders other than the Large-Scale Purchaser) and basis for its calculation;

☐	Details of the source(s) of the funds required for the Large-Scale Purchase and other acquisitions related to the Large-Scale Purchase (including specific name(s) of the provider(s) of the funds, inclusive of substantive provider(s) (either direct or indirect), the fund-raising method, the content of the collateral, if any, the existence or nonexistence of any conditions precedent for the provision of funds, pledged matters and its details after funding, and details of related transactions);

☐	The fundamental management policy, business plan, financial plan, funding plan, investment plan, capital policy, and dividend policy of the Company and the Group envisioned to be adopted after completion of the Large-Scale Purchase (including any plans relating to sales, use as collateral, or any other disposal of the Company’s assets after the completion of the Large-Scale Purchase);

☐	Policies for treatment of officers, employees, business partners, customers and other stakeholders of the Company and the Group to be adopted after the completion of the Large-Scale Purchase;

☐	Specific measures expected to be taken to avoid any conflicts of interest with other shareholders of the Company; and

☐	Any other information that the Independent Committee reasonably determines necessary.

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In the event that the Independent Committee recognizes that the Large-Scale Purchaser has initiated any actions of the Large-Scale Purchase without complying with the Large-Scale Purchase Rules, it shall recommend to the Board of Directors of the Company that it implement an Allotment of Share Options without Contribution in accordance with (4) A.(a)  below, except for the case when there exists any special circumstance where it should continue the discussion and negotiation with such Large-Scale Purchaser by requiring it to submit the Letter of

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Intent and the Required Information.

C.	Evaluation of the Large-Scale Purchase; Discussion with the Large-Scale Purchaser; Review of Alternative Proposal

(a)	Request the Board of Directors of the Company to submit Opinion, Alternative Proposal and Information, etc.

The Independent Committee may also request the Board of Directors of the Company to submit, within the evaluation period which the Independent Committee reasonably determines (however, in no case may such period exceed thirty (30) days from the day when the Company disclosed the fact that the Independent Committee has judged that production of the Required Information has been completed), an opinion on such Large-Scale Purchase, any supporting materials thereto, an alternative proposal and any other information, etc. that the Independent Committee considers reasonably necessary in order to compare and evaluate the details of the Letter of Intent and the Required Information against the business plan prepared by the Board of Directors of the Company and the corporate evaluation conducted by the Board of Directors of the Company, from the standpoint of ensuring and enhancing the corporate value of the Company and the common interests of its shareholders.

(b) Independent Committee’s Evaluation and Review

Before sixty (60) days have elapsed from the day when the Independent Committee received information, etc. from the Purchaser and the Board of Directors of the Company (in the case when the Independent Committee requested the Board of Director to submit the information set out in (a) above), (provided, however, that in the cases stated in (4)A.(a)ƒ below, the Independent Committee may extend this period) (“Independent Committee’s Evaluation Period”, which shall be reckoned separately from the thirty (30) days referred to in C(a) above), the Independent Committee shall evaluate the details of the Large-Scale Purchase, collect information regarding and give a comparative review of the business plans provided by each of the Large-Scale Purchaser and the Board of Directors of the Company, and evaluate the alternative proposal provided by the Board of Directors of the Company. Further, if it deems it necessary for the purpose of causing the Large-Scale Purchaser to improve the contents of the proposed Large-Scale Purchase in view of ensuring and enhancing the corporate value

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of the Company and the common interests of its shareholders, the Independent Committee shall, directly or indirectly, discuss and negotiate with such Large-Scale Purchaser, or present the alternative proposal prepared by the Board of Directors of the Company to the shareholders.

In order to ensure that any judgment made by the Independent Committee will enhance the corporate value of the Company and the common interests of its shareholders, the Independent Committee may obtain advice, at the Company’s cost, from independent third parties (including investment banks, securities companies, financial advisors, lawyers, certified public accountants, management consultants and other experts).

In the event that the Independent Committee requests the Large-Scale Purchaser, directly or indirectly, to provide any materials or information for such evaluation or review, or to hold meetings for discussions or negotiation, the Large-Scale Purchaser shall promptly comply with such request.

(4)	Procedures to Deal with Large-Scale Purchase (For summarized procedures, see the attached Separate Sheet 4)

A.	Procedures for Recommendation, etc. by the Independent Committee and Resolution, etc. of the Board of Directors of the Company

(a)	Recommendation, etc. by the Independent Committee

When a Large-Scale Purchaser emerges, the Independent Committee shall make a recommendation regarding the Large-Scale Purchase to the Board of Directors of the Company in accordance with the provisions in  through ‚ below. In the case when the Independent Committee made any recommendation set forth in ƒ through „ below or made any other resolution, or when the Independent Committee otherwise considers appropriate, the Independent Committee shall, promptly after such recommendation was made, disclose the outline of said recommendation, etc. together with any other matters the Independent Committee considers appropriate (including the period and reason therefor, if the Independent Committee’s Evaluation Period has been extended).

☐	In the Case where the Independent Committee Recommends Implementation of an Allotment of Share Options without Contribution:

In the case where the Large-Scale Purchaser fails to comply with the procedures set forth in this Plan, or where the Independent Committee determines that the Large-Scale Purchase by the Large-Scale Purchaser falls under any one of

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the requirements set out in (5) below as a result of its evaluation/review of the details of the Large-Scale Purchaser’s Large-Scale Purchase, and consequently the implementation of an Allotment of Share Options without Contribution is deemed appropriate, the Independent Committee shall recommend to the Board of Directors of the Company that it implement an Allotment of Share Options without Contribution, regardless of whether the Independent Committee’s Evaluation Period has commenced or elapsed.

However, even after the Independent Committee has already recommended the implementation of an Allotment of Share Options without Contribution, the Independent Committee may make a new recommendation to the Company, until the last day prior to the Exercise Period Commencement Date (as defined in (6) F. below), to suspend the Allotment of Share Options without Contribution (if such new recommendation is before the Allotment of Share Options without Contribution takes effect) or to acquire the Share Options without consideration (if such new recommendation is after the Allotment of Share Options without Contribution has taken effect), if the Independent Committee determines that any of the events below applies.

(a) The Large-Scale Purchaser withdraws its Large-Scale Purchase or otherwise such Large-Scale Purchase ceases to exist after such recommendation; or

(b) There arose any change in the base facts, etc. upon which the previous recommendation relied, and consequently the Large-Scale Purchase by the Large-Scale Purchaser is now proved not to fall under any one of the requirements set out in (5) below or it proved not to be reasonable to implement the Allotment of the Share Options without Contribution or to allow the shareholders to exercise the Share Options even if the Large-Scale Purchase by said Large-Scale Purchaser does fall under any one of the requirements in (5) below.

Further, even in the case where the Independent Committee deemed that implementation of the Allotment of Share Options without Contribution was appropriate, it may recommend to the Board of Directors of the Company that it convene the Shareholders’ Meeting for Confirmation and submit a proposal pertaining to the Allotment of Share Options without Contribution to such meeting, if the Large-Scale Purchase by the Large-Scale Purchaser may potentially have problems in falling under the requirements in ‚ through ‰ of the requirements set forth in (5) below pertaining to the Allotment of Share Options without Contribution.

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‚ In the Case where the Independent Committee Recommends not to implement the Allotment of Share Options without Contribution:

In the case where the Independent Committee determines, as a result of its evaluation/review of the details of the Large-Scale Purchaser’s Large-Scale Purchase, or as a result of its discussions and negotiations with the Large-Scale Purchaser, that the Large-Scale Purchase by the Large-Scale Purchaser does not fall under any one of the requirements set out in (5) below or the case where it was determined to be inappropriate to implement the Allotment of Share Options without Contribution even in the case where the Large-Scale Purchase falls under such requirements, the Independent Committee shall recommend to the Board of Directors of the Company that it not implement the Allotment of Share Options without Contribution regardless of whether the Independent Committee’s Evaluation Period has elapsed or not.

However, even after the Independent Committee has already recommended not to implement the Allotment of Share Options without Contribution, the Independent Committee may make a new determination, including its recommendation to implement the Allotment of Share Options without Contribution, and may make a new recommendation based on such new determination to the Board of Directors of the Company if there arose any change in the base facts, etc. upon which the previous recommendation relied, and as a consequence of such change the Large-Scale Purchase by said Large-Scale Purchaser is now proved to fall under the requirements set out in the first portion of  above.

ƒ	Extension of the Independent Committee’s Evaluation Period by the Independent Committee:

In the case where the Independent Committee could not reach a decision on whether to make its recommendation to implement or not to implement the Allotment of Share Options without Contribution before the expiration of the Independent Committee’s Evaluation Period, the Independent Committee shall make a resolution to extend the Independent Committee’s Evaluation Period to a reasonable extent necessary (up to a maximum of 30 days) for its evaluation of the details of the Large-Scale Purchase of such Large-Scale Purchaser, its discussions and negotiations with such Large-Scale Purchaser and its study of the alternative proposal.

When the Independent Committee’s Evaluation Period has been extended by means of the resolution described above, the Independent Committee shall

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continue to collect any necessary information and continue with its evaluation efforts, etc. after disclosure of the reason and length of such extension and use its best efforts to make a recommendation for the implementation or non-implementation of the Allotment of Share Options without Contribution within such extended period.

„	Other Recommendations, etc. of the Independent Committee

In addition to  through ƒ above, the Independent Committee may make decisions, etc. on the matters the Board of Directors of the Company may consult about with the Independent Committee, from time to time.

(b)	Resolutions and Convocation of Shareholders’ Meeting for Confirmation of Shareholders’ Will by the Board of Directors of the Company:

The Board of Directors of the Company, as a governing body under the Companies Act, shall promptly make a resolution about whether or not to implement an Allotment of Share Options without Contribution by giving utmost respect to the recommendation of the Independent Committee. Further, the Board of Directors of the Company may make a resolution to suspend implementation of the Allotment of Share Options without Contribution and any other resolutions, in the event that the Large-Scale Purchase was withdrawn or otherwise there arose any change in the base facts upon which such recommendation of the Independent Committee relied, even after the Independent Committee had recommended implementation of the Allotment of Share Options without Contribution.

Further, in the event that the Board of Directors of the Company is recommended by the Independent Committee to call the Shareholders’ Meeting for Confirmation with respect to the implementation of the Allotment of Share Options without Contribution, and when the holding of such Shareholders’ Meeting for Confirmation is practically possible, based upon a consideration of various matters including the contents of the Large-Scale Purchase, time availability, etc., the Board of Directors of the Company shall promptly convene the Shareholders’ Meeting for Confirmation within the shortest time period practically possible and submit a proposal pertaining to the implementation of the Allotment of Share Options without Contribution to such Shareholders’ Meeting for Confirmation. When the implementation of the Allotment of Share Options without Contribution is resolved at the Shareholders’ Meeting for Confirmation, the Board of Directors of the

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Company shall promptly adopt a resolution to implement the Allotment of Share Options without Contribution.

In the cases where the Board of Directors of the Company made a resolution regarding implementation or non-implementation of the Allotment of Share Options without Contribution, or where the Board of Directors of the Company made a resolution to convene the Shareholders’ Meeting for Confirmation or where it was resolved at the Shareholders’ Meeting for Confirmation to implement the Allotment of Share Options without Contribution, the Board of Directors of the Company shall promptly disclose the summary of such resolutions as well as any other matters which the Board of Directors of the Company deems it appropriate to disclose.

On the other hand, the Large-Scale Purchaser shall be obligated not to initiate any purchase of the share certificates, etc. of the Company until after the Board of Directors of the Company or the Shareholders’ Meeting for Confirmation makes its resolution with respect to the implementation or non-implementation of the Allotment of Share Options without Contribution.

B. Changes to Required Information

In the event that the Independent Committee considers that the Large-Scale Purchaser has made any material change(s) to the Required Information after the Company disclosed the fact that it deemed the production of all Required Information to have been completed pursuant to the provisions in (3) B above, any and all actions or processes taken pursuant to this Plan with respect to the Large-Scale Purchase based upon the Required Information that was previously provided (hereinafter in this paragraph (B) referred to as the “Previous Large-Scale Purchase before Change”) shall be suspended and any Large-Scale Purchase based upon such changed Required Information shall be newly subject to the Large-Scale Purchase Rules on a separate basis from the Previous Large-Scale Purchase before Change.

(5)	Requirements for Allotment of Share Options without Contribution

The Company intends to implement the Allotment of Share Options without Contribution by a resolution of the Board of Directors of the Company or the Shareholders’ Meeting for Confirmation as described in (4) A.(b) above, if the Large-Scale Purchase of such Large-Scale Purchaser falls under any one of the following items and when it is deemed appropriate to implement the Allotment of Share

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Options without Contribution.

As described in (4) A.(a) and (b) above, the Board of Directors of the Company shall make its decision as to whether any of the following requirements are applicable and whether the implementation of the Allotment of Share Options without Contribution is appropriate, and such decision shall be made, without exception, by the Independent Committee’s judgment and giving utmost respect to such judgment.

Applicable Cases:

☐	The case when a Large-Scale Purchaser does not comply with the procedures set forth in the Large-Scale Purchase Rules in conducting the Large-Scale Purchase;

☐	The case when a Large-Scale Purchaser is considered to intend to conduct the Large-Scale Purchase without a sincere intention to participate in the Company’s management, but rather for the sole purpose of raising the stock price and compelling the Company or any parties with an interest in the Company to purchase the shares at considerably higher prices;

☐	The case when a Large-Scale Purchaser is considered to intend to conduct the Large-Scale Purchase in order to carry out a so-called scorched-earth policy (i.e., a forced transfer of intellectual property, know-how, trade secrets, major business partners, customers and others, which are essential for the Company’s business operations, to the Large-Scale Purchaser and/or its group companies) through gaining temporary control of the Company’s management;

☐	The case when a Large-Scale Purchaser is considered to intend to conduct the Large-Scale Purchase in order to divert the Company’s assets as collateral and/or repayment funds for liabilities of the Large-Scale Purchaser and/or its group companies after gaining control over the Company’s management;

☐	The case when a Large-Scale Purchaser is considered to intend to conduct the Large-Scale Purchase in order to have the Company dispose of its real estate, securities or other assets, etc., which has no immediate effect on the Company’s ongoing business, through temporary control over the Company’s management and have it distribute temporarily higher dividends with the profits from such disposal, or sell the Company’s shares when price of the Company’s shares increases due to such temporarily increased dividends;

☐	The case when a Large-Scale Purchaser is considered to have restricted the shareholders’ opportunity or liberty to make a decision and a substantial fear

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exists that the shareholders may be compelled to sell their shares in the Company, through a so-called coercive two-tiered takeover (i.e., a type of takeover that coerces shareholders into selling their shares by way of making the purchase in the form of a tender offer, etc., without offering to shareholders to purchase all shares at the first stage, by setting or not clarifying the second stage purchase terms that are disadvantageous in comparison to the first stage terms, etc.) and the like (provided, however, that just being a partial tender offer does not automatically fall under this item);

☐	The case when the terms of a Large-Scale Purchase (including type and value of consideration for the Large-Scale Purchase, timing of the Large-Scale Purchase, the legality of the method of the Large-Scale Purchase, the feasibility of the Large-Scale Purchase, the management policy or business plan after completing the Large-Scale Purchase, policy for treatment of minority shareholders, employees, business partners, customers and other stakeholders of the Company, etc.) could be considered to be inadequate or inappropriate in light of the Company’s corporate value and the common interests of its shareholders, based upon reasonable grounds;

☐	The case when any person who has a relationship with any anti-social force is included in the Large-Scale Purchaser’s management or is among its major shareholders.

☐	The case when it is deemed that the Large-Scale Purchase may significantly impair the corporate value of the Company and the common interests of its shareholders in any manner comparable to cases ‚ through ˆ above.

[End]

(6)	Outline of the Allotment of Share Options without Contribution

The outline of the Allotment of Share Options without Contribution under the Plan is as follows:

A. Number of Share Options:

The number of the Share Options shall be the same number as the final and total number of issued and outstanding shares in the Company (excluding the number of shares in the Company held by the Company at that time) on a certain date (the “Allotment Date”) that is separately determined by the Board of Directors of the Company in a resolution pertaining to the Allotment of Share Options without Contribution (the “Allotment Resolution”).

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B. Shareholders Eligible for Allotment:

The Company shall allot the Share Options to those shareholders, other than the Company, who are recorded in the Company’s latest register of shareholders as of the Allotment Date, at the ratio of one Share Option for every one share in the Company.

C. Effective Date of the Allotment of Share Options without Contribution:

The Board of Directors of the Company shall separately determine the effective date of the Allotment of Share Options without Contribution in the Allotment Resolution.

D. Number of Shares Subject to the Share Options:

The number of shares in the Company (Note 8) to be acquired upon exercise of each Share Option (hereinafter referred to as the “Applicable Number of Shares”) shall be one share unless otherwise adjusted.

Note 8: Even if the Company becomes a “Corporation with Class Shares” (as defined in Item 13 of Article 2 of the Companies Act) in the future, the class of  the shares in the Company to be issued upon the exercise of Share Options and ‚ the shares to be delivered in exchange for the acquisition of Share Options shall be the same as the shares being issued by the Company at the time of this Ordinary General Meeting of Shareholders (i.e., common shares).

E. The Amount of Assets to be Contributed upon Exercise of Share Options:

Contributions upon exercise of the Share Options are to be in cash, and the amount of assets per share to be contributed upon exercise of the Share Options shall be an amount separately determined by the Board of Directors of the Company in the Allotment Resolution, within the range between a minimum of one yen and a maximum of any amount equivalent to one-half of the fair market value of one share in the Company.

F. Exercise Period of the Share Options:

The commencement date of the exercise period of the Share Options shall be the date separately determined by the Board of Directors of the Company in the Allotment Resolution (hereinafter this commencement date of the exercise period shall be referred to as the “Exercise Period Commencement Date”), and the

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effective period of such Exercise Period shall be within the range between one (1) month and three (3) months long, as separately determined by the Board of Directors of the Company in the Allotment Resolution; provided, however, that if the Company acquires the Share Options pursuant to the provisions of J. below, the Exercise Period for the Share Options with respect to that acquisition shall be up to and including the business day immediately prior to the relevant acquisition date. Further, if the final day of the Exercise Period falls on a holiday in the payment place for the cash payable upon exercise, the final day of the exercise period shall be the preceding business day.

G. Conditions for the Exercise of the Share Options:

(I) Specified Large Volume Holders (Note 9), (II) Joint Holders of Specified Large Volume Holders (Note 10), (III) Specified Large Volume Purchasers (Note 11), (IV) Persons in Special Relationship (Note 12) with Specified Large Volume Purchasers with Specified Large Volume Purchasers (Note 12), or (V) Any transferee of or successor to the Share Options of any party falling under (I) through (IV) above without the approval of the Board of Directors of the Company, or (VI) Any Affiliated Party of any party falling under (I) through (V) above (Note 13) (hereinafter the parties falling under (I) through (VI) shall collectively be referred to as “Non-Qualified Parties”) may not exercise, as a general rule, the Share Options. Further, non-residents of Japan who are required to follow certain procedures under foreign laws and ordinances in order to exercise the Share Options may not, as a general rule, exercise the Share Options (provided, however, that certain nonentities such as non-residents who may use any exemption provisions under applicable laws and ordinances in such foreign country may exercise the Share Options, and the Share Options held by non-residents shall be subject to acquisition by the Company in exchange for shares in the Company as set forth in J. below).

Note 9. Specified Large Volume Holders shall mean those parties (including those parties who were deemed by the Board of Directors of the Company to fall under such definition) who are the holders (including those deemed to be holders by Paragraph 3 of Article 27-23 of the Financial Instruments and Exchange Act) of the share certificates, etc. (as defined in Paragraph 1 of Article 27-23 of the Financial Instruments and Exchange Act. The same shall be applied hereunder unless otherwise specified) issued by the Company and whose holding ratio of share certificates, etc. (as defined in Paragraph 4 of Article 27-23 of the Financial Instruments and Exchange Act)

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amounts to twenty (20)% or more; provided, however, that such parties, as were considered by the Board of Directors of the Company to be parties giving no harm to the corporate value or the common interests of the shareholders of the Company by acquiring or holding such share certificates, etc. issued by the Company as well as those who fall under the category of “certain parties” as separately set forth by the Board of Directors of the Company in the Allotment Resolution, shall be excluded from this definition of Specified Large Volume Holders.

Note 10. Joint Holders of Specified Large Volume Holders shall mean those parties as defined in Paragraph 5 of Article 27-23 of the Financial Instruments and Exchange Act., and under Paragraph 6 of the same Article (including those parties who were deemed by the Board of Directors of the Company to fall under such definition).

Note 11. Specified Large Volume Purchasers shall mean those parties (including those parties who were deemed by the Board of Directors of the Company to fall under this definition) who made public notice to the effect that they intend to purchase, etc. (as defined in Paragraph 1 of Article 27-2 of the Financial Instruments and Exchange Act. The same shall be applied to all provisions hereunder) the share certificates, etc. issued by the Company (as defined in Paragraph 1 of Article 27-2 of the Financial Instruments and Exchange Act. The same shall be applied throughout this Note 11) through tender offer, etc. (as defined in Paragraph 6 of Article 27-2 of the Financial Instruments and Exchange Act), and whose share certificates, etc. holding rate and the share certificates, etc. holding rate of the persons in special relationship total to 20% or more after such purchase, etc. (as defined in Paragraph 8 of Article 27-2 of the Financial Instruments and Exchange Act. The same shall be applied hereunder); provided, however, that such parties, as were considered by the Board of Directors of the Company to be parties giving no harm to the corporate value or the common interests of the shareholders of the Company by acquiring or holding such share certificates, etc. issued by the Company as well as those who fall under the category of “certain parties” as separately set forth by the Board of Directors of the Company in the Allotment Resolution, shall be excluded from this definition of Specified Large Volume Purchasers.

Note 12. Defined in Paragraph 7 of Article 27-2 of the Financial Instruments and Exchange Act (including those parties who were deemed by the Board of Directors of the Company to fall under such definition); provided, however, that the parties listed in Item 1 of the said Paragraph shall not include those specified in Paragraph 2 of Article 3 of the Cabinet Office Ordinance on Tender Offer for Share Certificates, etc. by Person Other Than Issuer.

[TRANSLATION]

Note 13. An Affiliated Party shall mean a party (including those parties who were deemed by the Board of Directors of the Company to fall under this definition) who controls such party, is controlled by such party or is under common control with such party, or whom the Board of Directors of the Company deems to be a collaborator of such party. The word “control” as used herein shall mean “Controlling the decision-making on financial and business policies” of other companies, etc. (as defined by Paragraph 3 of Article 3 of the Ordinance for Enforcement of the Companies Act).

H. The Increase of Stated Capital and Capital Reserves In Case of Issuance of Shares by the Exercise of Share Options In case of issuance of the shares in the Company due to the exercise of Share Options, the amount of stated capital shall be increased by the full amount of the maximum limit of capital increase calculated in accordance with Article 17 of the Ordinance on Accounting of Companies and no increase in the amount of capital reserves shall occur.

I. Restriction on Transfer of the Share Options:

Any acquisition of the Share Options by way of any transfer shall be subject to the approval of the Board of Directors of the Company.

J. Acquisition of the Share Options by the Company

 At any time on or before the date immediately prior to the Exercise Period Commencement Date, if the Board of Directors of the Company recognizes that it is appropriate for the Company to acquire the Share Options, the Company may acquire all of the Share Options without consideration on a day separately determined the Board of Directors of the Company.

‚Notwithstanding  above, the Company may acquire all Share Options that have not been exercised on or before the business day immediately prior to a date that is separately determined by the Board of Directors of the Company, which are owned by parties other than the Non-Qualified Parties and, in exchange, deliver shares in the Company in the number equivalent to the Applicable Number of Shares for each Share Option on the day the Board of Director separately determines. Further, in the event that any third party other than the Non-Qualified Parties acquires

[TRANSLATION]

the Share Options which the Non-Qualified Parties used to hold, by way of transfer, etc. after the day of such acquisition of the Share Options by the Company, the Company may repeat such acquisition of the Share Options multiple times.

K. Delivery of Share Options in Case of Merger (only when the Company is absorbed due to a merger), Absorption-type Company Split, Incorporation-type Company Split, Exchange of Shares or Share Transfer:

The Board of Directors of the Company shall separately set out the details of such delivery of Share Options in the Allotment Resolution.

L. Issuance of Share Options Certificate:

The Company shall not issue share options certificates with respect to the Share Options.

M. Others:

In addition to the above provisions, the details of the Share Options shall be separately set out by the Board of Directors of the Company in the Allotment Resolution.

4. Impact on Shareholders and Investors

(1)	Impact of the Large-Scale Purchase Rules on Shareholders and Investors:

The Large-Scale Purchase Rules aims at providing the shareholders with the necessary information to judge whether to accept an offer of Large-Scale Purchase as well as the opinion of the Board of Directors of the Company that currently manages the Company, and at guaranteeing the shareholders an opportunity to be presented an alternative proposal. This enables the shareholders to make a decision with respect to whether to accept an offer of Large-Scale Purchase with sufficient information and leads to protection of the corporate value and the common interests of the shareholders of the Company. Therefore, the Company believes that the establishment of the Large-Scale Purchase Rules will enable the shareholders and investors to engage in appropriate investment decision-making and that it will benefit shareholders and investors.

Please note that, as stated in 3.(4)A and 3.(5) above, the Company’s response to the Large-Scale Purchase depends on the compliance or non-compliance by the Large-Scale Purchaser with the procedures set out in the Large-Scale Purchase Rules and therefore the shareholders and investors should pay attention to the activities of the

[TRANSLATION]

Large-Scale Purchaser.

(2)	Impact on Shareholders and Investors at the Time of the Allotment of Share Options without Contribution:

In the case when the Board of Directors of the Company resolves to implement the Allotment of Share Options without Contribution, one Share Option shall be allotted without contribution for each one share held by shareholders on the record as of the date which is separately determined in the Allotment Resolution. If a shareholder does not follow the procedures to exercise the Share Options, including payment of monies, as described in the following (3) B during the Exercise Period, its own shares shall be diluted by the execution of the Share Options held by other shareholders.

However, the Company may acquire the Share Options of all shareholders other than Non-Qualified Parties and, in exchange, deliver shares in the Company in accordance with the procedures set out in (3) C below. If the Company carries out such acquisition procedures, all shareholders other than Non-Qualified Parties will receive shares in the Company without exercising their Share Options or paying an amount equivalent to the exercise price, and no dilution of the aggregate shares in the Company will result but dilution of the value per share in the Company they hold will result.

Furthermore, the Company, even if the Allotment Date has passed or the Allotment of Share Options without Contribution has taken effect, may suspend the Allotment of Share Options without Contribution or acquire those Share Options without consideration or delivery of the shares in the Company to the entitled shareholders up until the day immediately prior to the Exercise Period Commencement Date due to circumstances such as, for example, if the Large-Scale Purchaser withdraws its offer of Large-Scale Purchase, etc. (provided, however, that in the case that the Company suspends the Allotment of Share Options without Contribution or acquires the Share Options without consideration, the Company shall suspend the Allotment of Share Options without Contribution by the day prior to four (4) business days (“Fall-Off Day”) before the Allotment Date). In these cases any dilution of share value will not occur, and investors who made selling transactions, etc. on the assumption of a dilution of per share value may suffer from unexpected losses depending on stock price fluctuation.

(3) Necessary Procedures for Shareholders upon the Allotment of Share Options without Contribution:

[TRANSLATION]

A. Procedures for Entry in Shareholders’ Registry:

If the Board of Directors of the Company resolves to implement an Allotment of Share Options without Contribution, the Company shall first give public notice of the Allotment Date for the Allotment of Share Options without Contribution. In this case, as the Company will Allot the Share Options without Contribution to the shareholders who are recorded on the Company’s latest shareholder registry as of the Allotment Date, it shall be necessary for shareholders to be registered on the latest shareholder registry as of the Allotment Date.

Furthermore, all of the shareholders who are recorded on the Company’s latest shareholder registry as of the Allotment Date shall become the holders of the Share Options as a matter of course on the effective date of the Allotment of Share Options without Contribution.

B. Procedures for Exercising Share Options:

The Company shall deliver, as a general rule, an exercise request form for the Share Options (in a form designated by the Company and containing necessary matters such as the terms and number of the Share Options regarding exercise and exercise date with respect to the Share Options, as well as representations and warranties regarding matters such as whether the shareholders themselves are not Non-Qualified Parties, indemnity clauses and other covenants) and other documents necessary for the exercise of the Share Options to all shareholders recorded on the Company’s latest shareholders registry as of the Allotment Date. After the Allotment of Share Options without Contribution, the shareholders shall be issued one share in the Company per one Share Option upon submission of these necessary documents and paying to the place handling such payments the price determined by the Board of Directors of the Company in the Allotment Resolution, which shall be an amount within the range between a minimum of one yen and a maximum of any amount equivalent to one-half of the fair market value of one share in the Company, during the Exercise Period of the Share Options and before the acquisition of the Share Options by the Company takes effect.

C. Procedures for the Acquisition of Share Options by the Company:

If the Board of Directors of the Company decided to acquire the Share Options, the Company will acquire the Share Options in accordance with the statutory procedures as of the day which is separately determined by the Board of

[TRANSLATION]

Directors of the Company. When the Company delivers the shares in the Company to shareholders in exchange for the acquisition of the Share Options, it shall do so without undue delay. In this case, the relevant shareholders may be separately requested to submit, in a form designated by the Company, including representations and warranties regarding matters such as whether the shareholders themselves are not Non-Qualified Parties, indemnity clauses and other covenants.

In addition to the above, the Company shall disclose information or notify all of its shareholders with respect to the particulars of the method of Allotment of the Share Options, exercise method and method for acquisition by the Company thereof promptly after the Allotment of Share Options without Contribution was resolved by the Board of Directors of the Company and therefore, the Company requests shareholders to check these details at that time.

5. Rationale of the Plan

(1)	Fully Satisfying the Requirements of the Guidelines for Takeover Defense Measures:

This Plan fully satisfies the three principles (the principle of protecting and enhancing corporate value and the common interests of the shareholders; the principle of prior disclosure and shareholders’ will; and the principle of ensuring the necessity and reasonableness) stipulated in “the Guidelines for Takeover Defense Measures to Protect and Enhance the Corporate Values and Shareholders’ Common Interests”, released by the Ministry of Economy, Trade and Industry and the Ministry of Justice on May 27, 2005. Further, the Plan is based on the contents of “Takeover Defense Measures in Light of Recent Environmental Changes” announced by the Corporate Value Study Group established within the Ministry of Economy, Trade and Industry on June 30, 2008.

(2)	Renewal for the Purpose of Protecting and Enhancing the Common Interests of Shareholders

As stated in 3.(1) above, the objectives of the renewal of the Plan is to protect and enhance the corporate value and the common interests of shareholders of the Company by enabling the shareholders to judge whether or not to accept an offer of Large-Scale Purchase, or enabling the Board of Directors of the Company to secure necessary information or time to present an alternative proposal and negotiate with such Large-Scale Purchaser on behalf of the shareholders, etc.

[TRANSLATION]

(3)	Emphasis on Shareholders’ Will (Resolution of the Shareholders’ Meeting, Sunset Clause, etc.):

The Company intends to renew the Plan subject to the approval of the shareholders at this Ordinary General Meeting of Shareholders.

Further, under this Plan the Company shall confirm, in certain cases, the shareholders’ will with respect to whether or not to implement the Allotment of Share Options without Contribution at the Shareholders’ Meeting for Confirmation.

Furthermore, as it is detailed in 6. below the effective period of the Plan is three (3) years, until the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ending in March 2015. In addition, the Plan may be abolished by the resolution of either the Ordinary General Meeting of Shareholders or the Board of Directors of the Company even prior to the expiration of such effective period of the Plan.

(4)	Emphasis on the Decisions of Highly Independent Outside Members and Disclosure of Information:

In renewing this Plan, the Company set up the Independent Committee as a body to eliminate any arbitrary decisions by the Board of Directors of the Company or its directors, and to make substantive decisions objectively on behalf of the shareholders in the operation of the Plan.

The initial Independent Committee after the renewal of this Plan is composed of two (2) outside statutory auditors of the Company and one (1) outside expert, and these members are listed in the Separate Sheet 3 attached hereto.

If a Large-Scale Purchase of shares, etc. in the Company were to actually occur, this Independent Committee will, as set out in 3.(3) and 3.(4) above, make recommendations to the Board of Directors of the Company as to whether or not to implement the Allotment of Share Options without Contribution in view of whether or not such Large-Scale Purchase would have a detrimental effect on the corporate value of the Company and the common interests of its shareholders, etc. in accordance with the rules of the Independent Committee. Then, the Board of Directors of the Company will, as a body under the Companies Act, make a resolution, with utmost respect to the Independent Committee’s judgment, regarding whether or not to implement such Allotment of Share Options without Contribution (provided, however, that such resolution shall be subject to the decision of the Shareholders’ Meeting for Confirmation if the bill was referred to such Shareholders’ Meeting for Confirmation with respect to whether or not to implement the Allotment of Share Options without Contribution).

[TRANSLATION]

In this way, a system for the transparent operation of the Plan to the extent beneficial to the corporate value and the common interests of the shareholders of the Company, through strict monitoring by the Independent Committee of the Board of Directors of the Company’s arbitrary actions, as well as disclosure of the outlines of its decisions to the shareholders, is secured.

(5)	Establishment of Reasonably Objective Requirements:

As described in 3.(4)A(a) and 3.(5) above, the Plan is designed in a way so as not to be triggered unless it fully satisfies the reasonable and detailed objective requirements so that it ensures a system that prevents any arbitrary triggering by the Board of Directors of the Company.

(6)	Obtaining the Advices of Third-Party Experts:

The Plan specifies that if a Large-Scale Purchaser emerges, the Independent Committee may seek the advice of independent third parties (including investment banks, securities companies, financial advisors, lawyers, certified public accountants, management consultants and any other experts) at the cost of the Company. In this way, the system for ensuring the fairness and objectiveness of judgments by the Independent Committee is more secure.

(7)	Not a Dead-Hand Takeover Defense Measure:

As detailed in 6. below, the Plan is designed in a way that it may be abolished by the directors who are designated by the party that acquired a large number of shares in the Company and elected at a general meeting of shareholders, and it is not a “Dead-Hand Takeover Defense Measure” (a takeover defense measure which does not allow for the abolition or the stopping of the triggering of the Plan, even if the replacement of a majority of the directors is resolved by the general meeting of shareholders).

6. Effective Period, Abolition and Amendment of the Plan

The effective period of this Plan shall be up until the conclusion of the Ordinary General Meeting of Shareholders of the Company (scheduled to be held in June 2015) for the last business year ending within three (3) years (the business year ending in March 2015) from the time this Plan is approved by the shareholders in this Ordinary General Meeting of Shareholders (however, when the Company’s merger into the surviving company, Nippon Paper Industries is resolved at the Company’s 12th Ordinary General Meeting of Shareholders to be held on June 28, 2012 and at the Ordinary

[TRANSLATION]

General Meeting of Shareholders Nippon Paper Industries to be held on June 22, 2012, the Company will be absorbed as of its effective date [scheduled to take place on April 1, 2013], accordingly this Plan shall be forthwith abolished as of such date. Although, even in such case, in order for the substance of the Plan to be substantively succeeded to by Nippon Paper Industries, takeover defense measures with same content and effect of the Plan are scheduled to be introduced by Nippon Paper Industries prior to such effective date, and the effective period of such Takeover Defense Measures is scheduled to be up until the conclusion of Nippon Paper Industries’ Ordinary General Meeting of Shareholders [scheduled to be held in June 2015] for the last business year ending within three (3) years from the time of their introduction [the business year ending in March 2015], so that it will be the same expiration date as the expiration date of the Plan’s effective period in the case that the Merger were not to be implemented.) Provided, however, that the Plan shall be forthwith abolished even before the expiration date, when a resolution has been made to abolish it either by the Company’s General Meeting of Shareholders or the Board of Directors of the Company. And it is also possible to confirm the shareholders’ will regarding whether to continue or abolish this Plan through the exercise of shareholders’ voting rights regarding the proposal of the election of the directors at the Ordinary General Meeting of Shareholders every year, since the term of office of the directors of the Company is one (1) year.

Further, the Company may review and amend the Plan as necessary during the effective period at its Board of Directors’ Meeting upon an approval from the Independent Committee.

In the event that the Plan is abolished, amended or otherwise disposed of, the Company will promptly disclose such facts of abolition, amendment, etc. together with substance of such amendment and other relevant matters.

Further, provisions of any Laws and Ordinances cited in this Plan are based on existing laws and ordinance as of May 15, 2012, and when it is necessary due to any enactment of new Laws and Ordinances, revision or abolishment thereof after said date, the Company may replace such provisions or the meaning of terms in the Plan within the extent reasonably appropriate upon consideration of the purpose of such enactment, revision or abolishment by the Board of Directors of the Company.

[End]

[TRANSLATION]

(Separate Sheet 1 of Proposal 8)

Status of Shares and Major Shareholders (as of March 31, 2012)

1.	Status of Shares

(1)	Total Number of Authorized Shares: 300,000,000 shares

(2)	Total Number of Issued Shares: 116,254,892 shares

(including 94,869 treasury shares)

(3)	Number of Shareholders: 69,290

2.	Major Shareholders (top 10) (number of shares and ratio of voting rights)

(1)	Japan Trustee Services Bank, Ltd. (Trust Account)

12,027,700 (10.46%)

(2)	The Master Trust Bank of Japan, Ltd. (Trust Account)

7,160,700 (6.23%)

(3)	Nippon Life Insurance Company

3,434,765 (2.99%)

(4)	Rengo Co., Ltd.

3,351,241 (2.92%)

(5)	SSBT ODO5 OMNIBUS ACCOUNT – TREATY CLIENTS

3,183,282 (2.77%)

(6)	Nippon Paper Group, Inc. Employee Share Ownership

2,923,229 (2.54%)

(7)	Japan Trustee Services Bank, Ltd. (Trust Account 9)

2,697,700 (2.35%)

(8)	Mitsui Life Insurance Company Limited

2,258,900 (1.97%)

(9)	Mizuho Corporate Bank, Ltd.

2,195,124 (1.91%)

(10)	Mizuho Bank, Ltd.

2,146,731 (1.87%)

[End]

[TRANSLATION]

(Separate Sheet 2 of Proposal 8)

Outline of the Rules of the Independent Committee

■	The Independent Committee shall be established by resolution of the Board of Directors of the Company.

■	The members of the Independent Committee (the “Committee Members”) shall be three (3) or more and selected by the Board of Directors of the Company from among persons who fall under any of (i) outside statutory auditors of the Company (including substitute statutory auditors), or (ii) outside experts, who are independent from the management that executes the business of the Company. Provided that such experts must be experienced corporate managers, persons having knowledge of investment banking duties, lawyers, certified public accountants or researchers whose research focuses on the Companies Act or the like, or persons having qualifications equivalent to such qualifications, and must have executed with the Company an agreement separately designated by the Board of Directors of the Company that contains provisions of duty of care, etc.

■	The term of the Independent Committee members shall be until the conclusion of the Meeting of the Board of Directors of the Company first held after the conclusion of the Ordinary General Meeting of Shareholders for the last business year ending within three (3) years from the time of appointment. The term of a Committee Member appointed as a member to fill in a vacancy, or as an added member, shall be until the time of expiration of the terms of the currently serving Committee Members. However, the term of any Committee Member who is an outside statutory auditor shall end simultaneously with the end of his/her term as an outside statutory auditor in the event that he/she ceases to be a statutory auditor (except in the case of their re-appointment).

■

The Independent Committee shall make resolutions on the matters listed below and submit recommendations containing the details of and reason for such resolutions to the Board of Directors of the Company. The Board of Directors of the Company shall, as a governing body under the Companies Act, adopt resolutions, giving utmost respect to the recommendation of the Independent Committee, concerning whether or not to implement the Allotment of Share Options without Contribution (provided, however, it will comply with the decision made by the Shareholders’ Meeting for Confirmation in the event that it referred the bill regarding whether or not to implement the Allotment of Share Options without Contribution to such Shareholders’ Meeting for Confirmation). Each Committee Member and each director of the Company is required to make such decisions from a

[TRANSLATION]

viewpoint of whether or not such decision would be beneficial to the corporate value of the Company and the common interests of its shareholders, and they must not serve for the purpose of their own or third parties’ private interests.

	The implementation or non-implementation of the Allotment of Share Options without Contribution (including referral of the bill concerning whether or not to implement the Allotment of Share Options without Contribution to the Shareholders’ Meeting for Confirmation);

‚	The cancellation of the Allotment of Share Options without Contribution, or the acquisition of Share Options without Contribution; and

ƒ	Any other matters that the Board of Directors of the Company consulted about with the Independent Committee for its determination.

■        In addition to the matters provided above, the Independent Committee may conduct the matters listed below.

	To determine whether such Large-Scale Purchase falls under the purchases subject to the Plan;

‚	To determine the information and deadline to require the Large-Scale Purchaser and the Board of Directors of the Company to produce to the Independent Committee;

ƒ	To examine and study the details of the Large-Scale Purchase by the Large-Scale Purchaser;

„	To negotiate and discuss with the Large-Scale Purchaser;

…	To request the Board of Directors of the Company to produce an alternative proposal and study the alternative proposal;

†	To determine the extension of the Independent Committee Evaluation Period;

‡	To approve modification or amendment of the Plan;

ˆ	Any other matters the Independent Committee may conduct under the Plan;

‰	Any matters that the Board of Directors of the Company separately determines that the Independent Committee may conduct.

■

If the Independent Committee determines that the information provided by the Large-Scale Purchaser is not sufficient to satisfy the criteria of the Required Information (see 3.(3)B of the Plan), it shall request the Large-Scale Purchaser to submit additional information. Further, when the Independent Committee receives a Letter of Intent and the Required Information from the Large-Scale Purchaser, it may request the Board of Directors of the Company to provide, within a certain period, its opinion and supporting materials thereto, regarding the terms of the Large-Scale Purchase by the Large-Scale Purchaser, an

[TRANSLATION]

alternative proposal (if any), and any other information, etc., that the Independent Committee deems necessary from time to time.
■	When it is necessary in order to cause the Large-Scale Purchaser to improve the terms of the Large-Scale Purchase in the view of protecting and enhancing the corporate value of the Company and the common interests of its shareholders, the Independent Committee shall either directly or indirectly discuss and negotiate with the Large-Scale Purchaser, and present the alternative proposal produced by the Board of Directors of the Company, etc., to the shareholders, etc.

■	In order to collect necessary information, the Independent Committee may request any directors, statutory auditors or employees of the Company, or any other person whom the Independent Committee deems necessary to attend and give explanations regarding any matter that it requests.

■	The Independent Committee may, at the Company’s expense, obtain the advice of independent third-party experts (including investment banks, securities companies, financial advisors, lawyers, certified public accountants, management consultants and any other experts) or take similar actions.

■	Each of the Committee Members and the Board of Directors of the Company may convene a meeting of the Independent Committee when a Large-Scale Purchase takes place or the possibility thereof exists, or at any other time.

■	Resolutions of the Independent Committee shall, as a general rule, be made with the majority of the vote cast at a plenary meeting.

[End]

[TRANSLATION]

(Separate Sheet 3 of Proposal 8)

Career Summary of Members of the Independent Committee

The initial members of the Independent Committee, at the time of renewal of the Plan, are scheduled to be the following three people:

Tatsuo Uemura

Main Positions:

Professor, Faculty of Law and School of Law, Waseda University,

Lead Professor, Global COE Program, Waseda Institute for Corporation Law and Society

Background Summary:

Apr. 1948	Born

Apr. 1986	Professor, Faculty of Law, Senshu University

Apr. 1990	Professor, Faculty of Law, Rikkyo University

Apr. 1997	Professor, Faculty of Law, Waseda University

Oct. 2003	Lead Professor, 21st Century Center of Excellence (Currently known as Global COE), Waseda Institute for Corporation Law and Society; Professor, Faculty of the Graduate School of Law, Waseda University

Sep. 2006	Dean of the Faculty of Law and the School of Law, Waseda University

Jul. 2008	Lead Professor, Global COE Program, Waseda Institute for Corporation Law and Society (currently serving)

Main Official Appointments, etc.:

Provisional Member of Industrial Structure Council of Ministry of Economy, Trade and Industry

Expert Member of Monetary Council; Member of Quality of Life Council; Director of Japan Association of Private Law; Director of Japan Investor Protection Fund; Member of Enterprise Self-Regulating Advisory Board of Tokyo Stock Exchange, Inc; Councilor of Japan Securities Research Institute; Outside Director of Shiseido Co., Ltd.; Councilor of Shochiku Otani Library; Former Member of Expert Panel of Council on Economic and Fiscal Policy (Project General Manager of Financial/Capital Market Reform WG); Former Member of the Companies Act Subcommittee (Non-Issuance of Share Certificates etc.) of Legislative Council of the Ministry of Justice; Former Commissioner for National Bar Examination;

[TRANSLATION]

Seiichi Fusamura

Main Positions:

Public Member of Tokyo Metropolitan Labor Relations Commission (Acting Chairman)

Background Summary:

Mar. 1947	Born

Jul. 1971	Assistant Judge of Kyoto District Court

Jun. 1998	Chief of Judicial System & Research Dept. of Minister’s Secretariat of the Ministry of Justice

Dec. 2001	Chief of Civil Affairs Bureau of the Ministry of Justice

Oct. 2006	Chief Justice of the Saitama District Court

Dec. 2009	Chief Justice of the Sendai High Court

Jan. 2011	Chief Justice of the Nagoya High Court

Mar. 2012	Retired from public office

Apr. 2012	Public Member of Tokyo Metropolitan Labor Relations Commission (Acting Chairman) (currently serving)

Jun. 2012	Scheduled to take offices of Statutory Auditor of the Company and Statutory Auditor of Nippon Paper Industries Co., Ltd.

Kunio Sakamoto

Main Position:

Certified Public Accountant

Background Summary:

Jan. 1948	Born

Apr. 1985	Sakamoto Certified Public Accounting Office

Oct. 1990	Ohta Showa Audit Corporation (present Ernst & Young Shin Nihon LLC)

Mar. 1994	Registration of practicing as a Certified Public Accountant

Jun. 2005	Partner of the same

Jul. 2010	Senior Partner of the same (scheduled to retire on June 27, 2012)

Jun. 2012	Scheduled to take offices of Statutory Auditor of the Company (June 28) Scheduled to take offices of Statutory Auditor of Nippon Paper Industries Co., Ltd. (June 28)

*	There are no special interests between the persons listed above and the Company.

[TRANSLATION]

*	The candidates Seiichi Fusamura and Kunio Sakamoto are candidates for Outside Statutory Auditors as set forth in Item 8, Paragraph (3) of Article 2 of the Ordinance for Enforcement of the Companies Act. Further, both of them are scheduled to be registered as Independent Officers pursuant to the provisions of the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange when the proposal for election of statutory auditors is approved in its original form at this Ordinary General Meeting of Shareholders.

[End]

[TRANSLATION]

(Separate Sheet 4 of Proposal 8)

Flow of the Procedures of the Plan (Outline)

Note: This chart shows only an image of the flow, and for the details of the Plan, please refer to the text. [End]

[The Independent Committee] Determine the need to trigger defensive measures and make recommendation to the Board of Directors

Emergence of the Purchaser (Party intending a Large-Scale Purchase)

[The Board of Directors]

Submit the Required Information/additional Required Information and the Alternative Proposal of the Board of Directors to the Independent Committee

[The Independent Committee]

Determine whether the information produced by the Purchase is sufficient as the Required Information

[The Independent Committee]

Review the substance of the Large-Scale Purchase

(Independent Committee’s Evaluation Period: 60 days)(may extend up to 30 days) )

The Board of Directors: Determine whether or not to exercise the defensive measures with utmost respect to the recommendation

Not to trigger

No Allotment of Share Options

Shareholders’ Meeting for Confirmation of Will

Trigger

Allotment of Share Option without contribution

Sub.

If not sufficient,

Require additional Info.

If insufficient,

Request additional information

Request for production of materials for study and other information, discuss/negotiate during the Evaluation Period

Not submitted

Reject

Approved

Sub.

Production of the Required Information & Letter of Intent by the Purchaser

Note: This chart shows only an image of the flow, and for the details of the Plan, please refer to the text.

[End]

[TRANSLATION]

Guidance Note on the Exercise of Voting Rights

through the Internet, etc.

Exercise of voting rights through the Internet is possible only by using the company’s designated website (http://www.web54.net/).

In using such website, please use such website after referring to and agreeing to the following.

1. System Requirements

Please confirm the following system requirements, in order to exercise voting rights through the Internet.

(1) Resolution of screen is at least width 800 x height 600 pixels (SVGA)

(2) The following software applications have been installed:

	Microsoft® Internet Explorer Ver. 5.01 SP2 or later

‚	Adobe® Acrobat® Reader™ Ver. 5.0 or later, or Adobe® Reader®

Ver. 6.0 or later (if you will refer to the Reference Documents for the General Meeting of Shareholders etc., on your screen)

*	Microsoft® and Internet Explorer are registered trademarks or trademarks of Microsoft Corporation in the U.S. and other countries.

*	Adobe® Acrobat® Reader™ and Adobe® Reader® are registered trademarks or trademarks of Adobe Systems Incorporated in the U.S. and other countries.

*	These software applications are distributed free at the homepages of each company.

(3)	If, in accessing the Internet, communication on the Internet is restricted by certain configurations such as a firewall, etc., please consult with your system administrator.

(4)	Our website uses pop-ups. If you use a function to automatically prevent pop-ups (e.g., a function that blocks pop-ups), please use the website after canceling (or temporally canceling) such function.

2. Treatment of Exercised Voting Rights

■	If a voting right is exercised redundantly through the Internet, the vote which is exercised later shall be treated as the valid vote.

■	If a voting right is exercised redundantly both in writing and through the Internet, the vote which arrives at the Company later shall be treated as the valid vote. Further, if the votes arrive on the same day, the vote through the Internet shall be treated as the valid vote.

■	If you plan to exercise a voting right through the Internet, please exercise your voting right by 5:00 p.m. on Wednesday, June 27, 2012.

3. Treatment of Passwords

■	A password is a measure to confirm that the person who votes is actually the shareholder. Please keep your password safe, like you keep your registered seal or other passwords. Inquiries regarding passwords by phone call, etc., cannot be answered.

■	A password will be locked and will not be able to be used, if the wrong password has been entered more than a certain number of times. If you wish to have your password reissued, please follow the instructions on the website.

4. Questions regarding Operation of Personal Computers

■	Should you have any questions regarding the operation of your personal computer, etc., with respect to the exercise of a voting right on this website, please contact the following:
Dedicated Line to Security Agent Web Support of Sumitomo Mitsui Trust Bank Limited
[TEL] 0120(652)031 (call from Japan)
(Available from 9:00 – 21:00, except for Sat., Sun. and Holidays)

■	For other questions, such as those regarding registered address or the number of shares, please contact the following:
Security Agent Business Center of Sumitomo Mitsui Trust Bank Limited

[TRANSLATION]

[TEL] 0120(782)031 (call from Japan)

(Available from 9:00 – 17:00, except for Sat., Sun. and Holidays)

Platform for Electronic Exercise of a Voting Right

A nominal owner such as a custody trust bank (including a standing proxy), may, as an electromagnetic method to exercise a voting right, use a platform for electronic exercise of a voting right, in addition to exercising a voting right through the Internet as above, if usage of a platform for electronic exercise of a voting right that is operated by the joint venture ICJ Inc. (established by Tokyo Stock Exchange Co., Ltd., etc.) has been applied for in advance.